Exhibit 99.2

BERKSHIRE HATHAWAY INC.

2013

ANNUAL   REPORT

Business Activities

Berkshire Hathaway Inc. is a holding company owning subsidiaries that engage in a number of diverse business activities including insurance and reinsurance, freight rail transportation, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite insurance and reinsurance is GEICO, the second largest private passenger auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include: National Indemnity Company, Berkshire Hathaway Homestate Insurance Companies, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, BoatU.S., the Guard Insurance Group and Berkshire Hathaway Specialty Insurance Company.

Burlington Northern Santa Fe (“BNSF”) operates one of the largest railroad systems in North America. In serving the Midwest, Pacific Northwest and the Western, Southwestern and Southeastern regions and ports of the U.S., BNSF transports a range of products and commodities derived from manufacturing, agricultural and natural resource industries. MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. MidAmerican’s principal operating energy companies are: MidAmerican Energy Company, PacifiCorp and NV Energy; Northern Powergrid; Kern River Gas Transmission Company and Northern Natural Gas; and MidAmerican Renewables. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm.

Numerous business activities are conducted through Berkshire’s manufacturing services, retailing and finance subsidiaries. The Marmon Group is an international association of approximately 160 manufacturing and service businesses that operate independently within diverse business sectors. The Lubrizol Corporation is a specialty chemical company that produces and supplies chemical products for transportation, industrial and consumer markets. IMC International Metalworking Companies (Iscar) is an industry leader in the metal cutting tools business. McLane Company is a wholesale distributor of groceries and nonfood items to discount retailers, convenience stores, quick service restaurants and others. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies, consumer lending (Clayton Homes) and transportation equipment and furniture leasing (XTRA and CORT).

Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Brick is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group, Justin Brands and Brooks Sports manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: The Buffalo News and BH Media Group (publisher of The Omaha World-Herald and 29 other daily newspapers); See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Larson-Juhl, a designer, manufacturer and distributor of high-quality picture framing products; CTB, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to over 6,300 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the U.S.; Forest River, a leading manufacturer of leisure vehicles in the U.S.; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; TTI, Inc., a leading distributor of electronic components; Richline Group, a leading jewelry manufacturer; and Oriental Trading Company, a direct retailer of party supplies, school supplies and toys and novelties. Berkshire also has a major economic interest in Heinz, one of the world’s leading marketers and producers of food products.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.

************

BERKSHIRE HATHAWAY INC.

2013 ANNUAL REPORT

Business Activities	Inside Front Cover

Directors and Officers of the Company	Inside Back Cover

*Copyright© 2014 By Warren E. Buffett All Rights Reserved

Berkshire’s Corporate Performance vs. the S&P 500

	Annual Percentage Change
Year	in Per-Share Book Value of Berkshire (1)	in S&P 500 with Dividends Included (2)	Relative Results (1)-(2)
1965	23.8	10.0	13.8
1966	20.3	(11.7)	32.0
1967	11.0	30.9	(19.9)
1968	19.0	11.0	8.0
1969	16.2	(8.4)	24.6
1970	12.0	3.9	8.1
1971	16.4	14.6	1.8
1972	21.7	18.9	2.8
1973	4.7	(14.8)	19.5
1974	5.5	(26.4)	31.9
1975	21.9	37.2	(15.3)
1976	59.3	23.6	35.7
1977	31.9	(7.4)	39.3
1978	24.0	6.4	17.6
1979	35.7	18.2	17.5
1980	19.3	32.3	(13.0)
1981	31.4	(5.0)	36.4
1982	40.0	21.4	18.6
1983	32.3	22.4	9.9
1984	13.6	6.1	7.5
1985	48.2	31.6	16.6
1986	26.1	18.6	7.5
1987	19.5	5.1	14.4
1988	20.1	16.6	3.5
1989	44.4	31.7	12.7
1990	7.4	(3.1)	10.5
1991	39.6	30.5	9.1
1992	20.3	7.6	12.7
1993	14.3	10.1	4.2
1994	13.9	1.3	12.6
1995	43.1	37.6	5.5
1996	31.8	23.0	8.8
1997	34.1	33.4	0.7
1998	48.3	28.6	19.7
1999	0.5	21.0	(20.5)
2000	6.5	(9.1)	15.6
2001	(6.2)	(11.9)	5.7
2002	10.0	(22.1)	32.1
2003	21.0	28.7	(7.7)
2004	10.5	10.9	(0.4)
2005	6.4	4.9	1.5
2006	18.4	15.8	2.6
2007	11.0	5.5	5.5
2008	(9.6)	(37.0)	27.4
2009	19.8	26.5	(6.7)
2010	13.0	15.1	(2.1)
2011	4.6	2.1	2.5
2012	14.4	16.0	(1.6)
2013	18.2	32.4	(14.2)

Compounded Annual Gain – 1965-2013	19.7%	9.8%	9.9
Overall Gain – 1964-2013	693,518%	9,841%

Notes: Data are for calendar years with these exceptions: 1965 and 1966, year ended 9/30; 1967, 15 months ended 12/31. Starting in 1979, accounting rules required insurance companies to value the equity securities they hold at market rather than at the lower of cost or market, which was previously the requirement. In this table, Berkshire’s results through 1978 have been restated to conform to the changed rules. In all other respects, the results are calculated using the numbers originally reported. The S&P 500 numbers are pre-tax whereas the Berkshire numbers are after-tax. If a corporation such as Berkshire were simply to have owned the S&P 500 and accrued the appropriate taxes, its results would have lagged the S&P 500 in years when that index showed a positive return, but would have exceeded the S&P 500 in years when the index showed a negative return. Over the years, the tax costs would have caused the aggregate lag to be substantial.

BERKSHIRE HATHAWAY INC.

To the Shareholders of Berkshire Hathaway Inc.:

Berkshire’s gain in net worth during 2013 was $34.2 billion. That gain was after our deducting $1.8 billion of charges – meaningless economically, as I will explain later – that arose from our purchase of the minority interests in Marmon and Iscar. After those charges, the per-share book value of both our Class A and Class B stock increased by 18.2%. Over the last 49 years (that is, since present management took over), book value has grown from $19 to $134,973, a rate of 19.7% compounded annually.*

On the facing page, we show our long-standing performance measurement: The yearly change in Berkshire’s per-share book value versus the market performance of the S&P 500. What counts, of course, is per-share intrinsic value. But that’s a subjective figure, and book value is useful as a rough tracking indicator. (An extended discussion of intrinsic value is included in our Owner-Related Business Principles on pages 103 - 108. Those principles have been included in our reports for 30 years, and we urge new and prospective shareholders to read them.)

As I’ve long told you, Berkshire’s intrinsic value far exceeds its book value. Moreover, the difference has widened considerably in recent years. That’s why our 2012 decision to authorize the repurchase of shares at 120% of book value made sense. Purchases at that level benefit continuing shareholders because per-share intrinsic value exceeds that percentage of book value by a meaningful amount. We did not purchase shares during 2013, however, because the stock price did not descend to the 120% level. If it does, we will be aggressive.

Charlie Munger, Berkshire’s vice chairman and my partner, and I believe both Berkshire’s book value and intrinsic value will outperform the S&P in years when the market is down or moderately up. We expect to fall short, though, in years when the market is strong – as we did in 2013. We have underperformed in ten of our 49 years, with all but one of our shortfalls occurring when the S&P gain exceeded 15%.

Over the stock market cycle between yearends 2007 and 2013, we overperformed the S&P. Through full cycles in future years, we expect to do that again. If we fail to do so, we will not have earned our pay. After all, you could always own an index fund and be assured of S&P results.

The Year at Berkshire

On the operating front, just about everything turned out well for us last year – in certain cases very well. Let me count the ways:

•	We completed two large acquisitions, spending almost $18 billion to purchase all of NV Energy and a major interest in H. J. Heinz. Both companies fit us well and will be prospering a century from now.

With the Heinz purchase, moreover, we created a partnership template that may be used by Berkshire in future acquisitions of size. Here, we teamed up with investors at 3G Capital, a firm led by my friend, Jorge Paulo Lemann. His talented associates – Bernardo Hees, Heinz’s new CEO, and Alex Behring, its Chairman – are responsible for operations.

* All per-share figures used in this report apply to Berkshire’s A shares. Figures for the B shares are 1/1500th of those shown for A.

Berkshire is the financing partner. In that role, we purchased $8 billion of Heinz preferred stock that carries a 9% coupon but also possesses other features that should increase the preferred’s annual return to 12% or so. Berkshire and 3G each purchased half of the Heinz common stock for $4.25 billion.

Though the Heinz acquisition has some similarities to a “private equity” transaction, there is a crucial difference: Berkshire never intends to sell a share of the company. What we would like, rather, is to buy more, and that could happen: Certain 3G investors may sell some or all of their shares in the future, and we might increase our ownership at such times. Berkshire and 3G could also decide at some point that it would be mutually beneficial if we were to exchange some of our preferred for common shares (at an equity valuation appropriate to the time).

Our partnership took control of Heinz in June, and operating results so far are encouraging. Only minor earnings from Heinz, however, are reflected in those we report for Berkshire this year: One-time charges incurred in the purchase and subsequent restructuring of operations totaled $1.3 billion. Earnings in 2014 will be substantial.

With Heinz, Berkshire now owns 8 1/2 companies that, were they stand-alone businesses, would be in the Fortune 500. Only 491 1/2 to go.

NV Energy, purchased for $5.6 billion by MidAmerican Energy, our utility subsidiary, supplies electricity to about 88% of Nevada’s population. This acquisition fits nicely into our existing electric-utility operation and offers many possibilities for large investments in renewable energy. NV Energy will not be MidAmerican’s last major acquisition.

•

MidAmerican is one of our “Powerhouse Five” – a collection of large non-insurance businesses that, in aggregate, had a record $10.8 billion of pre-tax earnings in 2013, up $758 million from 2012. The other companies in this sainted group are BNSF, Iscar, Lubrizol and Marmon.

Of the five, only MidAmerican, then earning $393 million pre-tax, was owned by Berkshire nine years ago. Subsequently, we purchased another three of the five on an all-cash basis. In acquiring the fifth, BNSF, we paid about 70% of the cost in cash, and, for the remainder, issued shares that increased the number outstanding by 6.1%. In other words, the $10.4 billion gain in annual earnings delivered Berkshire by the five companies over the nine-year span has been accompanied by only minor dilution. That satisfies our goal of not simply growing, but rather increasing per-share results.

If the U.S. economy continues to improve in 2014, we can expect earnings of our Powerhouse Five to improve also – perhaps by $1 billion or so pre-tax.

•	Our many dozens of smaller non-insurance businesses earned $4.7 billion pre-tax last year, up from $3.9 billion in 2012. Here, too, we expect further gains in 2014.

•

Berkshire’s extensive insurance operation again operated at an underwriting profit in 2013 – that makes 11 years in a row – and increased its float. During that 11-year stretch, our float – money that doesn’t belong to us but that we can invest for Berkshire’s benefit – has grown from $41 billion to $77 billion. Concurrently, our underwriting profit has aggregated $22 billion pre-tax, including $3 billion realized in 2013. And all of this all began with our 1967 purchase of National Indemnity for $8.6 million.

We now own a wide variety of exceptional insurance operations. Best known is GEICO, the car insurer Berkshire acquired in full at yearend 1995 (having for many years prior owned a partial interest). GEICO in 1996 ranked number seven among U.S. auto insurers. Now, GEICO is number two, having recently passed Allstate. The reasons for this amazing growth are simple: low prices and reliable service. You can do yourself a favor by calling 1-800-847-7536 or checking Geico.com to see if you, too, can cut your insurance costs. Buy some of Berkshire’s other products with the savings.

•

While Charlie and I search for elephants, our many subsidiaries are regularly making bolt-on acquisitions. Last year, we contracted for 25 of these, scheduled to cost $3.1 billion in aggregate. These transactions ranged from $1.9 million to $1.1 billion in size.

Charlie and I encourage these deals. They deploy capital in activities that fit with our existing businesses and that will be managed by our corps of expert managers. The result is no more work for us and more earnings for you. Many more of these bolt-on deals will be made in future years. In aggregate, they will be meaningful.

•

Last year we invested $3.5 billion in the surest sort of bolt-on: the purchase of additional shares in two wonderful businesses that we already controlled. In one case – Marmon – our purchases brought us to the 100% ownership we had signed up for in 2008. In the other instance – Iscar – the Wertheimer family elected to exercise a put option it held, selling us the 20% of the business it retained when we bought control in 2006.

These purchases added about $300 million pre-tax to our current earning power and also delivered us $800 million of cash. Meanwhile, the same nonsensical accounting rule that I described in last year’s letter required that we enter these purchases on our books at $1.8 billion less than we paid, a process that reduced Berkshire’s book value. (The charge was made to “capital in excess of par value”; figure that one out.) This weird accounting, you should understand, instantly increased Berkshire’s excess of intrinsic value over book value by the same $1.8 billion.

•

Our subsidiaries spent a record $11 billion on plant and equipment during 2013, roughly twice our depreciation charge. About 89% of that money was spent in the United States. Though we invest abroad as well, the mother lode of opportunity resides in America.

•

In a year in which most equity managers found it impossible to outperform the S&P 500, both Todd Combs and Ted Weschler handily did so. Each now runs a portfolio exceeding $7 billion. They’ve earned it.

I must again confess that their investments outperformed mine. (Charlie says I should add “by a lot.”) If such humiliating comparisons continue, I’ll have no choice but to cease talking about them.

Todd and Ted have also created significant value for you in several matters unrelated to their portfolio activities. Their contributions are just beginning: Both men have Berkshire blood in their veins.

•

Berkshire’s yearend employment – counting Heinz – totaled a record 330,745, up 42,283 from last year. The increase, I must admit, included one person at our Omaha home office. (Don’t panic: The headquarters gang still fits comfortably on one floor.)

•

Berkshire increased its ownership interest last year in each of its “Big Four” investments – American Express, Coca-Cola, IBM and Wells Fargo. We purchased additional shares of Wells Fargo (increasing our ownership to 9.2% versus 8.7% at yearend 2012) and IBM (6.3% versus 6.0%). Meanwhile, stock repurchases at Coca-Cola and American Express raised our percentage ownership. Our equity in Coca-Cola grew from 8.9% to 9.1% and our interest in American Express from 13.7% to 14.2%. And, if you think tenths of a percent aren’t important, ponder this math: For the four companies in aggregate, each increase of one-tenth of a percent in our share of their equity raises Berkshire’s share of their annual earnings by $50 million.

The four companies possess excellent businesses and are run by managers who are both talented and shareholder-oriented. At Berkshire, we much prefer owning a non-controlling but substantial portion of a wonderful company to owning 100% of a so-so business; it’s better to have a partial interest in the Hope diamond than to own all of a rhinestone.

Going by our yearend holdings, our portion of the “Big Four’s” 2013 earnings amounted to $4.4 billion. In the earnings we report to you, however, we include only the dividends we receive – about $1.4 billion last year. But make no mistake: The $3 billion of their earnings we don’t report is every bit as valuable to us as the portion Berkshire records.

The earnings that these four companies retain are often used for repurchases of their own stock – a move that enhances our share of future earnings – as well as for funding business opportunities that usually turn out to be advantageous. All that leads us to expect that the per-share earnings of these four investees will grow substantially over time. If they do, dividends to Berkshire will increase and, even more important, our unrealized capital gains will, too. (For the four, unrealized gains already totaled $39 billion at yearend.)

Our flexibility in capital allocation – our willingness to invest large sums passively in non-controlled businesses – gives us a significant advantage over companies that limit themselves to acquisitions they can operate. Woody Allen stated the general idea when he said: “The advantage of being bi-sexual is that it doubles your chances for a date on Saturday night.” Similarly, our appetite for either operating businesses or passive investments doubles our chances of finding sensible uses for our endless gusher of cash.

* * * * * * * * * * * *

Late in 2009, amidst the gloom of the Great Recession, we agreed to buy BNSF, the largest purchase in Berkshire’s history. At the time, I called the transaction an “all-in wager on the economic future of the United States.”

That kind of commitment was nothing new for us: We’ve been making similar wagers ever since Buffett Partnership Ltd. acquired control of Berkshire in 1965. For good reason, too. Charlie and I have always considered a “bet” on ever-rising U.S. prosperity to be very close to a sure thing.

Indeed, who has ever benefited during the past 237 years by betting against America? If you compare our country’s present condition to that existing in 1776, you have to rub your eyes in wonder. And the dynamism embedded in our market economy will continue to work its magic. America’s best days lie ahead.

With this tailwind working for us, Charlie and I hope to build Berkshire’s per-share intrinsic value by (1) constantly improving the basic earning power of our many subsidiaries; (2) further increasing their earnings through bolt-on acquisitions; (3) benefiting from the growth of our investees; (4) repurchasing Berkshire shares when they are available at a meaningful discount from intrinsic value; and (5) making an occasional large acquisition. We will also try to maximize results for you by rarely, if ever, issuing Berkshire shares.

Those building blocks rest on a rock-solid foundation. A century hence, BNSF and MidAmerican Energy will still be playing major roles in our economy. Insurance will concomitantly be essential for both businesses and individuals – and no company brings greater human and financial resources to that business than Berkshire.

Moreover, we will always maintain supreme financial strength, operating with at least $20 billion of cash equivalents and never incurring material amounts of short-term obligations. As we view these and other strengths, Charlie and I like your company’s prospects. We feel fortunate to be entrusted with its management.

Intrinsic Business Value

As much as Charlie and I talk about intrinsic business value, we cannot tell you precisely what that number is for Berkshire shares (nor, in fact, for any other stock). In our 2010 annual report, however, we laid out the three elements – one of them qualitative – that we believe are the keys to a sensible estimate of Berkshire’s intrinsic value. That discussion is reproduced in full on pages 109 - 110.

Here is an update of the two quantitative factors: In 2013 our per-share investments increased 13.6% to $129,253 and our pre-tax earnings from businesses other than insurance and investments increased 12.8% to $9,116 per share.

Since 1970, our per-share investments have increased at a rate of 19.3% compounded annually, and our earnings figure has grown at a 20.6% clip. It is no coincidence that the price of Berkshire stock over the 43-year period has increased at a rate very similar to that of our two measures of value. Charlie and I like to see gains in both sectors, but we will most strongly focus on building operating earnings.

* * * * * * * * * * * *

Now, let’s examine the four major sectors of our operations. Each has vastly different balance sheet and income characteristics from the others. So we’ll present them as four separate businesses, which is how Charlie and I view them (though there are important and enduring advantages to having them all under one roof). Our goal is to provide you with the information we would wish to have if our positions were reversed, with you being the reporting manager and we the absentee shareholders. (But don’t get any ideas!)

Insurance

“Our investment in the insurance companies reflects a first major step in our efforts to achieve a more diversified base of earning power.”

     — 1967 Annual Report

Let’s look first at insurance, Berkshire’s core operation and the engine that has consistently propelled our expansion since that 1967 report was published.

Property-casualty (“P/C”) insurers receive premiums upfront and pay claims later. In extreme cases, such as those arising from certain workers’ compensation accidents, payments can stretch over decades. This collect-now, pay-later model leaves P/C companies holding large sums – money we call “float” – that will eventually go to others. Meanwhile, insurers get to invest this float for their benefit. Though individual policies and claims come and go, the amount of float an insurer holds usually remains fairly stable in relation to premium volume. Consequently, as our business grows, so does our float. And how we have grown, as the following table shows:

Year	Float (in $ millions)
1970	$39
1980	237
1990	1,632
2000	27,871
2010	65,832
2013	77,240

Further gains in float will be tough to achieve. On the plus side, GEICO’s float will almost certainly grow. In National Indemnity’s reinsurance division, however, we have a number of run-off contracts whose float drifts downward. If we do experience a decline in float at some future time, it will be very gradual – at the outside no more than 3% in any year. The nature of our insurance contracts is such that we can never be subject to immediate demands for sums that are large compared to our cash resources. (In this respect, property-casualty insurance differs in an important way from certain forms of life insurance.)

If our premiums exceed the total of our expenses and eventual losses, we register an underwriting profit that adds to the investment income our float produces. When such a profit is earned, we enjoy the use of free money – and, better yet, get paid for holding it.

Unfortunately, the wish of all insurers to achieve this happy result creates intense competition, so vigorous in most years that it causes the P/C industry as a whole to operate at a significant underwriting loss. This loss, in effect, is what the industry pays to hold its float. For example, State Farm, by far the country’s largest insurer and a well-managed company besides, incurred an underwriting loss in nine of the twelve years ending in 2012 (the latest year for which their financials are available, as I write this). Competitive dynamics almost guarantee that the insurance industry – despite the float income all companies enjoy – will continue its dismal record of earning subnormal returns as compared to other businesses.

As noted in the first section of this report, we have now operated at an underwriting profit for eleven consecutive years, our pre-tax gain for the period having totaled $22 billion. Looking ahead, I believe we will continue to underwrite profitably in most years. Doing so is the daily focus of all of our insurance managers who know that while float is valuable, it can be drowned by poor underwriting results.

So how does our float affect intrinsic value? When Berkshire’s book value is calculated, the full amount of our float is deducted as a liability, just as if we had to pay it out tomorrow and could not replenish it. But to think of float as strictly a liability is incorrect; it should instead be viewed as a revolving fund. Daily, we pay old claims – some $17 billion to more than five million claimants in 2013 – and that reduces float. Just as surely, we each day write new business and thereby generate new claims that add to float. If our revolving float is both costless and long-enduring, which I believe it will be, the true value of this liability is dramatically less than the accounting liability.

A counterpart to this overstated liability is $15.5 billion of “goodwill” that is attributable to our insurance companies and included in book value as an asset. In very large part, this goodwill represents the price we paid for the float-generating capabilities of our insurance operations. The cost of the goodwill, however, has no bearing on its true value. For example, if an insurance business sustains large and prolonged underwriting losses, any goodwill asset carried on the books should be deemed valueless, whatever its original cost.

Fortunately, that does not describe Berkshire. Charlie and I believe the true economic value of our insurance goodwill – what we would happily pay to purchase an insurance operation possessing float of similar quality to that we have – to be far in excess of its historic carrying value. The value of our float is one reason – a huge reason – why we believe Berkshire’s intrinsic business value substantially exceeds its book value.

* * * * * * * * * * * *

Berkshire’s attractive insurance economics exist only because we have some terrific managers running disciplined operations that possess strong, hard-to-replicate business models. Let me tell you about the major units.

First by float size is the Berkshire Hathaway Reinsurance Group, managed by Ajit Jain. Ajit insures risks that no one else has the desire or the capital to take on. His operation combines capacity, speed, decisiveness and, most important, brains in a manner unique in the insurance business. Yet he never exposes Berkshire to risks that are inappropriate in relation to our resources. Indeed, we are far more conservative in avoiding risk than most large insurers. For example, if the insurance industry should experience a $250 billion loss from some mega-catastrophe – a loss about triple anything it has ever experienced – Berkshire as a whole would likely record a significant profit for the year because of its many streams of earnings. And we would remain awash in cash, looking for large opportunities if the catastrophe caused markets to go into shock. All other major insurers and reinsurers would meanwhile be far in the red, with some facing insolvency.

From a standing start in 1985, Ajit has created an insurance business with float of $37 billion and a large cumulative underwriting profit, a feat no other insurance CEO has come close to matching. Ajit’s mind is an idea factory that is always looking for more lines of business he can add to his current assortment.

One venture materialized last June when he formed Berkshire Hathaway Specialty Insurance (“BHSI”). This initiative took us into commercial insurance, where we were instantly accepted by both major insurance brokers and corporate risk managers throughout America. These professionals recognize that no other insurer can match the financial strength of Berkshire, which guarantees that legitimate claims arising many years in the future will be paid promptly and fully.

BHSI is led by Peter Eastwood, an experienced underwriter who is widely respected in the insurance world. Peter has assembled a spectacular team that is already writing a substantial amount of business with many Fortune 500 companies and with smaller operations as well. BHSI will be a major asset for Berkshire, one that will generate volume in the billions within a few years. Give Peter a Berkshire greeting when you see him at the annual meeting.

* * * * * * * * * * * *

We have another reinsurance powerhouse in General Re, managed by Tad Montross.

At bottom, a sound insurance operation needs to adhere to four disciplines. It must (1) understand all exposures that might cause a policy to incur losses; (2) conservatively assess the likelihood of any exposure actually causing a loss and the probable cost if it does; (3) set a premium that, on average, will deliver a profit after both prospective loss costs and operating expenses are covered; and (4) be willing to walk away if the appropriate premium can’t be obtained.

Many insurers pass the first three tests and flunk the fourth. They simply can’t turn their back on business that is being eagerly written by their competitors. That old line, “The other guy is doing it, so we must as well,” spells trouble in any business, but in none more so than insurance.

Tad has observed all four of the insurance commandments, and it shows in his results. General Re’s huge float has been better than cost-free under his leadership, and we expect that, on average, to continue. We are particularly enthusiastic about General Re’s international life reinsurance business, which has grown consistently and profitably since we acquired the company in 1998.

It can be remembered that soon after we purchased General Re, the company was beset by problems that caused commentators – and me as well, briefly – to believe I had made a huge mistake. That day is long gone. General Re is now a gem.

* * * * * * * * * * * *

Finally, there is GEICO, the insurer on which I cut my teeth 63 years ago. GEICO is managed by Tony Nicely, who joined the company at 18 and completed 52 years of service in 2013. Tony became CEO in 1993, and since then the company has been flying.

When I was first introduced to GEICO in January 1951, I was blown away by the huge cost advantage the company enjoyed compared to the expenses borne by the giants of the industry. That operational efficiency continues today and is an all-important asset. No one likes to buy auto insurance. But almost everyone likes to drive. The insurance needed is a major expenditure for most families. Savings matter to them – and only a low-cost operation can deliver these.

GEICO’s cost advantage is the factor that has enabled the company to gobble up market share year after year. Its low costs create a moat – an enduring one – that competitors are unable to cross. Meanwhile, our little gecko continues to tell Americans how GEICO can save them important money. With our latest reduction in operating costs, his story has become even more compelling.

In 1995, we purchased the half of GEICO that we didn’t already own, paying $1.4 billion more than the net tangible assets we acquired. That’s “goodwill,” and it will forever remain unchanged on our books. As GEICO’s business grows, however, so does its true economic goodwill. I believe that figure to be approaching $20 billion.

* * * * * * * * * * * *

In addition to our three major insurance operations, we own a group of smaller companies, most of them plying their trade in odd corners of the insurance world. In aggregate, these companies are a growing operation that consistently delivers an underwriting profit. Moreover, as the table below shows, they also provide us with substantial float. Charlie and I treasure these companies and their managers.

	Underwriting Profit		Yearend Float
	(in millions)
Insurance Operations	2013	2012	2013	2012
BH Reinsurance	$1,294	$304	$37,231	$34,821
General Re	283	355	20,013	20,128
GEICO	1,127	680	12,566	11,578
Other Primary	385	286	7,430	6,598

	$3,089	$1,625	$77,240	$73,125

* * * * * * * * * * * *

Simply put, insurance is the sale of promises. The “customer” pays money now; the insurer promises to pay money in the future if certain events occur.

Sometimes, the promise will not be tested for decades. (Think of life insurance bought by those in their 20s.) Therefore, both the ability and willingness of the insurer to pay – even if economic chaos prevails when payment time arrives – is all-important.

Berkshire’s promises have no equal, a fact affirmed in recent years by the actions of the world’s largest and most sophisticated insurers, some of which have wanted to shed themselves of huge and exceptionally long-lived liabilities, particularly those involving asbestos claims. That is, these insurers wished to “cede” their liabilities to a reinsurer. Choosing the wrong reinsurer, however – one that down the road proved to be financially strapped or a bad actor – would put the original insurer in danger of getting the liabilities right back in its lap.

Almost without exception, the largest insurers seeking aid came to Berkshire. Indeed, in the largest such transaction ever recorded, Lloyd’s in 2007 turned over to us both many thousands of known claims arising from policies written before 1993 and an unknown but huge number of claims from that same period sure to materialize in the future. (Yes, we will be receiving claims decades from now that apply to events taking place prior to 1993.)

Berkshire’s ultimate payments arising from the Lloyd’s transaction are today unknowable. What is certain, however, is that Berkshire will pay all valid claims up to the $15 billion limit of our policy. No other insurer’s promise would have given Lloyd’s the comfort provided by its agreement with Berkshire. The CEO of the entity then handling Lloyd’s claims said it best: “Names [the original insurers at Lloyd’s] wanted to sleep easy at night, and we think we’ve just bought them the world’s best mattress.”

* * * * * * * * * * * *

Berkshire’s great managers, premier financial strength and a variety of business models possessing wide moats form something unique in the insurance world. The combination is a huge asset for Berkshire shareholders that will only get more valuable with time.

Regulated, Capital-Intensive Businesses

“Though there are many regulatory restraints in the utility industry, it’s possible that we will make additional commitments in the field. If we do, the amounts involved could be large.”

      — 1999 Annual Report

We have two major operations, BNSF and MidAmerican Energy, that share important characteristics distinguishing them from our other businesses. Consequently, we assign them their own section in this letter and split out their combined financial statistics in our GAAP balance sheet and income statement.

A key characteristic of both companies is their huge investment in very long-lived, regulated assets, with these partially funded by large amounts of long-term debt that is not guaranteed by Berkshire. Our credit is in fact not needed because each company has earning power that even under terrible economic conditions will far exceed its interest requirements. Last year, for example, BNSF’s interest coverage was 9:1. (Our definition of coverage is pre-tax earnings/interest, not EBITDA/interest, a commonly-used measure we view as seriously flawed.)

At MidAmerican, meanwhile, two factors ensure the company’s ability to service its debt under all circumstances. The first is common to all utilities: recession-resistant earnings, which result from these companies exclusively offering an essential service. The second is enjoyed by few other utilities: a great diversity of earnings streams, which shield us from being seriously harmed by any single regulatory body. Now, with the acquisition of NV Energy, MidAmerican’s earnings base has further broadened. This particular strength, supplemented by Berkshire’s ownership, has enabled MidAmerican and its utility subsidiaries to significantly lower their cost of debt. This advantage benefits both us and our customers.

Every day, our two subsidiaries power the American economy in major ways:

•

BNSF carries about 15% (measured by ton-miles) of all inter-city freight, whether it is transported by truck, rail, water, air, or pipeline. Indeed, we move more ton-miles of goods than anyone else, a fact establishing BNSF as the most important artery in our economy’s circulatory system. Its hold on the number-one position strengthened in 2013.

BNSF, like all railroads, also moves its cargo in an extraordinarily fuel-efficient and environmentally friendly way, carrying a ton of freight about 500 miles on a single gallon of diesel fuel. Trucks taking on the same job guzzle about four times as much fuel.

•

MidAmerican’s utilities serve regulated retail customers in eleven states. No utility company stretches further. In addition, we are the leader in renewables: From a standing start nine years ago, MidAmerican now accounts for 7% of the country’s wind generation capacity, with more on the way. Our share in solar – most of which is still in construction – is even larger.

MidAmerican can make these investments because it retains all of its earnings. Here’s a little known fact: Last year MidAmerican retained more dollars of earnings – by far – than any other American electric utility. We and our regulators see this as an important advantage – one almost certain to exist five, ten and twenty years from now.

When our current projects are completed, MidAmerican’s renewables portfolio will have cost $15 billion. We relish making such commitments as long as they promise reasonable returns. And, on that front, we put a large amount of trust in future regulation.

Our confidence is justified both by our past experience and by the knowledge that society will forever need massive investments in both transportation and energy. It is in the self-interest of governments to treat capital providers in a manner that will ensure the continued flow of funds to essential projects. It is meanwhile in our self-interest to conduct our operations in a way that earns the approval of our regulators and the people they represent.

Tangible proof of our dedication to that duty was delivered last year in a poll of customer satisfaction covering 52 holding companies and their 101 operating electric utilities. Our MidAmerican group ranked number one, with 95.3% of respondents giving us a “very satisfied” vote and not a single customer rating us “dissatisfied.” The bottom score in the survey, incidentally, was a dismal 34.5%.

All three of our companies were ranked far lower by this measure before they were acquired by MidAmerican. The extraordinary customer satisfaction we have achieved is of great importance as we expand: Regulators in states we hope to enter are glad to see us, knowing we will be responsible operators.

Our railroad has been diligent as well in anticipating the needs of its customers. Whatever you may have heard about our country’s crumbling infrastructure in no way applies to BNSF or railroads generally. America’s rail system has never been in better shape, a consequence of huge investments by the industry. We are not, however, resting: BNSF spent $4 billion on the railroad in 2013, double its depreciation charge and a single-year record for any railroad. And, we will spend considerably more in 2014. Like Noah, who foresaw early on the need for dependable transportation, we know it’s our job to plan ahead.

Leading our two capital-intensive companies are Greg Abel, at MidAmerican, and the team of Matt Rose and Carl Ice at BNSF. The three are extraordinary managers who have my gratitude and deserve yours as well. Here are the key figures for their businesses:

MidAmerican (89.8% owned)	Earnings (in millions)
	2013	2012	2011
U.K. utilities	$362	$429	$469
Iowa utility	230	236	279
Western utilities	982	737	771
Pipelines	385	383	388
HomeServices	139	82	39
Other (net)	4	91	36

Operating earnings before corporate interest and taxes	2,102	1,958	1,982
Interest	296	314	336
Income taxes	170	172	315

Net earnings	$1,636	$1,472	$1,331

Earnings applicable to Berkshire	$1,470	$1,323	$1,204

BNSF	Earnings (in millions)
	2013	2012	2011
Revenues	$22,014	$20,835	$19,548
Operating expenses	15,357	14,835	14,247

Operating earnings before interest and taxes	6,657	6,000	5,301
Interest (net)	729	623	560
Income taxes	2,135	2,005	1,769

Net earnings	$3,793	$3,372	$2,972

Ron Peltier continues to build HomeServices, MidAmerican’s real estate brokerage subsidiary. Last year his operation made four acquisitions, the most significant being Fox & Roach, a Philadelphia-based company that is the largest single-market realtor in the country.

HomeServices now has 22,114 agents (listed by geography on page 112), up 38% from 2012. HomeServices also owns 67% of the Prudential and Real Living franchise operations, which are in the process of rebranding their franchisees as Berkshire Hathaway HomeServices. If you haven’t yet, many of you will soon be seeing our name on “for sale” signs.

Manufacturing, Service and Retailing Operations

“See that store,” Warren says, pointing at Nebraska Furniture Mart. “That’s a really good business.”

“Why don’t you buy it?” I said.

“It’s privately held,” Warren said.

“Oh,” I said.

“I might buy it anyway,” Warren said. “Someday.”

      — Supermoney by Adam Smith (1972)

Our activities in this part of Berkshire cover the waterfront. Let’s look, though, at a summary balance sheet and earnings statement for the entire group.

Balance Sheet 12/31/13 (in millions)

Assets		Liabilities and Equity
Cash and equivalents	$6,625	Notes payable	$1,615
Accounts and notes receivable	7,749	Other current liabilities	8,965

Inventory	9,945	Total current liabilities	10,580
Other current assets	716

Total current assets	25,035
		Deferred taxes	5,184
Goodwill and other intangibles	25,617	Term debt and other liabilities	4,405
Fixed assets	19,389	Non-controlling interests	456
Other assets	4,274	Berkshire equity	53,690

	$74,315		$74,315

Earnings Statement (in millions)
	2013	2012	2011
Revenues	$95,291	$83,255	$72,406
Operating expenses	88,414	76,978	67,239
Interest expense	135	146	130

Pre-tax earnings	6,742	6,131	5,037
Income taxes and non-controlling interests	2,512	2,432	1,998

Net earnings	$4,230	$3,699	$3,039

Our income and expense data conforming to Generally Accepted Accounting Principles (“GAAP”) is on page 29. In contrast, the operating expense figures above are non-GAAP and exclude some purchase-accounting items (primarily the amortization of certain intangible assets). We present the data in this manner because Charlie and I believe the adjusted numbers more accurately reflect the true economic expenses and profits of the businesses aggregated in the table than do GAAP figures.

I won’t explain all of the adjustments – some are tiny and arcane – but serious investors should understand the disparate nature of intangible assets: Some truly deplete over time while others in no way lose value. With software, for example, amortization charges are very real expenses. Charges against other intangibles such as the amortization of customer relationships, however, arise through purchase-accounting rules and are clearly not real costs. GAAP accounting draws no distinction between the two types of charges. Both, that is, are recorded as expenses when earnings are calculated – even though from an investor’s viewpoint they could not be more different.

In the GAAP-compliant figures we show on page 29, amortization charges of $648 million for the companies included in this section are deducted as expenses. We would call about 20% of these “real,” the rest not. This difference has become significant because of the many acquisitions we have made. It will almost certainly rise further as we acquire more companies.

Eventually, of course, the non-real charges disappear when the assets to which they’re related become fully amortized. But this usually takes 15 years and – alas – it will be my successor whose reported earnings get the benefit of their expiration.

Every dime of depreciation expense we report, however, is a real cost. And that’s true at almost all other companies as well. When Wall Streeters tout EBITDA as a valuation guide, button your wallet.

Our public reports of earnings will, of course, continue to conform to GAAP. To embrace reality, however, remember to add back most of the amortization charges we report.

* * * * * * * * * * * *

The crowd of companies in this section sells products ranging from lollipops to jet airplanes. Some of these businesses, measured by earnings on unleveraged net tangible assets, enjoy terrific economics, producing profits that run from 25% after-tax to far more than 100%. Others generate good returns in the area of 12% to 20%. A few, however, have very poor returns, a result of some serious mistakes I made in my job of capital allocation. I was not misled: I simply was wrong in my evaluation of the economic dynamics of the company or the industry in which it operated.

Fortunately, my blunders usually involved relatively small acquisitions. Our large buys have generally worked out well and, in a few cases, more than well. I have not, however, made my last mistake in purchasing either businesses or stocks. Not everything works out as planned.

Viewed as a single entity, the companies in this group are an excellent business. They employed an average of $25 billion of net tangible assets during 2013 and, with large quantities of excess cash and little leverage, earned 16.7% after-tax on that capital.

Of course, a business with terrific economics can be a bad investment if the purchase price is excessive. We have paid substantial premiums to net tangible assets for most of our businesses, a cost that is reflected in the large figure we show for goodwill. Overall, however, we are getting a decent return on the capital we have deployed in this sector. Furthermore, the intrinsic value of these businesses, in aggregate, exceeds their carrying value by a good margin. Even so, the difference between intrinsic value and carrying value in the insurance and regulated-industry segments is far greater. It is there that the truly big winners reside.

* * * * * * * * * * * *

We have far too many companies in this group to comment on them individually. Moreover, both current and potential competitors read this report. In a few of our businesses we might be disadvantaged if they knew our numbers. So, in some of our operations that are not of a size material to an evaluation of Berkshire, we only disclose what is required. You can find a good bit of detail about many of our operations, however, on pages 80-84.

I can’t resist, however, giving you an update on Nebraska Furniture Mart’s expansion into Texas. I’m not covering this event because of its economic importance to Berkshire – it takes more than a new store to move the needle on Berkshire’s $225 billion equity base. But I’ve now worked 30 years with the marvelous Blumkin family, and I’m excited about the remarkable store – truly Texas-sized – it is building at The Colony, in the northern part of the Dallas metropolitan area.

When the store is completed next year, NFM will have – under one roof, and on a 433-acre site – 1.8 million square feet of retail and supporting warehouse space. View the project’s progress at www.nfm.com/texas. NFM already owns the two highest-volume home furnishings stores in the country (in Omaha and Kansas City, Kansas), each doing about $450 million annually. I predict the Texas store will blow these records away. If you live anywhere near Dallas, come check us out.

I think back to August 30, 1983 – my birthday – when I went to see Mrs. B (Rose Blumkin), carrying a 1 1/4-page purchase proposal for NFM that I had drafted. (It’s reproduced on pages 114 - 115.) Mrs. B accepted my offer without changing a word, and we completed the deal without the involvement of investment bankers or lawyers (an experience that can only be described as heavenly). Though the company’s financial statements were unaudited, I had no worries. Mrs. B simply told me what was what, and her word was good enough for me.

Mrs. B was 89 at the time and worked until 103 – definitely my kind of woman. Take a look at NFM’s financial statements from 1946 on pages 116 - 117. Everything NFM now owns comes from (a) that $72,264 of net worth and $50 – no zeros omitted – of cash the company then possessed, and (b) the incredible talents of Mrs. B, her son, Louie, and his sons Ron and Irv.

The punch line to this story is that Mrs. B never spent a day in school. Moreover, she emigrated from Russia to America knowing not a word of English. But she loved her adopted country: At Mrs. B’s request, the family always sang God Bless America at its gatherings.

Aspiring business managers should look hard at the plain, but rare, attributes that produced Mrs. B’s incredible success. Students from 40 universities visit me every year, and I have them start the day with a visit to NFM. If they absorb Mrs. B’s lessons, they need none from me.

Finance and Financial Products

“Clayton’s loan portfolio will likely grow to at least $5 billion in not too many years and, with sensible credit standards in place, should deliver significant earnings.”

     — 2003 Annual Report

This sector, our smallest, includes two rental companies, XTRA (trailers) and CORT (furniture), as well as Clayton Homes, the country’s leading producer and financer of manufactured homes. Aside from these 100%-owned subsidiaries, we also include in this category a collection of financial assets and our 50% interest in Berkadia Commercial Mortgage.

Clayton is placed in this section because it owns and services 326,569 mortgages, totaling $13.6 billion. In recent years, as manufactured home sales plummeted, a high percentage of Clayton’s earnings came from this mortgage business.

In 2013, however, the sale of new homes began to pick up and earnings from both manufacturing and retailing are again becoming significant. Clayton remains America’s number one homebuilder: Its 2013 output of 29,547 homes accounted for about 4.7% of all single-family residences built in the country. Kevin Clayton, Clayton’s CEO, has done a magnificent job of guiding the company through the severe housing depression. Now, his job – definitely more fun these days – includes the prospect of another earnings gain in 2014.

CORT and XTRA are leaders in their industries as well. And Jeff Pederson and Bill Franz will keep them on top. We are backing their plans through purchases of equipment that enlarge their rental potential.

Here’s the pre-tax earnings recap for this sector:

	2013	2012	2011
	(in millions)
Berkadia	$80	$35	$25
Clayton	416	255	154
CORT	40	42	29
XTRA	125	106	126
Net financial income*	324	410	440

	$985	$848	$774

* Excludes capital gains or losses

Investments

“Our stock portfolio . . . was worth approximately $17 million less than its carrying value [cost] . . . it is our belief that, over a period of years, the overall portfolio will prove to be worth more than its cost.”

     — 1974 Annual Report

Below we list our fifteen common stock investments that at yearend had the largest market value.

		12/31/13
Shares**	Company	Percentage of Company Owned	Cost*	Market
			(in millions)

151,610,700	American Express Company	14.2	$1,287	$13,756
400,000,000	The Coca-Cola Company	9.1	1,299	16,524
22,238,900	DIRECTV	4.2	1,017	1,536
41,129,643	Exxon Mobil Corp.	0.9	3,737	4,162
13,062,594	The Goldman Sachs Group, Inc.	2.8	750	2,315
68,121,984	International Business Machines Corp.	6.3	11,681	12,778
24,669,778	Moody’s Corporation	11.5	248	1,936
20,060,390	Munich Re	11.2	2,990	4,415
20,668,118	Phillips 66	3.4	660	1,594
52,477,678	The Procter & Gamble Company	1.9	336	4,272
22,169,930	Sanofi	1.7	1,747	2,354
301,046,076	Tesco plc	3.7	1,699	1,666
96,117,069	U.S. Bancorp	5.3	3,002	3,883
56,805,984	Wal-Mart Stores, Inc.	1.8	2,976	4,470
483,470,853	Wells Fargo & Company	9.2	11,871	21,950
	Others		11,281	19,894

	Total Common Stocks Carried at Market		$56,581	$117,505

*This is our actual purchase price and also our tax basis; GAAP “cost” differs in a few cases because of write-ups or write-downs that have been required under its rules.

**Excludes shares held by Berkshire subsidiary pension funds.

Berkshire has one major equity position that is not included in the table: We can buy 700 million shares of Bank of America at any time prior to September 2021 for $5 billion. At yearend these shares were worth $10.9 billion. We are likely to purchase the shares just before expiration of our option. In the meantime, it is important for you to realize that Bank of America is, in effect, our fifth largest equity investment and one we value highly.

In addition to our equity holdings, we also invest substantial sums in bonds. Usually, we’ve done well in these. But not always.

Most of you have never heard of Energy Future Holdings. Consider yourselves lucky; I certainly wish I hadn’t. The company was formed in 2007 to effect a giant leveraged buyout of electric utility assets in Texas. The equity owners put up $8 billion and borrowed a massive amount in addition. About $2 billion of the debt was purchased by Berkshire, pursuant to a decision I made without consulting with Charlie. That was a big mistake.

Unless natural gas prices soar, EFH will almost certainly file for bankruptcy in 2014. Last year, we sold our holdings for $259 million. While owning the bonds, we received $837 million in cash interest. Overall, therefore, we suffered a pre-tax loss of $873 million. Next time I’ll call Charlie.

A few of our subsidiaries – primarily electric and gas utilities – use derivatives in their operations. Otherwise, we have not entered into any derivative contracts for some years, and our existing positions continue to run off. The contracts that have expired have delivered large profits as well as several billion dollars of medium-term float. Though there are no guarantees, we expect a similar result from those remaining on our books.

Some Thoughts About Investing

Investment is most intelligent when it is most businesslike.

    — The Intelligent Investor by Benjamin Graham

It is fitting to have a Ben Graham quote open this discussion because I owe so much of what I know about investing to him. I will talk more about Ben a bit later, and I will even sooner talk about common stocks. But let me first tell you about two small non-stock investments that I made long ago. Though neither changed my net worth by much, they are instructive.

This tale begins in Nebraska. From 1973 to 1981, the Midwest experienced an explosion in farm prices, caused by a widespread belief that runaway inflation was coming and fueled by the lending policies of small rural banks. Then the bubble burst, bringing price declines of 50% or more that devastated both leveraged farmers and their lenders. Five times as many Iowa and Nebraska banks failed in that bubble’s aftermath than in our recent Great Recession.

In 1986, I purchased a 400-acre farm, located 50 miles north of Omaha, from the FDIC. It cost me $280,000, considerably less than what a failed bank had lent against the farm a few years earlier. I knew nothing about operating a farm. But I have a son who loves farming and I learned from him both how many bushels of corn and soybeans the farm would produce and what the operating expenses would be. From these estimates, I calculated the normalized return from the farm to then be about 10%. I also thought it was likely that productivity would improve over time and that crop prices would move higher as well. Both expectations proved out.

I needed no unusual knowledge or intelligence to conclude that the investment had no downside and potentially had substantial upside. There would, of course, be the occasional bad crop and prices would sometimes disappoint. But so what? There would be some unusually good years as well, and I would never be under any pressure to sell the property. Now, 28 years later, the farm has tripled its earnings and is worth five times or more what I paid. I still know nothing about farming and recently made just my second visit to the farm.

In 1993, I made another small investment. Larry Silverstein, Salomon’s landlord when I was the company’s CEO, told me about a New York retail property adjacent to NYU that the Resolution Trust Corp. was selling. Again, a bubble had popped – this one involving commercial real estate – and the RTC had been created to dispose of the assets of failed savings institutions whose optimistic lending practices had fueled the folly.

Here, too, the analysis was simple. As had been the case with the farm, the unleveraged current yield from the property was about 10%. But the property had been undermanaged by the RTC, and its income would increase when several vacant stores were leased. Even more important, the largest tenant – who occupied around 20% of the project’s space – was paying rent of about $5 per foot, whereas other tenants averaged $70. The expiration of this bargain lease in nine years was certain to provide a major boost to earnings. The property’s location was also superb: NYU wasn’t going anywhere.

I joined a small group, including Larry and my friend Fred Rose, that purchased the parcel. Fred was an experienced, high-grade real estate investor who, with his family, would manage the property. And manage it they did. As old leases expired, earnings tripled. Annual distributions now exceed 35% of our original equity investment. Moreover, our original mortgage was refinanced in 1996 and again in 1999, moves that allowed several special distributions totaling more than 150% of what we had invested. I’ve yet to view the property.

Income from both the farm and the NYU real estate will probably increase in the decades to come. Though the gains won’t be dramatic, the two investments will be solid and satisfactory holdings for my lifetime and, subsequently, for my children and grandchildren.

I tell these tales to illustrate certain fundamentals of investing:

•

You don’t need to be an expert in order to achieve satisfactory investment returns. But if you aren’t, you must recognize your limitations and follow a course certain to work reasonably well. Keep things simple and don’t swing for the fences. When promised quick profits, respond with a quick “no.”

•

Focus on the future productivity of the asset you are considering. If you don’t feel comfortable making a rough estimate of the asset’s future earnings, just forget it and move on. No one has the ability to evaluate every investment possibility. But omniscience isn’t necessary; you only need to understand the actions you undertake.

•

If you instead focus on the prospective price change of a contemplated purchase, you are speculating. There is nothing improper about that. I know, however, that I am unable to speculate successfully, and I am skeptical of those who claim sustained success at doing so. Half of all coin-flippers will win their first toss; none of those winners has an expectation of profit if he continues to play the game. And the fact that a given asset has appreciated in the recent past is never a reason to buy it.

•

With my two small investments, I thought only of what the properties would produce and cared not at all about their daily valuations. Games are won by players who focus on the playing field – not by those whose eyes are glued to the scoreboard. If you can enjoy Saturdays and Sundays without looking at stock prices, give it a try on weekdays.

•

Forming macro opinions or listening to the macro or market predictions of others is a waste of time. Indeed, it is dangerous because it may blur your vision of the facts that are truly important. (When I hear TV commentators glibly opine on what the market will do next, I am reminded of Mickey Mantle’s scathing comment: “You don’t know how easy this game is until you get into that broadcasting booth.”)

•

My two purchases were made in 1986 and 1993. What the economy, interest rates, or the stock market might do in the years immediately following – 1987 and 1994 – was of no importance to me in making those investments. I can’t remember what the headlines or pundits were saying at the time. Whatever the chatter, corn would keep growing in Nebraska and students would flock to NYU.

There is one major difference between my two small investments and an investment in stocks. Stocks provide you minute-to-minute valuations for your holdings whereas I have yet to see a quotation for either my farm or the New York real estate.

It should be an enormous advantage for investors in stocks to have those wildly fluctuating valuations placed on their holdings – and for some investors, it is. After all, if a moody fellow with a farm bordering my property yelled out a price every day to me at which he would either buy my farm or sell me his – and those prices varied widely over short periods of time depending on his mental state – how in the world could I be other than benefited by his erratic behavior? If his daily shout-out was ridiculously low, and I had some spare cash, I would buy his farm. If the number he yelled was absurdly high, I could either sell to him or just go on farming.

Owners of stocks, however, too often let the capricious and often irrational behavior of their fellow owners cause them to behave irrationally as well. Because there is so much chatter about markets, the economy, interest rates, price behavior of stocks, etc., some investors believe it is important to listen to pundits – and, worse yet, important to consider acting upon their comments.

Those people who can sit quietly for decades when they own a farm or apartment house too often become frenetic when they are exposed to a stream of stock quotations and accompanying commentators delivering an implied message of “Don’t just sit there, do something.” For these investors, liquidity is transformed from the unqualified benefit it should be to a curse.

A “flash crash” or some other extreme market fluctuation can’t hurt an investor any more than an erratic and mouthy neighbor can hurt my farm investment. Indeed, tumbling markets can be helpful to the true investor if he has cash available when prices get far out of line with values. A climate of fear is your friend when investing; a euphoric world is your enemy.

During the extraordinary financial panic that occurred late in 2008, I never gave a thought to selling my farm or New York real estate, even though a severe recession was clearly brewing. And, if I had owned 100% of a solid business with good long-term prospects, it would have been foolish for me to even consider dumping it. So why would I have sold my stocks that were small participations in wonderful businesses? True, any one of them might eventually disappoint, but as a group they were certain to do well. Could anyone really believe the earth was going to swallow up the incredible productive assets and unlimited human ingenuity existing in America?

* * * * * * * * * * * *

When Charlie and I buy stocks – which we think of as small portions of businesses – our analysis is very similar to that which we use in buying entire businesses. We first have to decide whether we can sensibly estimate an earnings range for five years out, or more. If the answer is yes, we will buy the stock (or business) if it sells at a reasonable price in relation to the bottom boundary of our estimate. If, however, we lack the ability to estimate future earnings – which is usually the case – we simply move on to other prospects. In the 54 years we have worked together, we have never foregone an attractive purchase because of the macro or political environment, or the views of other people. In fact, these subjects never come up when we make decisions.

It’s vital, however, that we recognize the perimeter of our “circle of competence” and stay well inside of it. Even then, we will make some mistakes, both with stocks and businesses. But they will not be the disasters that occur, for example, when a long-rising market induces purchases that are based on anticipated price behavior and a desire to be where the action is.

Most investors, of course, have not made the study of business prospects a priority in their lives. If wise, they will conclude that they do not know enough about specific businesses to predict their future earning power.

I have good news for these non-professionals: The typical investor doesn’t need this skill. In aggregate, American business has done wonderfully over time and will continue to do so (though, most assuredly, in unpredictable fits and starts). In the 20th Century, the Dow Jones Industrials index advanced from 66 to 11,497, paying a rising stream of dividends to boot. The 21st Century will witness further gains, almost certain to be substantial. The goal of the non-professional should not be to pick winners – neither he nor his “helpers” can do that – but should rather be to own a cross-section of businesses that in aggregate are bound to do well. A low-cost S&P 500 index fund will achieve this goal.

That’s the “what” of investing for the non-professional. The “when” is also important. The main danger is that the timid or beginning investor will enter the market at a time of extreme exuberance and then become disillusioned when paper losses occur. (Remember the late Barton Biggs’ observation: “A bull market is like sex. It feels best just before it ends.”) The antidote to that kind of mistiming is for an investor to accumulate shares over a long period and never to sell when the news is bad and stocks are well off their highs. Following those rules, the “know-nothing” investor who both diversifies and keeps his costs minimal is virtually certain to get satisfactory results. Indeed, the unsophisticated investor who is realistic about his shortcomings is likely to obtain better long-term results than the knowledgeable professional who is blind to even a single weakness.

If “investors” frenetically bought and sold farmland to each other, neither the yields nor prices of their crops would be increased. The only consequence of such behavior would be decreases in the overall earnings realized by the farm-owning population because of the substantial costs it would incur as it sought advice and switched properties.

Nevertheless, both individuals and institutions will constantly be urged to be active by those who profit from giving advice or effecting transactions. The resulting frictional costs can be huge and, for investors in aggregate, devoid of benefit. So ignore the chatter, keep your costs minimal, and invest in stocks as you would in a farm.

My money, I should add, is where my mouth is: What I advise here is essentially identical to certain instructions I’ve laid out in my will. One bequest provides that cash will be delivered to a trustee for my wife’s benefit. (I have to use cash for individual bequests, because all of my Berkshire shares will be fully distributed to certain philanthropic organizations over the ten years following the closing of my estate.) My advice to the trustee could not be more simple: Put 10% of the cash in short-term government bonds and 90% in a very low-cost S&P 500 index fund. (I suggest Vanguard’s.) I believe the trust’s long-term results from this policy will be superior to those attained by most investors – whether pension funds, institutions or individuals – who employ high-fee managers.

* * * * * * * * * * * *

And now back to Ben Graham. I learned most of the thoughts in this investment discussion from Ben’s book The Intelligent Investor, which I bought in 1949. My financial life changed with that purchase.

Before reading Ben’s book, I had wandered around the investing landscape, devouring everything written on the subject. Much of what I read fascinated me: I tried my hand at charting and at using market indicia to predict stock movements. I sat in brokerage offices watching the tape roll by, and I listened to commentators. All of this was fun, but I couldn’t shake the feeling that I wasn’t getting anywhere.

In contrast, Ben’s ideas were explained logically in elegant, easy-to-understand prose (without Greek letters or complicated formulas). For me, the key points were laid out in what later editions labeled Chapters 8 and 20. (The original 1949 edition numbered its chapters differently.) These points guide my investing decisions today.

A couple of interesting sidelights about the book: Later editions included a postscript describing an unnamed investment that was a bonanza for Ben. Ben made the purchase in 1948 when he was writing the first edition and – brace yourself – the mystery company was GEICO. If Ben had not recognized the special qualities of GEICO when it was still in its infancy, my future and Berkshire’s would have been far different.

The 1949 edition of the book also recommended a railroad stock that was then selling for $17 and earning about $10 per share. (One of the reasons I admired Ben was that he had the guts to use current examples, leaving himself open to sneers if he stumbled.) In part, that low valuation resulted from an accounting rule of the time that required the railroad to exclude from its reported earnings the substantial retained earnings of affiliates.

The recommended stock was Northern Pacific, and its most important affiliate was Chicago, Burlington and Quincy. These railroads are now important parts of BNSF (Burlington Northern Santa Fe), which is today fully owned by Berkshire. When I read the book, Northern Pacific had a market value of about $40 million. Now its successor (having added a great many properties, to be sure) earns that amount every four days.

I can’t remember what I paid for that first copy of The Intelligent Investor. Whatever the cost, it would underscore the truth of Ben’s adage: Price is what you pay, value is what you get. Of all the investments I ever made, buying Ben’s book was the best (except for my purchase of two marriage licenses).

* * * * * * * * * * * *

Local and state financial problems are accelerating, in large part because public entities promised pensions they couldn’t afford. Citizens and public officials typically under-appreciated the gigantic financial tapeworm that was born when promises were made that conflicted with a willingness to fund them. Unfortunately, pension mathematics today remain a mystery to most Americans.

Investment policies, as well, play an important role in these problems. In 1975, I wrote a memo to Katharine Graham, then chairman of The Washington Post Company, about the pitfalls of pension promises and the importance of investment policy. That memo is reproduced on pages 118 - 136.

During the next decade, you will read a lot of news – bad news – about public pension plans. I hope my memo is helpful to you in understanding the necessity for prompt remedial action where problems exist.

The Annual Meeting

The annual meeting will be held on Saturday, May 3rd at the CenturyLink Center. Carrie Sova, our talented ringmaster, will be in charge, and all of our headquarters group will pitch in to help her. Our gang both does a better job than professional event planners would and – yes – saves us money.

CenturyLink’s doors will open at 7 a.m., and at 7:30 we will have our third International Newspaper Tossing Challenge. Our target will be a Clayton Home porch, precisely 35 feet from the throwing line. I tossed about 500,000 papers when I was a teenager, so I think I’m pretty good. Challenge me: I’ll buy a Dilly Bar for anyone who lands his or her throw closer to the doorstep than I do. The papers will be 36 to 42 pages, and you must fold them yourself (no rubber bands allowed).

At 8:30, a new Berkshire movie will be shown. An hour later, we will start the question-and-answer period, which (with a break for lunch at CenturyLink’s stands) will last until 3:30. After a short recess, Charlie and I will convene the annual meeting at 3:45. If you decide to leave during the day’s question periods, please do so while Charlie is talking.

The best reason to exit, of course, is to shop. We’ll assist you by filling the 194,300-square-foot hall that adjoins the meeting area with products from dozens of Berkshire subsidiaries. Last year, you did your part, and most locations racked up record sales. In a nine-hour period, we sold 1,062 pairs of Justin boots (that’s a pair every 32 seconds), 12,792 pounds of See’s candy, 11,162 Quikut knives (21 knives per minute) and 6,344 pairs of Wells Lamont gloves, always a hot item. This year, Charlie and I will have competing ketchup bottles for sale. Naturally, the one with Charlie’s picture will be heavily discounted. But, if you help, my bottle will outsell his. This is important, so don’t let me down.

Brooks, our running-shoe company, will again have a special commemorative shoe to offer at the meeting. After you purchase a pair, wear them the next day at our second annual “Berkshire 5K,” an 8 a.m. race starting at the CenturyLink. Full details for participating will be included in the Visitor’s Guide that you will receive with your tickets for the meeting. Entrants will find themselves running alongside many of Berkshire’s managers, directors and associates.

GEICO will have a booth in the shopping area, staffed by a number of its top counselors from around the country. Stop by for a quote. In most cases, GEICO will be able to give you a shareholder discount (usually 8%). This special offer is permitted by 44 of the 51 jurisdictions in which we operate. (One supplemental point: The discount is not additive if you qualify for another, such as that given certain groups.) Bring the details of your existing insurance and check out whether we can save you money. For at least half of you, I believe we can.

Be sure to visit the Bookworm. It will carry about 35 books and DVDs, among them a couple of new titles. One is Max Olson’s compilation of Berkshire letters going back to 1965. The book includes an index that I find particularly useful, specifying page numbers for individuals, companies and subject matter. I also recommend Forty Chances by my son, Howard. You’ll enjoy it.

If you are a big spender – or aspire to become one – visit Signature Flight Support on the east side of the Omaha airport between noon and 5 p.m. on Saturday. There, we will have a fleet of NetJets aircraft sure to set your pulse racing. Come by bus; leave by private jet. Live a little.

An attachment to the proxy material that is enclosed with this report explains how you can obtain the credential you will need for admission to the meeting and other events. Airlines have sometimes jacked up prices for the Berkshire weekend. If you are coming from far away, compare the cost of flying to Kansas City versus Omaha. The drive between the two cities is about 2 1/2 hours, and it may be that Kansas City can save you significant money, particularly if you had planned to rent a car in Omaha. Spend the savings with us.

At Nebraska Furniture Mart, located on a 77-acre site on 72nd Street between Dodge and Pacific, we will again be having “Berkshire Weekend” discount pricing. Last year in the week surrounding the meeting, the store did $40.2 million of business, breaking its previous record by 12%. It also set a single day record of $8.2 million on Saturday, selling nearly $1 million of mattresses alone.

To obtain the Berkshire discount at NFM, you must make your purchases between Tuesday, April 29th and Monday, May 5th inclusive, and also present your meeting credential. The period’s special pricing will even apply to the products of several prestigious manufacturers that normally have ironclad rules against discounting but which, in the spirit of our shareholder weekend, have made an exception for you. We appreciate their cooperation. NFM is open from 10 a.m. to 9 p.m. Monday through Saturday, and 10 a.m. to 6 p.m. on Sunday. On Saturday this year, from 5:30 p.m. to 8 p.m., NFM is having a picnic to which you are all invited.

At Borsheims, we will again have two shareholder-only events. The first will be a cocktail reception from 6 p.m. to 9 p.m. on Friday, May 2nd. The second, the main gala, will be held on Sunday, May 4th, from 9 a.m. to 4 p.m. On Saturday, we will be open until 6 p.m. In recent years, our three-day volume has far exceeded sales in all of December, normally a jeweler’s best month.

About 1:15 p.m. on Sunday, I will begin clerking at Borsheims. Ask for my “Crazy Warren” quote on the item of your choice. As I get older, my pricing gets ever more ridiculous. Come take advantage of me.

We will have huge crowds at Borsheims throughout the weekend. For your convenience, therefore, shareholder prices will be available from Monday, April 28th through Saturday, May 10th. During that period, please identify yourself as a shareholder by presenting your meeting credentials or a brokerage statement that shows you are a Berkshire holder.

On Sunday, in the mall outside of Borsheims, a blindfolded Patrick Wolff, twice U.S. chess champion, will take on all comers – who will have their eyes wide open – in groups of six. Nearby, Norman Beck, a remarkable magician from Dallas, will bewilder onlookers. Additionally, we will have Bob Hamman and Sharon Osberg, two of the world’s top bridge experts, available to play bridge with our shareholders on Sunday afternoon. Don’t play them for money.

My friend, Ariel Hsing, will be in the mall as well on Sunday, taking on challengers at table tennis. Last year, she made Americans – and especially me – proud with her performance at the Olympics.

I met Ariel when she was nine and even then I was unable to score a point against her. Now, she’s a freshman at Princeton and the U.S. Women’s Champion. If you don’t mind embarrassing yourself, test your skills against her, beginning at 1 p.m. Bill Gates and I will lead off and try to soften her up.

Gorat’s and Piccolo’s will again be open exclusively for Berkshire shareholders on Sunday, May 4th. Both will be serving until 10 p.m., with Gorat’s opening at 1 p.m. and Piccolo’s opening at 4 p.m. These restaurants are my favorites, and I will eat at both of them on Sunday evening. Remember: To make a reservation at Gorat’s, call 402-551-3733 on April 1st (but not before) and for Piccolo’s call 402-342-9038. At Piccolo’s order a giant root beer float for dessert. Only sissies get the small one.

We will again have the same three financial journalists lead the question-and-answer period at the meeting, asking Charlie and me questions that shareholders have submitted to them by e-mail. The journalists and their e-mail addresses are: Carol Loomis, of Fortune, who may be e-mailed at cloomis@fortunemail.com; Becky Quick, of CNBC, at BerkshireQuestions@cnbc.com; and Andrew Ross Sorkin, of The New York Times, at arsorkin@nytimes.com.

From the questions submitted, each journalist will choose the six he or she decides are the most interesting and important. The journalists have told me your question has the best chance of being selected if you keep it concise, avoid sending it in at the last moment, make it Berkshire-related and include no more than two questions in any e-mail you send them. (In your e-mail, let the journalist know if you would like your name mentioned if your question is selected.)

We will also have a panel of three analysts who follow Berkshire. This year the insurance specialist will be Jay Gelb of Barclays. Questions that deal with our non-insurance operations will come from Jonathan Brandt of Ruane, Cunniff & Goldfarb.

And we will again have a credentialed bear on Berkshire. We would like to hear from applicants who are short Berkshire (please include evidence of your position). The three analysts will bring their own Berkshire-specific questions and alternate with the journalists and the audience in asking them.

Charlie and I believe that all shareholders should have access to new Berkshire information simultaneously and should also have adequate time to analyze it. That’s why we try to issue financial information late on Fridays or early on Saturdays and why our annual meeting is held on Saturdays. We do not talk one-on-one to large institutional investors or analysts, but rather treat all shareholders the same. Our hope is that the journalists and analysts will ask questions that further educate our owners about their investment.

Neither Charlie nor I will get so much as a clue about the questions to be asked. We know the journalists and analysts will come up with some tough ones, and that’s the way we like it. All told, we expect at least 54 questions, which will allow for six from each analyst and journalist and 18 from the audience. If there is some extra time, we will take more from the audience. Audience questioners will be determined by drawings that will take place at 8:15 a.m. at each of the 15 microphones located in the arena and main overflow room.

* * * * * * * * * * * *

For good reason, I regularly extol the accomplishments of our operating managers. They are truly All-Stars, who run their businesses as if they were the only asset owned by their families. I believe the mindset of our managers to be as shareholder-oriented as can be found in the universe of large publicly-owned companies. Most have no financial need to work; the joy of hitting business “home runs” means as much to them as their paycheck.

Equally important, however, are the 24 men and women who work with me at our corporate office. This group efficiently deals with a multitude of SEC and other regulatory requirements, files a 23,000-page Federal income tax return as well as state and foreign returns, responds to countless shareholder and media inquiries, gets out the annual report, prepares for the country’s largest annual meeting, coordinates the Board’s activities – and the list goes on and on.

They handle all of these business tasks cheerfully and with unbelievable efficiency, making my life easy and pleasant. Their efforts go beyond activities strictly related to Berkshire: Last year they dealt with the 40 universities (selected from 200 applicants) who sent students to Omaha for a Q&A day with me. They also handle all kinds of requests that I receive, arrange my travel, and even get me hamburgers and French fries (smothered in ketchup, of course) for lunch. No CEO has it better; I truly do feel like tap dancing to work every day.

In closing, I think it’s become appropriate to ignore our “no pictures” policy and let you view our remarkable home-office crew. Below is a photo from our Christmas lunch. Two people couldn’t make it; otherwise you are looking at all of those who staff Berkshire’s headquarters. They are truly miracle-workers.

Next year’s letter will review our 50 years at Berkshire and speculate a bit about the next 50. In the meantime, come to Omaha on May 3rd and enjoy our Woodstock for Capitalists.

February 28, 2014

Warren E. Buffett

Chairman of the Board

A power lunch, Berkshire-style

BERKSHIRE HATHAWAY INC.

ACQUISITION CRITERIA

We are eager to hear from principals or their representatives about businesses that meet all of the following criteria:

(1)	Large purchases (at least $75 million of pre-tax earnings unless the business will fit into one of our existing units),
(2)	Demonstrated consistent earning power (future projections are of no interest to us, nor are “turnaround” situations),
(3)	Businesses earning good returns on equity while employing little or no debt,
(4)	Management in place (we can’t supply it),
(5)	Simple businesses (if there’s lots of technology, we won’t understand it),
(6)	An offering price (we don’t want to waste our time or that of the seller by talking, even preliminarily, about a transaction when price is unknown).

The larger the company, the greater will be our interest: We would like to make an acquisition in the $5-20 billion range. We are not interested, however, in receiving suggestions about purchases we might make in the general stock market.

We will not engage in unfriendly takeovers. We can promise complete confidentiality and a very fast answer – customarily within five minutes – as to whether we’re interested. We prefer to buy for cash, but will consider issuing stock when we receive as much in intrinsic business value as we give. We don’t participate in auctions.

Charlie and I frequently get approached about acquisitions that don’t come close to meeting our tests: We’ve found that if you advertise an interest in buying collies, a lot of people will call hoping to sell you their cocker spaniels. A line from a country song expresses our feeling about new ventures, turnarounds, or auction-like sales: “When the phone don’t ring, you’ll know it’s me.”

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Berkshire Hathaway Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 as required by the Securities Exchange Act of 1934 Rule 13a-15(c). In making this assessment, we used the criteria set forth in the framework in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control – Integrated Framework (1992), our management concluded that our internal control over financial reporting was effective as of December 31, 2013.

The effectiveness of our internal control over financial reporting as of December 31, 2013 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which appears on page 27.

Berkshire Hathaway Inc.

February 28, 2014

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Selected Financial Data for the Past Five Years

(dollars in millions except per-share data)

	2013	2012	2011	2010	2009
Revenues:
Insurance premiums earned	$36,684	$34,545	$32,075	$30,749	$27,884
Sales and service revenues	94,806	83,268	72,803	67,225	62,555
Revenues of railroad, utilities and energy businesses (1)	34,757	32,582	30,839	26,364	11,443
Interest, dividend and other investment income	4,939	4,534	4,792	5,215	5,531
Interest and other revenues of finance and financial products businesses	4,291	4,109	4,009	4,286	4,293
Investment and derivative gains/losses (2)	6,673	3,425	(830)	2,346	787

Total revenues	$182,150	$162,463	$143,688	$136,185	$112,493

Earnings:
Net earnings attributable to Berkshire Hathaway (2)	$19,476	$14,824	$10,254	$12,967	$8,055

Net earnings per share attributable to Berkshire Hathaway shareholders (3)	$11,850	$8,977	$6,215	$7,928	$5,193

Year-end data:
Total assets	$484,931	$427,452	$392,647	$372,229	$297,119
Notes payable and other borrowings:
Insurance and other businesses	12,902	13,535	13,768	12,471	4,561
Railroad, utilities and energy businesses (1)	46,655	36,156	32,580	31,626	19,579
Finance and financial products businesses	12,667	13,045	14,036	14,477	13,769
Berkshire Hathaway shareholders’ equity	221,890	187,647	164,850	157,318	131,102
Class A equivalent common shares outstanding, in thousands	1,644	1,643	1,651	1,648	1,552
Berkshire Hathaway shareholders’ equity per outstanding Class A equivalent common share	$134,973	$114,214	$99,860	$95,453	$84,487

(1)

On February 12, 2010, BNSF became a wholly-owned subsidiary of Berkshire and BNSF’s accounts are consolidated in Berkshire’s financial statements beginning on that date. From December 31, 2008 to February 12, 2010, Berkshire’s investment in BNSF common stock was accounted for pursuant to the equity method.

(2)

Investment gains/losses include realized gains and losses and non-cash other-than-temporary impairment losses. Derivative gains/losses include significant amounts related to non-cash changes in the fair value of long-term contracts arising from short-term changes in equity prices, interest rates and foreign currency rates, among other market factors. After-tax investment and derivative gains/losses were $4.3 billion in 2013, $2.2 billion in 2012, $(521) million in 2011, $1.87 billion in 2010 and $486 million in 2009.

(3)	Represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to 1/1,500 of such amount.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Berkshire Hathaway Inc.

Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of Berkshire Hathaway Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. We also have audited the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Berkshire Hathaway Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

February 28, 2014

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in millions)

	December 31,
	2013	2012
ASSETS
Insurance and Other:
Cash and cash equivalents	$42,614	$42,358
Investments:
Fixed maturity securities	28,785	36,708
Equity securities	115,464	87,081
Other	12,334	10,184
Investments in H.J. Heinz Holding Corporation	12,111	—
Receivables	20,497	21,753
Inventories	9,945	9,675
Property, plant and equipment	19,732	19,188
Goodwill	33,372	33,274
Other	19,244	17,875

	314,098	278,096

Railroad, Utilities and Energy:
Cash and cash equivalents	3,400	2,570
Property, plant and equipment	102,482	87,684
Goodwill	22,603	20,213
Other	16,149	13,441

	144,634	123,908

Finance and Financial Products:
Cash and cash equivalents	2,172	2,064
Investments in equity and fixed maturity securities	1,506	1,432
Other investments	5,617	4,882
Loans and finance receivables	12,826	12,809
Goodwill	1,036	1,036
Other	3,042	3,225

	26,199	25,448

	$484,931	$427,452

LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance and Other:
Losses and loss adjustment expenses	$64,866	$64,160
Unearned premiums	10,770	10,237
Life, annuity and health insurance benefits	11,681	10,943
Accounts payable, accruals and other liabilities	22,254	21,149
Notes payable and other borrowings	12,902	13,535

	122,473	120,024

Railroad, Utilities and Energy:
Accounts payable, accruals and other liabilities	14,557	13,113
Notes payable and other borrowings	46,655	36,156

	61,212	49,269

Finance and Financial Products:
Accounts payable, accruals and other liabilities	1,024	1,099
Derivative contract liabilities	5,331	7,933
Notes payable and other borrowings	12,667	13,045

	19,022	22,077

Income taxes, principally deferred	57,739	44,494

Total liabilities	260,446	235,864

Shareholders’ equity:
Common stock	8	8
Capital in excess of par value	35,472	37,230
Accumulated other comprehensive income	44,025	27,500
Retained earnings	143,748	124,272
Treasury stock, at cost	(1,363)	(1,363)

Berkshire Hathaway shareholders’ equity	221,890	187,647
Noncontrolling interests	2,595	3,941

Total shareholders’ equity	224,485	191,588

	$484,931	$427,452

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in millions except per-share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Insurance and Other:
Insurance premiums earned	$36,684	$34,545	$32,075
Sales and service revenues	94,806	83,268	72,803
Interest, dividend and other investment income	4,939	4,534	4,792
Investment gains/losses	3,881	990	1,065

	140,310	123,337	110,735

Railroad, Utilities and Energy:
Operating revenues	34,649	32,383	30,721
Other	108	199	118

	34,757	32,582	30,839

Finance and Financial Products:
Interest, dividend and other investment income	1,469	1,572	1,618
Investment gains/losses	184	472	209
Derivative gains/losses	2,608	1,963	(2,104)
Other	2,822	2,537	2,391

	7,083	6,544	2,114

	182,150	162,463	143,688

Costs and expenses:
Insurance and Other:
Insurance losses and loss adjustment expenses	21,275	20,113	20,829
Life, annuity and health insurance benefits	5,072	5,114	4,879
Insurance underwriting expenses	7,248	7,693	6,119
Cost of sales and services	77,053	67,536	59,839
Selling, general and administrative expenses	11,917	10,503	8,670
Interest expense	426	397	308

	122,991	111,356	100,644

Railroad, Utilities and Energy:
Cost of sales and operating expenses	25,157	23,816	22,736
Interest expense	1,865	1,745	1,703

	27,022	25,561	24,439

Finance and Financial Products:
Interest expense	510	602	653
Other	2,831	2,708	2,638

	3,341	3,310	3,291

	153,354	140,227	128,374

Earnings before income taxes	28,796	22,236	15,314
Income tax expense	8,951	6,924	4,568

Net earnings	19,845	15,312	10,746
Less: Earnings attributable to noncontrolling interests	369	488	492

Net earnings attributable to Berkshire Hathaway shareholders	$19,476	$14,824	$10,254

Average common shares outstanding *	1,643,613	1,651,294	1,649,891
Net earnings per share attributable to Berkshire Hathaway shareholders *	$11,850	$8,977	$6,215

*	Average shares outstanding include average Class A common shares and average Class B common shares determined on an equivalent Class A common stock basis. Net earnings per common share attributable to Berkshire Hathaway shown above represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to one-fifteen-hundredth (1/1,500) of such amount or $7.90 per share for 2013, $5.98 per share for 2012 and $4.14 per share for 2011.

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in millions)

	Year Ended December 31,
	2013	2012	2011
Net earnings	$19,845	$15,312	$10,746

Other comprehensive income:
Net change in unrealized appreciation of investments	25,111	15,700	(2,146)
Applicable income taxes	(8,691)	(5,434)	811
Reclassification of investment appreciation in net earnings	(2,447)	(953)	(1,245)
Applicable income taxes	856	334	436
Foreign currency translation	(82)	276	(126)
Applicable income taxes	34	(9)	(18)
Prior service cost and actuarial gains/losses of defined benefit pension plans	2,602	5	(1,121)
Applicable income taxes	(950)	(26)	401
Other, net	138	(32)	(104)

Other comprehensive income, net	16,571	9,861	(3,112)

Comprehensive income	36,416	25,173	7,634
Comprehensive income attributable to noncontrolling interests	394	503	385

Comprehensive income attributable to Berkshire Hathaway shareholders	$36,022	$24,670	$7,249

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in millions)

	Berkshire Hathaway shareholders’ equity					Total
	Common stock and capital in excess of par value	Accumulated other comprehensive income	Retained earnings	Treasury stock	Non- controlling interests
Balance at December 31, 2010	$37,541	$20,583	$99,194	$—	$5,616	$162,934
Net earnings	—	—	10,254	—	492	10,746
Other comprehensive income, net	—	(3,005)	—	—	(107)	(3,112)
Issuance (repurchase) of common stock	355	—	—	(67)	—	288
Transactions with noncontrolling interests	(81)	76	—	—	(1,890)	(1,895)

Balance at December 31, 2011	37,815	17,654	109,448	(67)	4,111	168,961
Net earnings	—	—	14,824	—	488	15,312
Other comprehensive income, net	—	9,846	—	—	15	9,861
Issuance (repurchase) of common stock	118	—	—	(1,296)	—	(1,178)
Transactions with noncontrolling interests	(695)	—	—	—	(673)	(1,368)

Balance at December 31, 2012	37,238	27,500	124,272	(1,363)	3,941	191,588
Net earnings	—	—	19,476	—	369	19,845
Other comprehensive income, net	—	16,546	—	—	25	16,571
Issuance of common stock	92	—	—	—	—	92
Transactions with noncontrolling interests	(1,850)	(21)	—	—	(1,740)	(3,611)

Balance at December 31, 2013	$35,480	$44,025	$143,748	$(1,363)	$2,595	$224,485

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net earnings	$19,845	$15,312	$10,746
Adjustments to reconcile net earnings to operating cash flows:
Investment (gains) losses	(4,065)	(1,462)	(1,274)
Depreciation and amortization	6,508	6,154	5,492
Other	373	(213)	2
Changes in operating assets and liabilities before business acquisitions:
Losses and loss adjustment expenses	578	(421)	3,063
Deferred charges reinsurance assumed	(340)	121	(329)
Unearned premiums	519	1,134	852
Receivables and originated loans	1,035	(1,610)	(1,159)
Derivative contract assets and liabilities	(2,430)	(2,183)	1,881
Income taxes	3,514	1,710	1,493
Other	2,167	2,408	(291)

Net cash flows from operating activities	27,704	20,950	20,476

Cash flows from investing activities:
Purchases of fixed maturity securities	(7,546)	(8,250)	(7,362)
Purchases of equity securities	(8,558)	(7,376)	(15,660)
Purchases of other investments	(12,250)	—	(5,000)
Sales of fixed maturity securities	4,311	2,982	3,353
Redemptions and maturities of fixed maturity securities	11,203	6,064	6,872
Sales and redemptions of equity securities	3,869	8,088	14,163
Purchases of loans and finance receivables	(490)	(650)	(1,657)
Collections of loans and finance receivables	654	1,714	2,915
Acquisitions of businesses, net of cash acquired	(6,431)	(3,188)	(8,685)
Purchases of property, plant and equipment	(11,087)	(9,775)	(8,191)
Other	(1,210)	(183)	63

Net cash flows from investing activities	(27,535)	(10,574)	(19,189)

Cash flows from financing activities:
Proceeds from borrowings of insurance and other businesses	2,622	1,820	2,091
Proceeds from borrowings of railroad, utilities and energy businesses	7,491	4,707	2,290
Proceeds from borrowings of finance businesses	3,462	2,352	1,562
Repayments of borrowings of insurance and other businesses	(2,835)	(2,078)	(2,307)
Repayments of borrowings of railroad, utilities and energy businesses	(1,596)	(2,119)	(2,335)
Repayments of borrowings of finance businesses	(3,842)	(3,131)	(1,959)
Changes in short term borrowings, net	(1,317)	(309)	301
Acquisitions of noncontrolling interests and treasury stock	(2,890)	(2,096)	(1,878)
Other	(134)	48	18

Net cash flows from financing activities	961	(806)	(2,217)

Effects of foreign currency exchange rate changes	64	123	2

Increase (decrease) in cash and cash equivalents	1,194	9,693	(928)
Cash and cash equivalents at beginning of year	46,992	37,299	38,227

Cash and cash equivalents at end of year *	$48,186	$46,992	$37,299

* Cash and cash equivalents at end of year are comprised of the following:
Insurance and Other	$42,614	$42,358	$33,513
Railroad, Utilities and Energy	3,400	2,570	2,246
Finance and Financial Products	2,172	2,064	1,540

	$48,186	$46,992	$37,299

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.

and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013

(1)	Significant accounting policies and practices

(a)	Nature of operations and basis of consolidation

Berkshire Hathaway Inc. (“Berkshire”) is a holding company owning subsidiaries engaged in a number of diverse business activities, including insurance and reinsurance, freight rail transportation, utilities and energy, finance, manufacturing, service and retailing. In these notes the terms “us,” “we,” or “our” refer to Berkshire and its consolidated subsidiaries. Further information regarding our reportable business segments is contained in Note 23. Significant business acquisitions completed over the past three years are discussed in Note 2.

The accompanying Consolidated Financial Statements include the accounts of Berkshire consolidated with the accounts of all subsidiaries and affiliates in which we hold a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. We consolidate a variable interest entity (“VIE”) when we possess both the power to direct the activities of the VIE that most significantly impact its economic performance and we are either obligated to absorb the losses that could potentially be significant to the VIE or we hold the right to receive benefits from the VIE that could potentially be significant to the VIE.

Intercompany accounts and transactions have been eliminated. In prior years, we presented certain relatively large private placement investments as other investments in the Consolidated Balance Sheets and Statements of Cash Flows and Notes to the Consolidated Financial Statements. At December 31, 2013, we included these investments as components of investments in fixed maturity or equity securities. Prior year presentations were reclassified to conform with the current year presentation.

(b)	Use of estimates in preparation of financial statements

The preparation of our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. In particular, estimates of unpaid losses and loss adjustment expenses and related recoverables under reinsurance for property and casualty insurance are subject to considerable estimation error due to the inherent uncertainty in projecting ultimate claim amounts. In addition, estimates and assumptions associated with the amortization of deferred charges reinsurance assumed, determinations of fair values of certain financial instruments and evaluations of goodwill for impairment require considerable judgment. Actual results may differ from the estimates used in preparing our Consolidated Financial Statements.

(c)	Cash and cash equivalents

Cash equivalents consist of funds invested in U.S. Treasury Bills, money market accounts, demand deposits and other investments with a maturity of three months or less when purchased.

(d)	Investments

We determine the appropriate classification of investments in fixed maturity and equity securities at the acquisition date and re-evaluate the classification at each balance sheet date. Held-to-maturity investments are carried at amortized cost, reflecting the ability and intent to hold the securities to maturity. Trading investments are securities acquired with the intent to sell in the near term and are carried at fair value. All other securities are classified as available-for-sale and are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income. Substantially all of our investments in equity and fixed maturity securities are classified as available-for-sale.

We utilize the equity method to account for investments when we possess the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The ability to exercise significant influence is

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(d)	Investments (Continued)

presumed when an investor possesses more than 20% of the voting interests of the investee. This presumption may be overcome based on specific facts and circumstances that demonstrate that the ability to exercise significant influence is restricted. We apply the equity method to investments in common stock and to other investments when such other investments possess substantially identical subordinated interests to common stock.

In applying the equity method, we record the investment at cost and subsequently increase or decrease the carrying amount of the investment by our proportionate share of the net earnings or losses and other comprehensive income of the investee. We record dividends or other equity distributions as reductions in the carrying value of the investment. In the event that net losses of the investee reduce the carrying amount to zero, additional net losses may be recorded if other investments in the investee are at-risk, even if we have not committed to provide financial support to the investee. Such additional equity method losses, if any, are based upon the change in our claim on the investee’s book value.

Investment gains and losses arise when investments are sold (as determined on a specific identification basis) or are other-than-temporarily impaired. If a decline in the value of an investment below cost is deemed other than temporary, the cost of the investment is written down to fair value, with a corresponding charge to earnings. Factors considered in determining whether an impairment is other than temporary include: the financial condition, business prospects and creditworthiness of the issuer, the relative amount of the decline, our ability and intent to hold the investment until the fair value recovers and the length of time that fair value has been less than cost. With respect to an investment in a fixed maturity security, we recognize an other-than-temporary impairment if we (a) intend to sell or expect to be required to sell the security before its amortized cost is recovered or (b) do not expect to ultimately recover the amortized cost basis even if we do not intend to sell the security. We recognize losses under (a) in earnings and under (b) we recognize the credit loss component in earnings and the difference between fair value and the amortized cost basis net of the credit loss in other comprehensive income.

(e)	Receivables, loans and finance receivables

Receivables of the insurance and other businesses are stated net of estimated allowances for uncollectible balances. Allowances for uncollectible balances are provided when it is probable counterparties or customers will be unable to pay all amounts due based on the contractual terms. Receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

Loans and finance receivables consist primarily of manufactured housing installment loans originated or purchased. Loans and finance receivables are stated at amortized cost based on our ability and intent to hold such loans and receivables to maturity and are stated net of allowances for uncollectible accounts. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts, are deferred and amortized as yield adjustments over the life of the loan. Loans and finance receivables include loan securitizations issued when we have the power to direct and the right to receive residual returns. Substantially all of these loans are secured by real or personal property or other assets of the borrower.

Allowances for credit losses from manufactured housing loans include estimates of losses on loans currently in foreclosure and losses on loans not currently in foreclosure. Estimates of losses on loans in foreclosure are based on historical experience and collateral recovery rates. Estimates of losses on loans not currently in foreclosure consider historical default rates, collateral recovery rates and existing economic conditions. Allowances for credit losses also incorporate the historical average time elapsed from the last payment until foreclosure.

Loans in which payments are delinquent (with no grace period) are considered past due. Loans which are over 90 days past due or in foreclosure are placed on nonaccrual status and interest previously accrued but not collected is reversed. Subsequent amounts received on the loans are first applied to the principal and interest owed for the most delinquent amount. Interest income accruals are resumed once a loan is less than 90 days delinquent.

Loans in the foreclosure process are considered non-performing. Once a loan is in foreclosure, interest income is not recognized unless the foreclosure is cured or the loan is modified. Once a modification is complete, interest income is

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(e)	Receivables, loans and finance receivables (Continued)

recognized based on the terms of the new loan. Loans that have gone through foreclosure are charged off when the collateral is sold. Loans not in foreclosure are evaluated for charge off based on individual circumstances concerning the future collectability of the loan and the condition of the collateral securing the loan.

(f)	Derivatives

We carry derivative contracts at fair value. Such balances reflect reductions permitted under master netting agreements with counterparties. The changes in fair value of derivative contracts that do not qualify as hedging instruments for financial reporting purposes are recorded in earnings.

Cash collateral received from or paid to counterparties to secure derivative contract assets or liabilities is included in other liabilities or other assets. Securities received from counterparties as collateral are not recorded as assets and securities delivered to counterparties as collateral continue to be reflected as assets in our Consolidated Balance Sheets.

(g)	Fair value measurements

As defined under GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value. Alternative valuation techniques may be appropriate under the circumstances to determine the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction. Market participants are assumed to be independent, knowledgeable, able and willing to transact an exchange and not acting under duress. Nonperformance or credit risk is considered in determining the fair value of liabilities. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized in a current or future market exchange.

(h)	Inventories

Inventories consist of manufactured goods and goods acquired for resale. Manufactured inventory costs include raw materials, direct and indirect labor and factory overhead. Inventories are stated at the lower of cost or market. As of December 31, 2013, approximately 42% of our consolidated inventory cost was determined using the last-in-first-out (“LIFO”) method, 32% using the first-in-first-out (“FIFO”) method, with the remainder using the specific identification method or average cost methods. With respect to inventories carried at LIFO cost, the aggregate difference in value between LIFO cost and cost determined under the FIFO method was $796 million and $793 million as of December 31, 2013 and 2012, respectively.

(i)	Property, plant and equipment

Additions to property, plant and equipment are recorded at cost and consist of major additions, improvements and betterments. With respect to constructed assets, all construction related material, direct labor and contract services as well as certain indirect costs are capitalized. Indirect costs include interest over the construction period. With respect to constructed assets of certain of our regulated utility and energy subsidiaries that are subject to authoritative guidance for regulated operations, capitalized costs also include an equity allowance for funds used during construction, which represents the equity funds necessary to finance the construction of the domestic regulated facilities. Also see Note 1(p).

Normal repairs and maintenance and other costs that do not improve the property, extend the useful life or otherwise do not meet capitalization criteria are charged to expense as incurred. Rail grinding costs related to our railroad properties are expensed as incurred.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(i)	Property, plant and equipment (Continued)

Depreciation is provided principally on the straight-line method over estimated useful lives or mandated recovery periods as prescribed by regulatory authorities. Depreciation of assets of our regulated utilities and railroad is generally provided using group depreciation methods where rates are based on periodic depreciation studies approved by the applicable regulator. Under group depreciation, a single depreciation rate is applied to the gross investment in a particular class of property, despite differences in the service life or salvage value of individual property units within the same class. When our regulated utilities or railroad retires or sells a component of the assets accounted for using group depreciation methods, no gain or loss is recognized. Gains or losses on disposals of all other assets are recorded through earnings.

Our businesses evaluate property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable or the assets are being held for sale. Upon the occurrence of a triggering event, we assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, we write down the asset to the estimated fair value. Impairment losses are included in earnings, except with respect to impairment of assets of our regulated utility and energy subsidiaries when the impacts of regulation are considered in evaluating the carrying value of regulated assets.

(j)	Goodwill and other intangible assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business acquisitions. We evaluate goodwill for impairment at least annually. When evaluating goodwill for impairment we estimate the fair value of the reporting unit. There are several methods that may be used to estimate a reporting unit’s fair value, including market quotations, asset and liability fair values and other valuation techniques, including, but not limited to, discounted projected future net earnings or net cash flows and multiples of earnings. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then the identifiable assets and liabilities of the reporting unit are estimated at fair value as of the current testing date. The excess of the estimated fair value of the reporting unit over the current estimated fair value of net assets establishes the implied value of goodwill. The excess of the recorded goodwill over the implied goodwill value is charged to earnings as an impairment loss. Significant judgment is required in estimating the fair value of the reporting unit and performing goodwill impairment tests.

Intangible assets with definite lives are amortized based on the estimated pattern in which the economic benefits are expected to be consumed or on a straight-line basis over their estimated economic lives. Intangible assets with definite lives are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Intangible assets with indefinite lives are tested for impairment at least annually and when events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

(k)	Revenue recognition

Insurance premiums for prospective property/casualty and health insurance and reinsurance are earned over the loss exposure or coverage period, in proportion to the level of protection provided. In most cases, premiums are recognized as revenues ratably over the term of the contract with unearned premiums computed on a monthly or daily pro-rata basis. Premiums for retroactive property/casualty reinsurance policies are earned at the inception of the contracts, as all of the underlying loss events covered by these policies occurred in the past. Premiums for life reinsurance and annuity contracts are earned when due. Premiums earned are stated net of amounts ceded to reinsurers. For contracts containing experience rating provisions, premiums are based upon estimated loss experience under the contracts.

Sales revenues derive from the sales of manufactured products and goods acquired for resale. Revenues from sales are recognized upon passage of title to the customer, which generally coincides with customer pickup, product delivery or acceptance, depending on terms of the sales arrangement.

Service revenues are recognized as the services are performed. Services provided pursuant to a contract are either recognized over the contract period or upon completion of the elements specified in the contract depending on the

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(k)	Revenue recognition (Continued)

terms of the contract. Revenues related to the sales of fractional ownership interests in aircraft are recognized ratably over the term of the related management services agreement as the transfer of ownership interest in the aircraft is inseparable from the management services agreement.

Operating revenues of utilities and energy businesses resulting from the distribution and sale of natural gas and electricity to customers is recognized when the service is rendered or the energy is delivered. Revenues include unbilled as well as billed amounts. Rates charged are generally subject to federal and state regulation or established under contractual arrangements. When preliminary rates are permitted to be billed prior to final approval by the applicable regulator, certain revenue collected may be subject to refund and a liability for estimated refunds is recorded.

Railroad transportation revenues are recognized based upon the proportion of service provided as of the balance sheet date. Customer incentives, which are primarily provided for shipping a specified cumulative volume or shipping to/from specific locations, are recorded as a pro-rata reduction to revenue based on actual or projected future customer shipments. When using projected shipments, we rely on historic trends as well as economic and other indicators to estimate the liability for customer incentives.

Interest income from investments in fixed maturity securities and loans is earned under the interest method, which reflects accrual of interest due under terms of the agreements as well as amortization of acquisition premiums, accruable discounts and capitalized loan origination fees, as applicable. Dividends from equity securities are recognized when earned, which is usually on the ex-dividend date.

(l)	Losses and loss adjustment expenses

Liabilities for losses and loss adjustment expenses are established under property/casualty insurance and reinsurance contracts issued by our insurance subsidiaries for losses that have occurred as of the balance sheet date. The liabilities for losses and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation reinsurance business are discounted. Estimated ultimate payment amounts are based upon (1) reports of losses from policyholders, (2) individual case estimates and (3) estimates of incurred but not reported losses.

Provisions for losses and loss adjustment expenses are charged to earnings after deducting amounts recovered and estimates of recoverable amounts under ceded reinsurance contracts. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify policyholders with respect to the underlying insurance and reinsurance contracts.

The estimated liabilities of workers’ compensation claims assumed under certain reinsurance contracts are discounted based upon an annual discount rate of 4.5% for claims arising prior to January 1, 2003 and 1% for claims arising thereafter, consistent with discount rates used under insurance statutory accounting principles. The change in such reserve discounts, including the periodic discount accretion is included in earnings as a component of losses and loss adjustment expenses.

(m)	Deferred charges reinsurance assumed

The excess, if any, of the estimated ultimate liabilities for claims and claim settlement costs over the premiums earned with respect to retroactive property/casualty reinsurance contracts are established as deferred charges at inception of such contracts. Deferred charges are subsequently amortized using the interest method over the expected claim settlement periods. Changes to the estimated timing or amount of loss payments produce changes in periodic amortization. Changes in such estimates are applied retrospectively and are included in insurance losses and loss adjustment expenses in the period of the change. The unamortized balances are included in other assets and were $4,359 million and $4,019 million at December 31, 2013 and 2012, respectively.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(n)	Insurance policy acquisition costs

With regards to insurance policies issued or renewed on or after January 1, 2012, incremental costs that are directly related to the successful acquisition of new or renewal of insurance contracts are capitalized, subject to ultimate recoverability, and are subsequently amortized to underwriting expenses as the related premiums are earned. Direct incremental acquisition costs include commissions, premium taxes, and certain other costs associated with successful efforts. All other underwriting costs are expensed as incurred. Prior to January 1, 2012, in addition to these direct incremental costs, capitalized costs also included certain advertising and other costs that are no longer eligible to be capitalized. The recoverability of capitalized insurance policy acquisition costs generally reflects anticipation of investment income. The unamortized balances are included in other assets and were $1,601 million and $1,682 million at December 31, 2013 and 2012, respectively.

(p)	Regulated utilities and energy businesses

Certain domestic energy subsidiaries prepare their financial statements in accordance with authoritative guidance for regulated operations, reflecting the economic effects of regulation from the ability to recover certain costs from customers and the requirement to return revenues to customers in the future through the regulated rate-setting process. Accordingly, certain costs are deferred as regulatory assets and obligations are accrued as regulatory liabilities. These assets and liabilities will be amortized into operating expenses and revenues over various future periods. At December 31, 2013, our Consolidated Balance Sheet includes $3,515 million in regulatory assets and $2,665 million in regulatory liabilities. At December 31, 2012, our Consolidated Balance Sheet includes $2,909 million in regulatory assets and $1,813 million in regulatory liabilities. Regulatory assets and liabilities are components of other assets and other liabilities of utilities and energy businesses.

Regulatory assets and liabilities are continually assessed for probable future inclusion in regulatory rates by considering factors such as applicable regulatory or legislative changes and recent rate orders received by other regulated entities. If future inclusion in regulatory rates ceases to be probable, the amount no longer probable of inclusion in regulatory rates is charged or credited to earnings (or other comprehensive income, if applicable) or returned to customers.

(q)	Life, annuity and health insurance benefits

The liability for insurance benefits under life contracts has been computed based upon estimated future investment yields, expected mortality, morbidity, and lapse or withdrawal rates and reflects estimates for future premiums and expenses under the contracts. These assumptions, as applicable, also include a margin for adverse deviation and may vary with the characteristics of the reinsurance contract’s date of issuance, policy duration and country of risk. The interest rate assumptions used may vary by reinsurance contract or jurisdiction and generally range from approximately 3% to 7%. Annuity contracts are discounted based on the implicit rate of return as of the inception of the contracts and such interest rates range from approximately 1% to 7%.

(r)	Foreign currency

The accounts of our non-U.S. based subsidiaries are measured in most instances using the local currency of the subsidiary as the functional currency. Revenues and expenses of these businesses are generally translated into U.S. Dollars at the average exchange rate for the period. Assets and liabilities are translated at the exchange rate as of the end of the reporting period. Gains or losses from translating the financial statements of foreign-based operations are included in shareholders’ equity as a component of accumulated other comprehensive income. Gains and losses arising from transactions denominated in a currency other than the functional currency of the reporting entity are included in earnings.

(s)	Income taxes

Berkshire files a consolidated federal income tax return in the United States, which includes our eligible subsidiaries. In addition, we file income tax returns in state, local and foreign jurisdictions as applicable. Provisions for current income tax liabilities are calculated and accrued on income and expense amounts expected to be included in the income tax returns for the current year. Income taxes reported in earnings also include deferred income tax provisions.

Notes to Consolidated Financial Statements (Continued)

(1)	Significant accounting policies and practices (Continued)

(s)	Income taxes (Continued)

Deferred income taxes are calculated under the liability method. Deferred income tax assets and liabilities are computed on differences between the financial statement bases and tax bases of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities that are associated with components of other comprehensive income are charged or credited directly to other comprehensive income. Otherwise, changes in deferred income tax assets and liabilities are included as a component of income tax expense. The effect on deferred income tax assets and liabilities attributable to changes in enacted tax rates are charged or credited to income tax expense in the period of enactment. Valuation allowances are established for certain deferred tax assets where realization is not likely.

Assets and liabilities are established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions are judged to not meet the “more-likely-than-not” threshold based on the technical merits of the positions. Estimated interest and penalties related to uncertain tax positions are generally included as a component of income tax expense.

(t)	New accounting pronouncements adopted in 2013

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires additional disclosures concerning the amounts reclassified out of each component of accumulated other comprehensive income and into net earnings during the reporting period. We adopted ASU 2013-02 on January 1, 2013 and the required disclosures are included in Note 20.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” and in January 2013, the FASB issued ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11, as clarified, applies to derivatives, repurchase agreements and securities lending transactions and requires companies to disclose gross and net information about financial instruments and derivatives eligible for offset and to disclose financial instruments and derivatives subject to master netting arrangements in financial statements. In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 allows an entity to first assess qualitative factors in determining whether it is more-likely-than not that an indefinite-lived intangible asset is impaired, and if certain criteria are met, permits the entity to forego performing a quantitative impairment test. ASU’s 2011-11 and 2012-02 were adopted on January 1, 2013 and had an immaterial effect on our Consolidated Financial Statements.

(u)	New accounting pronouncements to be adopted subsequent to December 31, 2013

In February 2013, the FASB issued ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the amount the reporting entity agreed to pay plus additional amounts the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 is effective for interim and annual reporting periods beginning after December 15, 2013.

In January 2014, the FASB issued ASU 2014-01 “Accounting for Investments in Qualified Affordable Housing Tax Credits.” ASU 2014-01 permits an entity to elect the proportional amortization method of accounting for limited liability investments in qualified affordable housing projects if certain criteria are met. Under the proportional amortization method, the investment is amortized in proportion to the tax benefits received and the amortization charge is reported as a component of income tax expense. ASU 2014-01 is effective for fiscal years beginning after December 15, 2014 with early adoption permitted. If elected, the proportional amortization method is required to be applied retrospectively. We are currently evaluating the effect these standards will have on our Consolidated Financial Statements.

Notes to Consolidated Financial Statements (Continued)

(2)	Significant business acquisitions

Our long-held acquisition strategy is to acquire businesses at sensible prices that have consistent earning power, good returns on equity and able and honest management.

On December 19, 2013, MidAmerican acquired NV Energy, Inc. (“NV Energy”), an energy holding company serving approximately 1.2 million electric and 0.2 million retail natural gas customers in Nevada. NV Energy’s principal operating subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are regulated utilities. Under the terms of the acquisition agreement, MidAmerican acquired all outstanding shares of NV Energy’s common stock for approximately $5.6 billion. We accounted for the acquisition pursuant to the acquisition method. NV Energy’s financial results are included in our Consolidated Financial Statements beginning on the acquisition date.

The following table sets forth certain unaudited pro forma consolidated earnings data for 2013 and 2012, as if the NV Energy acquisition was consummated on the same terms at the beginning of 2012 (in millions, except per share amounts).

	December 31,
	2013	2012
Revenues	$185,095	$165,312
Net earnings attributable to Berkshire Hathaway shareholders	19,720	15,010
Net earnings per equivalent Class A common share attributable to Berkshire Hathaway shareholders	11,998	9,090

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition for NV Energy (in millions).

December 19, 2013
Property, plant and equipment	$9,623
Goodwill	2,280
Other assets, including cash of $304 million	2,369

Assets acquired	$14,272

Accounts payable, accruals and other liabilities	$3,380
Notes payable and other borrowings	5,296

Liabilities assumed	$8,676

Net assets acquired	$5,596

In September 2011, Berkshire acquired The Lubrizol Corporation (“Lubrizol”) pursuant to an agreement under which we acquired all of the outstanding shares of Lubrizol common stock for cash of approximately $8.7 billion. Lubrizol, based in Cleveland, Ohio, is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include additives for engine oils, other transportation-related fluids and industrial lubricants, as well as additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics; and performance coatings. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact. We accounted for the Lubrizol acquisition pursuant to the acquisition method. Lubrizol’s financial results are included in our Consolidated Financial Statements beginning as of the acquisition date.

Notes to Consolidated Financial Statements (Continued)

(2)	Significant business acquisitions (Continued)

In 2012 and 2013, we also completed several smaller-sized business acquisitions, most of which were considered as “bolt-on” acquisitions to several of our existing business operations. Aggregate consideration paid for business acquisitions for 2013 was approximately $1.1 billion and for 2012 was approximately $3.2 billion, which included $438 million for entities that will develop, construct and subsequently operate renewable energy generation facilities. We do not believe that these acquisitions were material, individually or in the aggregate, to our Consolidated Financial Statements.

(3)	Investments in fixed maturity securities

Investments in securities with fixed maturities as of December 31, 2013 and 2012 are summarized by type below (in millions).

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Carrying Value
December 31, 2013
Available for sale:
U.S. Treasury, U.S. government corporations and agencies	$2,650	$16	$(8)	$2,658	$2,658
States, municipalities and political subdivisions	2,221	129	(5)	2,345	2,345
Foreign governments	11,001	182	(110)	11,073	11,073
Corporate bonds	9,383	1,190	(15)	10,558	10,558
Mortgage-backed securities	1,830	218	(8)	2,040	2,040

	27,085	1,735	(146)	28,674	28,674

Held to maturity:
Wm. Wrigley Jr. Company notes	679	17	—	696	679

	$27,764	$1,752	$(146)	$29,370	$29,353

December 31, 2012
Available for sale:
U.S. Treasury, U.S. government corporations and agencies	$2,742	$33	$—	$2,775	$2,775
States, municipalities and political subdivisions	2,735	178	—	2,913	2,913
Foreign governments	11,098	302	(45)	11,355	11,355
Corporate bonds	10,410	2,254	(3)	12,661	12,661
Mortgage-backed securities	2,276	318	(7)	2,587	2,587

	29,261	3,085	(55)	32,291	32,291

Held to maturity:
Wm. Wrigley Jr. Company notes	5,259	875	—	6,134	5,259

	$34,520	$3,960	$(55)	$38,425	$37,550

Investments in fixed maturity securities are reflected in our Consolidated Balance Sheets as follows (in millions).

	December 31,
	2013	2012
Insurance and other	$28,785	$36,708
Finance and financial products	568	842

	$29,353	$37,550

Notes to Consolidated Financial Statements (Continued)

(3)	Investments in fixed maturity securities (Continued)

In 2008, we acquired $4.4 billion par amount of 11.45% Wm. Wrigley Jr. Company (“Wrigley”) subordinated notes originally due in 2018 in conjunction with Mars, Incorporated’s (“Mars”) acquisition of Wrigley. On August 30, 2013, the subordinated note agreement was amended to permit a repurchase of all of the Wrigley subordinated notes on October 1, 2013 at a price of 115.45% of par and on that date the subordinated notes were repurchased for $5.08 billion, plus accrued interest. The subordinated notes were previously classified as held-to-maturity. In 2009, we also acquired Wrigley 5% senior notes, which are due in December 2014. The Wrigley senior notes are classified as held-to-maturity.

Investments in foreign government securities include securities issued by national and provincial government entities as well as instruments that are unconditionally guaranteed by such entities. As of December 31, 2013, approximately 94% of foreign government holdings were rated AA or higher by at least one of the major rating agencies and securities issued or guaranteed by the United Kingdom, Germany, Australia, Canada and The Netherlands represented 78% of these investments. Unrealized losses on all fixed maturity investments in a continuous unrealized loss position for more than twelve consecutive months were $26 million as of December 31, 2013 and $9 million as of December 31, 2012.

The amortized cost and estimated fair value of securities with fixed maturities at December 31, 2013 are summarized below by contractual maturity dates. Actual maturities will differ from contractual maturities because issuers of certain of the securities retain early call or prepayment rights. Amounts are in millions.

	Due in one year or less	Due after one year through five years	Due after five years through ten years	Due after ten years	Mortgage-backed securities	Total
Amortized cost	$8,371	$11,022	$3,601	$2,940	$1,830	$27,764
Fair value	8,499	11,499	4,021	3,311	2,040	29,370

(4)	Investments in equity securities

Investments in equity securities as of December 31, 2013 and 2012 are summarized based on the primary industry of the investee in the table below (in millions).

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2013 *
Banks, insurance and finance	$22,420	$28,021	$—	$50,441
Consumer products	7,082	17,854	—	24,936
Commercial, industrial and other	29,949	12,322	(143)	42,128

	$59,451	$58,197	$(143)	$117,505

*	As of December 31, 2013, approximately 55% of the aggregate fair value was concentrated in the equity securities of four companies (American Express Company – $13.8 billion; Wells Fargo & Company – $21.9 billion; International Business Machines Corporation – $12.8 billion; and The Coca-Cola Company – $16.5 billion).

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2012 *
Banks, insurance and finance	$19,350	$14,753	$(203)	$33,900
Consumer products	7,546	14,917	—	22,463
Commercial, industrial and other	24,586	7,687	(290)	31,983

	$51,482	$37,357	$(493)	$88,346

*	As of December 31, 2012, approximately 59% of the aggregate fair value was concentrated in the equity securities of four companies (American Express Company – $8.7 billion; Wells Fargo & Company – $15.6 billion; International Business Machines Corporation – $13.0 billion; and The Coca-Cola Company – $14.5 billion).

Notes to Consolidated Financial Statements (Continued)

(4)	Investments in equity securities (Continued)

In 2008, we acquired 50,000 shares of 10% Cumulative Perpetual Preferred Stock of The Goldman Sachs Group, Inc. (“GS”) (“GS Preferred”) and warrants to purchase 43,478,260 shares of common stock of GS (“GS Warrants”) for a combined cost of $5 billion. In 2008, we also acquired 30,000 shares of 10% Cumulative Perpetual Preferred Stock of General Electric (“GE”) (“GE Preferred”) and warrants to purchase 134,831,460 shares of common stock of GE (“GE Warrants”) for a combined cost of $3 billion. The GS Preferred and GE Preferred shares were redeemed by GS and GE in 2011. When originally issued, the GS Warrants were exercisable until October 1, 2013 for an aggregate cost of $5 billion ($115/share), and the GE Warrants were exercisable until October 16, 2013 for an aggregate cost of $3 billion ($22.25/share). In the first quarter of 2013, the terms of the GE Warrants and the GS Warrants were amended to provide solely for cashless exercises, whereupon we would receive shares of GS and GE common stock based on the excess, if any, of the market prices, as defined, over the exercise prices, without payment of additional consideration. The warrants were exercised in October 2013 and we received 13,062,594 shares of GS common stock and 10,710,644 shares of GE common stock. Our investments in the GS Warrants and GE Warrants and the common stock received upon the exercises of these warrants are included in the preceding tables.

As of December 31, 2013 and 2012, we concluded that there were no unrealized losses that were other than temporary. Our conclusions were based on: (a) our ability and intent to hold the securities to recovery; (b) our assessment that the underlying business and financial condition of each of these issuers was favorable; (c) our opinion that the relative price declines were not significant; and (d) our belief that market prices will increase to and exceed our cost. As of December 31, 2013 and 2012, unrealized losses on equity securities in a continuous unrealized loss position for more than twelve consecutive months were $52 million and $45 million, respectively.

Investments in equity securities are reflected in our Consolidated Balance Sheets as follows (in millions).

	December 31,
	2013	2012
Insurance and other	$115,464	$87,081
Railroad, utilities and energy *	1,103	675
Finance and financial products	938	590

	$117,505	$88,346

*	Included in other assets.

(5)	Other investments

Other investments include preferred stock of Wrigley, The Dow Chemical Company (“Dow”) and Bank of America Corporation (“BAC”) as well as warrants to purchase common stock of BAC. Information concerning each of these investments follows.

In 2008, we acquired $2.1 billion liquidation amount of Wrigley preferred stock in conjunction with Mars’ acquisition of Wrigley. The Wrigley preferred stock is entitled to dividends at a rate of 5% per annum. This investment is included in our Finance and Financial Products businesses.

In 2009, we acquired 3,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock of Dow (“Dow Preferred”) for a cost of $3 billion. Each share of the Dow Preferred is convertible into 24.201 shares of Dow common stock (equivalent to a conversion price of $41.32 per share). Beginning in April 2014, Dow shall have the right, at its option, to cause some or all of the Dow Preferred to be converted into Dow common stock at the then applicable conversion rate, if Dow’s common stock price exceeds $53.72 per share for any 20 trading days in a consecutive 30-day window ending on the day before Dow exercises its option. The Dow Preferred is entitled to dividends at a rate of 8.5% per annum. The Dow Preferred is included in our Insurance and Other businesses.

Notes to Consolidated Financial Statements (Continued)

(5)	Other investments (Continued)

In 2011, we acquired 50,000 shares of 6% Cumulative Perpetual Preferred Stock of BAC (“BAC Preferred”) and warrants to purchase 700,000,000 shares of common stock of BAC (“BAC Warrants”) for a combined cost of $5 billion. The BAC Preferred is redeemable at any time by BAC at a price of $105,000 per share ($5.25 billion in aggregate). The BAC Warrants expire in 2021 and are exercisable for an additional aggregate cost of $5 billion ($7.142857/share). The BAC Preferred and BAC Warrants are included in our Insurance and Other businesses (80%) and our Finance and Financial Products businesses (20%).

Our other investments are classified as available-for-sale and are carried at fair value. In the aggregate, the cost of these investments was approximately $10.0 billion and the fair value was approximately $17.9 billion and $15.1 billion at December 31, 2013 and 2012, respectively.

(6)	Investments in H.J. Heinz Holding Corporation

On June 7, 2013, Berkshire and an affiliate of the global investment firm 3G Capital (such affiliate, “3G”), through a newly formed holding company, H.J. Heinz Holding Corporation (“Heinz Holding”), acquired H.J. Heinz Company (“Heinz”). Berkshire and 3G each made equity investments in Heinz Holding, which, together with debt financing obtained by Heinz Holding, was used to acquire all outstanding common stock of Heinz for approximately $23.25 billion in the aggregate.

Heinz is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta, infant foods, Ore-Ida® potato products, Weight Watchers® Smart Ones® entrées and T.G.I. Friday’s® snacks.

Berkshire’s investments in Heinz Holding consist of 425 million shares of common stock, warrants to acquire approximately 46 million additional shares of common stock, and cumulative compounding preferred stock (“Preferred Stock”) with a liquidation preference of $8 billion. The aggregate cost of these investments was $12.25 billion. 3G acquired 425 million shares of Heinz Holding common stock for $4.25 billion. In addition, Heinz Holding reserved 39.6 million shares of common stock for issuance under stock options.

The Preferred Stock possesses no voting rights except as required by law or for certain matters specified in the Heinz Holding charter. The Preferred Stock is entitled to dividends at 9% per annum whether or not declared, is senior in priority to the common stock and is callable after June 7, 2016 at the liquidation value plus an applicable premium and any accrued and unpaid dividends. Under the Heinz Holding charter and a shareholders’ agreement entered into as of the acquisition date (the “shareholders’ agreement”), after June 7, 2021, Berkshire can cause Heinz Holding to attempt to sell shares of common stock through public offerings or other issuances (“redemption offerings”), the proceeds of which would be required to be used to redeem any outstanding shares of Preferred Stock. The warrants are exercisable for one cent per share and expire on June 7, 2018.

Berkshire and 3G each currently own 50% of the outstanding shares of common stock and possess equal voting interests in Heinz Holding. Under the shareholders’ agreement, unless and until Heinz Holding engages in a public offering, Berkshire and 3G each must approve all significant transactions and governance matters involving Heinz Holding and Heinz so long as Berkshire and 3G each continue to hold at least 66% of their initial common stock investments, except for (i) the declaration and payment of dividends on the Preferred Stock, and actions related to a Heinz Holding call of the Preferred Stock, for which Berkshire does not have a vote or approval right, and (ii) redemption offerings and redemptions resulting therefrom, which may only be triggered by Berkshire. No dividends may be paid on the common stock if there are any unpaid dividends on the Preferred Stock.

We are accounting for our investments in Heinz Holding common stock and common stock warrants on the equity method. Accordingly, we have included our proportionate share of net earnings attributable to common stockholders and other comprehensive income in our Consolidated Statements of Earnings and Comprehensive Income beginning as of June 7, 2013.

Notes to Consolidated Financial Statements (Continued)

(6)	Investments in H.J. Heinz Holding Corporation (Continued)

We have concluded that our investment in Preferred Stock represents an equity investment and it is carried at cost in our Consolidated Balance Sheet. The combined carrying value of our investments in Heinz Holding was $12.1 billion as of December 31, 2013. Dividends earned in connection with the Preferred Stock and our share of Heinz Holding’s net loss attributable to common stockholders are included in interest, dividend and other investment income of Insurance and Other in the Consolidated Statement of Earnings.

Summarized consolidated financial information of Heinz Holding and its subsidiaries follows (in millions).

As of December 29, 2013
Assets	$38,972
Liabilities	22,429

For the period June 7, 2013 through December 29, 2013
Sales	$6,240

Net loss	$(77)
Preferred stock dividends earned by Berkshire	(408)

Net loss attributable to common stockholders	$(485)

Earnings attributable to Berkshire *	$153

*	Includes dividends earned less Berkshire’s share of net loss attributable to common stockholders.

(7)	Investment gains/losses

Investment gains/losses, including other-than-temporary impairment (“OTTI”) losses, for each of the three years ending December 31, 2013 are summarized below (in millions).

	2013	2012	2011
Fixed maturity securities —
Gross gains from sales and other disposals	$1,783	$188	$310
Gross losses from sales and other disposals	(139)	(354)	(10)
Equity securities —
Gross gains from sales and redemptions	1,253	1,468	1,889
Gross losses from sales and redemptions	(62)	(12)	(36)
OTTI losses	(228)	(337)	(908)
Other	1,458	509	29

	$4,065	$1,462	$1,274

Investment gains from fixed maturity investments in 2013 included a gain of $680 million related to Mars/Wrigley’s repurchase of the Wrigley subordinated notes as well as gains from the dispositions and conversions of corporate bonds. Other investment gains/losses in 2013 included $1.4 billion related to the changes in the valuations of the GE and GS warrants. Investment gains from equity securities in 2011 included $1.8 billion with respect to the redemptions of our GS and GE preferred stock investments.

We record investments in equity and fixed maturity securities classified as available-for-sale at fair value and record the difference between fair value and cost in other comprehensive income. OTTI losses recognized in earnings represent reductions

Notes to Consolidated Financial Statements (Continued)

(7)	Investment gains/losses (Continued)

in the cost basis of the investment, but not the fair value. Accordingly, such losses that are included in earnings are generally offset by a corresponding credit to other comprehensive income and therefore have no net effect on shareholders’ equity as of the balance sheet date.

We recorded OTTI losses on bonds issued by Texas Competitive Electric Holdings (“TCEH”) of $228 million in 2013, $337 million in 2012 and $390 million in 2011. In 2011, OTTI losses also included $337 million with respect to 103.6 million shares of our investment in Wells Fargo & Company (“Wells Fargo”) common stock. These shares had an aggregate original cost of $3.6 billion. On March 31, 2011, when we recorded the losses, we also held an additional 255.4 million shares of Wells Fargo which were acquired at an aggregate cost of $4.4 billion and which had unrealized gains of $3.7 billion. However, the unrealized gains were not reflected in earnings but were instead recorded directly in shareholders’ equity as a component of accumulated other comprehensive income.

(8)	Receivables

Receivables of insurance and other businesses are comprised of the following (in millions).

	December 31,
	2013	2012
Insurance premiums receivable	$7,474	$7,845
Reinsurance recoverable on unpaid losses	3,055	2,925
Trade and other receivables	10,328	11,369
Allowances for uncollectible accounts	(360)	(386)

	$20,497	$21,753

Loans and finance receivables of finance and financial products businesses are comprised of the following (in millions).

	December 31,
	2013	2012
Consumer installment loans, commercial loans and finance receivables	$13,170	$13,170
Allowances for uncollectible loans	(344)	(361)

	$12,826	$12,809

Consumer installment loans represent approximately 95% and 96% of the aggregate consumer installment loans, commercial loans and finance receivables as of December 31, 2013 and 2012, respectively. Allowances for uncollectible loans predominantly relate to consumer installment loans. Provisions for loan losses for 2013 and 2012 were $249 million and $312 million, respectively. Loan charge-offs, net of recoveries, were $266 million in 2013 and $339 million in 2012. Loan amounts are net of unamortized acquisition discounts of $406 million at December 31, 2013 and $459 million at December 31, 2012. At December 31, 2013, approximately 94% of the loan balances were evaluated collectively for impairment, and the remainder were evaluated individually for impairment. As a part of the evaluation process, credit quality indicators are reviewed and loans are designated as performing or non-performing. At December 31, 2013, approximately 98% of the loan balances were determined to be performing and approximately 93% of those balances were current as to payment status.

(9)	Inventories

Inventories are comprised of the following (in millions).

	December 31,
	2013	2012
Raw materials	$1,827	$1,699
Work in process and other	849	883
Finished manufactured goods	3,212	3,187
Goods acquired for resale	4,057	3,906

	$9,945	$9,675

Notes to Consolidated Financial Statements (Continued)

(10)	Property, plant and equipment

Property, plant and equipment of our insurance and other businesses is comprised of the following (in millions).

	Ranges of estimated useful life	December 31,
		2013	2012
Land	—	$1,115	$1,048
Buildings and improvements	2 – 40 years	6,456	6,074
Machinery and equipment	3 – 25 years	16,422	15,436
Furniture, fixtures and other	2 – 15 years	2,753	2,736
Assets held for lease	12 – 30 years	7,249	6,731

		33,995	32,025
Accumulated depreciation		(14,263)	(12,837)

		$19,732	$19,188

Assets held for lease consist primarily of railroad tank cars, intermodal tank containers and other equipment in the transportation and equipment services businesses. As of December 31, 2013, the minimum future lease rentals to be received on assets held for lease (including rail cars leased from others) were as follows (in millions): 2014 – $855; 2015 – $709; 2016 – $559; 2017 – $405; 2018 – $253; and thereafter – $333.

Property, plant and equipment of our railroad and our utilities and energy businesses is comprised of the following (in millions).

	Ranges of estimated useful life	December 31,
		2013	2012
Railroad:
Land	—	$5,973	$5,950
Track structure and other roadway	5 – 100 years	40,098	38,255
Locomotives, freight cars and other equipment	5 – 37 years	7,551	6,528
Construction in progress	—	973	963
Utilities and energy:
Utility generation, distribution and transmission system	5 – 80 years	57,490	42,682
Interstate pipeline assets	3 – 80 years	6,448	6,354
Independent power plants and other assets	3 – 30 years	2,516	1,860
Construction in progress	—	4,217	2,647

		125,266	105,239
Accumulated depreciation		(22,784)	(17,555)

		$102,482	$87,684

Railroad property, plant and equipment includes the land, other roadway, track structure and rolling stock (primarily locomotives and freight cars) of BNSF. The utility generation, distribution and transmission system and interstate pipeline assets are the regulated assets of public utility and natural gas pipeline subsidiaries. Utility and energy net property, plant and equipment at December 31, 2013 included approximately $9.6 billion attributable to NV Energy, which was acquired on December 19, 2013.

(11)	Goodwill and other intangible assets

A reconciliation of the change in the carrying value of goodwill is as follows (in millions).

	December 31,
	2013	2012
Balance at beginning of year	$54,523	$53,213
Acquisitions of businesses	2,732	1,442
Other, including foreign currency translation	(244)	(132)

Balance at end of year	$57,011	$54,523

Notes to Consolidated Financial Statements (Continued)

(11)	Goodwill and other intangible assets (Continued)

Intangible assets other than goodwill are included in other assets and are summarized as follows (in millions).

	December 31, 2013		December 31, 2012
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Insurance and other	$11,923	$3,723	$11,737	$2,994
Railroad, utilities and energy	2,214	1,231	2,163	913

	$14,137	$4,954	$13,900	$3,907

Trademarks and trade names	$2,750	$340	$2,819	$278
Patents and technology	5,173	2,626	5,014	2,059
Customer relationships	4,690	1,518	4,565	1,155
Other	1,524	470	1,502	415

	$14,137	$4,954	$13,900	$3,907

Amortization expense was $1,090 million in 2013, $1,008 million in 2012 and $809 million in 2011. Estimated amortization expense over the next five years is as follows (in millions): 2014 – $1,052; 2015 – $752; 2016 – $692; 2017 – $648 and 2018 – $635. Intangible assets with indefinite lives as of December 31, 2013 and 2012 were $2,221 million and $2,328 million, respectively.

(12)	Derivative contracts

Derivative contracts have been entered into primarily by our finance and financial products and our energy businesses. Substantially all of the derivative contracts of our finance and financial products businesses are not designated as hedges for financial reporting purposes. Changes in the fair values of such contracts are reported in earnings as derivative gains/losses. We entered into these contracts with the expectation that the premiums received would exceed the amounts ultimately paid to counterparties. A summary of derivative contracts of our finance and financial products businesses follows (in millions).

	December 31, 2013				December 31, 2012
	Assets(3)	Liabilities	Notional Value		Assets(3)	Liabilities	Notional Value
Equity index put options	$—	$4,667	$32,095	(1)	$—	$7,502	$33,357	(1)
Credit default	—	648	7,792	(2)	41	429	11,691	(2)
Other, principally interest rate and foreign currency	—	16			130	2

	$—	$5,331			$171	$7,933

(1)	Represents the aggregate undiscounted amount payable at the contract expiration dates assuming that the value of each index is zero at each contract’s expiration date.

(2)	Represents the maximum undiscounted future value of losses payable under the contracts, if all underlying issuers default and the residual value of the specified obligations is zero.

(3)	Included in other assets of finance and financial products businesses.

Derivative gains/losses of our finance and financial products businesses included in our Consolidated Statements of Earnings were as follows (in millions).

	2013	2012	2011
Equity index put options	$2,843	$997	$(1,787)
Credit default	(213)	894	(251)
Other, principally interest rate and foreign currency	(22)	72	(66)

	$2,608	$1,963	$(2,104)

We have written no new equity index put option contracts since February 2008. The currently outstanding contracts are European style options written on four major equity indexes. Future payments, if any, under any given contract will be required if the underlying index value is below the strike price at the contract expiration date. We received the premiums on these contracts in full at the contract inception dates and therefore have no counterparty credit risk.

Notes to Consolidated Financial Statements (Continued)

(12)	Derivative contracts (Continued)

The aggregate intrinsic value (which is the undiscounted liability assuming the contracts are settled based on the index values and foreign currency exchange rates as of the balance sheet date) of our equity index put option contracts was approximately $1.7 billion at December 31, 2013 and $3.9 billion at December 31, 2012. However, these contracts may not be unilaterally terminated or fully settled before the expiration dates which occur between June 2018 and January 2026. Therefore, the ultimate amount of cash basis gains or losses on these contracts will not be determined for many years. The remaining weighted average life of all contracts was approximately 7.0 years at December 31, 2013.

Prior to March 2009, credit default contracts were written on various indexes of non-investment grade (or “high yield”) corporate issuers, as well as investment grade corporate and state/municipal debt issuers. These contracts cover the loss in value of specified debt obligations of the issuers arising from default events, which are usually from their failure to make payments or bankruptcy. Loss amounts are subject to contract limits. During 2013, all of our remaining high yield and investment grade corporate issuer contracts expired.

At December 31, 2013 our remaining credit default contract exposures relate to more than 500 municipal debt issues with maturities ranging from 2019 to 2054 and that have an aggregate notional value of approximately $7.8 billion. The underlying debt issues have a weighted average maturity of approximately 17.75 years. Pursuant to the contract terms, future loss payments, if any, cannot be settled before the maturity dates of the underlying obligations. We have no counterparty credit risk under these contracts because all premiums were received at the inception of the contracts.

A limited number of our equity index put option contracts contain collateral posting requirements with respect to changes in the fair value or intrinsic value of the contracts and/or a downgrade of Berkshire’s credit ratings. As of December 31, 2013, we did not have any collateral posting requirements and at December 31, 2012, our posting requirements were $40 million. If Berkshire’s credit ratings (currently AA from Standard & Poor’s and Aa2 from Moody’s) are downgraded below either A- by Standard & Poor’s or A3 by Moody’s, additional collateral of up to $1.1 billion could be required to be posted.

Our regulated utility subsidiaries are exposed to variations in the prices of fuel required to generate electricity, wholesale electricity purchased and sold and natural gas supplied for customers. Derivative instruments, including forward purchases and sales, futures, swaps and options, are used to manage a portion of these price risks. Derivative contract assets are included in other assets of railroad, utilities and energy businesses and were $87 million and $49 million as of December 31, 2013 and December 31, 2012, respectively. Derivative contract liabilities are included in accounts payable, accruals and other liabilities of railroad, utilities and energy businesses and were $208 million and $234 million as of December 31, 2013 and December 31, 2012, respectively. Unrealized gains and losses under the contracts of our regulated utilities that are probable of recovery through rates are recorded as regulatory assets or liabilities. Unrealized gains or losses on contracts accounted for as cash flow or fair value hedges are recorded in other comprehensive income or in net earnings, as appropriate.

(13)	Supplemental cash flow information

A summary of supplemental cash flow information for each of the three years ending December 31, 2013 is presented in the following table (in millions).

	2013	2012	2011
Cash paid during the period for:
Income taxes	$5,401	$4,695	$2,885
Interest:
Insurance and other businesses	375	352	243
Railroad, utilities and energy businesses	1,958	1,829	1,821
Finance and financial products businesses	541	620	662
Non-cash investing and financing activities:
Liabilities assumed in connection with business acquisitions	9,224	1,751	5,836
Common stock issued in the acquisition of noncontrolling interests	—	—	245
Borrowings assumed in connection with certain property, plant and equipment additions	—	406	647

Notes to Consolidated Financial Statements (Continued)

(14)	Unpaid losses and loss adjustment expenses

The liabilities for unpaid losses and loss adjustment expenses are based upon estimates of the ultimate claim costs associated with property and casualty claim occurrences as of the balance sheet dates including estimates for incurred but not reported (“IBNR”) claims. Considerable judgment is required to evaluate claims and establish estimated claim liabilities. A reconciliation of the changes in liabilities for unpaid losses and loss adjustment expenses of our property/casualty insurance subsidiaries for each of the three years ending December 31, 2013 is as follows (in millions).

	2013	2012	2011
Unpaid losses and loss adjustment expenses:
Gross liabilities at beginning of year	$64,160	$63,819	$60,075
Ceded losses and deferred charges at beginning of year	(6,944)	(7,092)	(6,545)

Net balance at beginning of year	57,216	56,727	53,530

Incurred losses recorded during the year:
Current accident year	23,027	22,239	23,031
Prior accident years	(1,752)	(2,126)	(2,202)

Total incurred losses	21,275	20,113	20,829

Payments during the year with respect to:
Current accident year	(10,154)	(9,667)	(9,269)
Prior accident years	(10,978)	(10,628)	(8,854)

Total payments	(21,132)	(20,295)	(18,123)

Unpaid losses and loss adjustment expenses:
Net balance at end of year	57,359	56,545	56,236
Ceded losses and deferred charges at end of year	7,414	6,944	7,092
Foreign currency translation adjustment	93	186	(100)
Business acquisitions	—	485	591

Gross liabilities at end of year	$64,866	$64,160	$63,819

Incurred losses recorded during the current year but attributable to a prior accident year (“prior accident years”) reflect the amount of estimation error charged or credited to earnings in each calendar year with respect to the liabilities established as of the beginning of that year. Incurred losses shown in the preceding table include the impact of deferred charge assets established in connection with retroactive reinsurance contracts and discounting of certain assumed workers’ compensation liabilities. Deferred charge and loss discount balances represent time value discounting of the related ultimate estimated claim liabilities.

Before the effects of deferred charges and loss discounting, we reduced the beginning of the year net losses and loss adjustment expenses liability by $1,938 million in 2013, $2,507 million in 2012 and $2,780 million in 2011. In each of the years, the reduction primarily derived from reinsurance assumed business and from private passenger auto and medical malpractice coverages. The reductions in liabilities related to reinsurance assumed business, excluding retroactive reinsurance, were attributable to generally lower than expected reported losses from ceding companies with respect to both property and casualty coverages. Individual underlying claim counts and average amounts per claim are not utilized by our reinsurance assumed businesses because clients do not consistently provide reliable data in sufficient detail. In 2013, we increased liabilities under retroactive reinsurance contracts by approximately $300 million primarily due to net increases in asbestos and environmental liabilities. In 2011, we recorded a $1.1 billion reduction in retroactive reinsurance liabilities primarily due to lower than expected losses under one contract. The reductions in private passenger auto liabilities reflected lower than previously anticipated bodily injury and personal injury protection severities. The reductions in medical malpractice liabilities reflected lower than originally anticipated claims frequencies and severities. Accident year loss estimates are regularly adjusted to consider emerging loss development patterns of prior years’ losses, whether favorable or unfavorable.

Incurred losses for prior accident years also include charges associated with the changes in deferred charge balances related to retroactive reinsurance contracts incepting prior to the beginning of the year and net discounts recorded on liabilities for certain workers’ compensation claims. The aggregate charges included in prior accident years’ incurred losses were $186 million in 2013, $381 million in 2012 and $578 million in 2011. Net discounted workers’ compensation liabilities at December 31, 2013 and 2012 were $2,066 million and $2,155 million, respectively, reflecting net discounts of $1,866 million and $1,990 million, respectively.

Notes to Consolidated Financial Statements (Continued)

(14)	Unpaid losses and loss adjustment expenses (Continued)

We are exposed to environmental, asbestos and other latent injury claims arising from insurance and reinsurance contracts. Liability estimates for environmental and asbestos exposures include case basis reserves and also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are based upon our historic general liability exposure base and policy language, previous environmental loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

The liabilities for environmental, asbestos and other latent injury claims and claims expenses net of reinsurance recoverables were approximately $13.7 billion at December 31, 2013 and $14.0 billion at December 31, 2012. These liabilities included approximately $11.9 billion at December 31, 2013 and $12.4 billion at December 31, 2012 of liabilities assumed under retroactive reinsurance contracts. Liabilities arising from retroactive contracts with exposure to claims of this nature are generally subject to aggregate policy limits. Thus, our exposure to environmental and other latent injury claims under these contracts is, likewise, limited. We monitor evolving case law and its effect on environmental and other latent injury claims. Changing government regulations, newly identified toxins, newly reported claims, new theories of liability, new contract interpretations and other factors could result in significant increases in these liabilities. Such development could be material to our results of operations. We are unable to reliably estimate the amount of additional net loss or the range of net loss that is reasonably possible.

(15)	Notes payable and other borrowings

Notes payable and other borrowings are summarized below (in millions). The weighted average interest rates and maturity date ranges shown in the following tables are based on borrowings as of December 31, 2013.

	Weighted Average Interest Rate	December 31,
		2013	2012
Insurance and other:
Issued by Berkshire due 2014-2047	2.7%	$8,311	$8,323
Short-term subsidiary borrowings	0.4%	949	1,416
Other subsidiary borrowings due 2014-2035	5.9%	3,642	3,796

		$12,902	$13,535

In 2013, Berkshire issued $2.6 billion of senior notes with interest rates ranging from 0.8% to 4.5% and maturities that range from 2016 to 2043 and repaid $2.6 billion of maturing senior notes.

	Weighted Average Interest Rate	December 31,
		2013	2012
Railroad, utilities and energy:
Issued by MidAmerican Energy Holdings Company (“MidAmerican”) and its subsidiaries:
MidAmerican senior unsecured debt due 2014-2043	5.5%	$6,616	$4,621
Subsidiary and other debt due 2014-2043	5.3%	23,033	17,002
Issued by BNSF due 2014-2097	5.3%	17,006	14,533

		$46,655	$36,156

As of December 31, 2013, MidAmerican subsidiary debt included approximately $5.3 billion of debt of NV Energy and its regulated utility subsidiaries. In addition, MidAmerican issued $2.0 billion of senior unsecured notes in connection with funding the NV Energy acquisition. The new senior unsecured notes were issued with interest rates ranging from 1.1% to 5.15% and maturities ranging from 2017 to 2043. MidAmerican subsidiary debt represents amounts issued pursuant to separate financing agreements. All, or substantially all, of the assets of certain MidAmerican subsidiaries are, or may be, pledged or encumbered to support or otherwise secure the debt. These borrowing arrangements generally contain various covenants including, but not limited to, leverage ratios, interest coverage ratios and debt service coverage ratios. In 2013, MidAmerican subsidiaries issued term debt of $2.5 billion in the aggregate and MidAmerican and its subsidiaries repaid approximately $2.0 billion of term debt and short-term borrowings.

Notes to Consolidated Financial Statements (Continued)

(15)	Notes payable and other borrowings (Continued)

In 2013, BNSF issued $3.0 billion of debentures with interest rates ranging from 3.0% to 5.15% and maturities in 2023 ($1.5 billion) and 2043 ($1.5 billion). BNSF’s borrowings are primarily unsecured. As of December 31, 2013, BNSF and MidAmerican and their subsidiaries were in compliance with all applicable debt covenants. Berkshire does not guarantee any debt or other borrowings of BNSF, MidAmerican or their subsidiaries.

	Weighted Average Interest Rate	December 31,
		2013	2012
Finance and financial products:
Issued by Berkshire Hathaway Finance Corporation (“BHFC”) due 2014-2043	3.3%	$11,178	$11,186
Issued by other subsidiaries due 2014-2036	4.7%	1,489	1,859

		$12,667	$13,045

The borrowings of BHFC, a wholly owned finance subsidiary of Berkshire, are fully and unconditionally guaranteed by Berkshire. During 2013, $3.45 billion of BHFC senior notes matured and BHFC issued $3.45 billion of new senior notes to replace maturing notes. The new senior notes were issued with interest rates ranging from 0.95% to 4.3% and maturities ranging from 2017 to 2043.

Our subsidiaries have approximately $6.3 billion in the aggregate of unused lines of credit and commercial paper capacity at December 31, 2013, to support short-term borrowing programs and provide additional liquidity. In addition to borrowings of BHFC, as of December 31, 2013, Berkshire guaranteed approximately $3.9 billion of other subsidiary borrowings. Generally, Berkshire’s guarantee of a subsidiary’s debt obligation is an absolute, unconditional and irrevocable guarantee for the full and prompt payment when due of all present and future payment obligations.

Principal repayments expected during each of the next five years are as follows (in millions).

	2014	2015	2016	2017	2018
Insurance and other	$2,287	$1,951	$1,175	$1,385	$1,259
Railroad, utilities and energy	2,065	1,454	1,466	1,622	4,021
Finance and financial products	1,333	1,638	1,151	1,843	2,226

	$5,685	$5,043	$3,792	$4,850	$7,506

(16)	Income taxes

The liabilities for income taxes reflected in our Consolidated Balance Sheets are as follows (in millions).

	December 31,
	2013	2012
Currently payable (receivable)	$(395)	$(255)
Deferred	57,442	43,883
Other	692	866

	$57,739	$44,494

Notes to Consolidated Financial Statements (Continued)

(16)	Income taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are shown below (in millions).

	December 31,
	2013	2012
Deferred tax liabilities:
Investments – unrealized appreciation and cost basis differences	$25,660	$16,075
Deferred charges reinsurance assumed	1,526	1,392
Property, plant and equipment	32,409	29,715
Other	6,278	6,485

	65,873	53,667

Deferred tax assets:
Unpaid losses and loss adjustment expenses	(817)	(924)
Unearned premiums	(682)	(660)
Accrued liabilities	(3,398)	(3,466)
Derivative contract liabilities	(374)	(1,131)
Other	(3,160)	(3,603)

	(8,431)	(9,784)

Net deferred tax liability	$57,442	$43,883

We have not established deferred income taxes with respect to undistributed earnings of certain foreign subsidiaries. Earnings expected to remain reinvested indefinitely were approximately $9.3 billion as of December 31, 2013. Upon distribution as dividends or otherwise, such amounts would be subject to taxation in the U.S. as well as foreign countries. However, U.S. income tax liabilities would be offset, in whole or in part, by allowable tax credits deriving from income taxes previously paid to foreign jurisdictions. Further, repatriation of all earnings of foreign subsidiaries would be impracticable to the extent that such earnings represent capital needed to support normal business operations in those jurisdictions. As a result, we currently believe that any incremental U.S. income tax liabilities arising from the repatriation of distributable earnings of foreign subsidiaries would not be material.

Income tax expense reflected in our Consolidated Statements of Earnings for each of the three years ending December 31, 2013 is as follows (in millions).

	2013	2012	2011
Federal	$8,155	$5,695	$3,474
State	258	384	444
Foreign	538	845	650

	$8,951	$6,924	$4,568

Current	$5,168	$4,711	$2,897
Deferred	3,783	2,213	1,671

	$8,951	$6,924	$4,568

Notes to Consolidated Financial Statements (Continued)

(16)	Income taxes (Continued)

Income tax expense is reconciled to hypothetical amounts computed at the U.S. federal statutory rate for each of the three years ending December 31, 2013 in the table below (in millions).

	2013	2012	2011
Earnings before income taxes	$28,796	$22,236	$15,314

Hypothetical amounts applicable to above computed at the U.S. federal statutory rate	$10,079	$7,783	$5,360
Dividends received deduction and tax exempt interest	(514)	(518)	(497)
State income taxes, less U.S. federal income tax benefit	168	250	289
Foreign tax rate differences	(256)	(280)	(208)
U.S. income tax credits	(457)	(319)	(241)
Other differences, net	(69)	8	(135)

	$8,951	$6,924	$4,568

We file income tax returns in the United States and in state, local and foreign jurisdictions. We are under examination by the taxing authorities in many of these jurisdictions. We have settled tax return liabilities with U.S. federal taxing authorities for years before 2005. The U.S. Internal Revenue Service (“IRS”) has completed the exams of the 2005 though 2009 tax years. Berkshire and the IRS have informally resolved all proposed adjustments in connection with these years with the IRS Appeals division and expect formal settlements within the next twelve months. The IRS continues to audit Berkshire’s consolidated U.S. federal income tax returns for the 2010 and 2011 tax years. We are also under audit or subject to audit with respect to income taxes in many state and foreign jurisdictions. It is reasonably possible that certain of our income tax examinations will be settled within the next twelve months. We currently do not believe that the outcome of unresolved issues or claims is likely to be material to our Consolidated Financial Statements.

At December 31, 2013 and 2012, net unrecognized tax benefits were $692 million and $866 million, respectively. Included in the balance at December 31, 2013, are $560 million of tax positions that, if recognized, would impact the effective tax rate. The remaining balance in net unrecognized tax benefits principally relates to tax positions for which the ultimate recognition is highly certain but for which there is uncertainty about the timing of such recognition. Because of the impact of deferred tax accounting, other than interest and penalties, the difference in recognition period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. As of December 31, 2013, we do not expect any material changes to the estimated amount of unrecognized tax benefits in the next twelve months.

(17)	Dividend restrictions – Insurance subsidiaries

Payments of dividends by our insurance subsidiaries are restricted by insurance statutes and regulations. Without prior regulatory approval, our principal insurance subsidiaries may declare up to approximately $13 billion as ordinary dividends before the end of 2014.

Combined shareholders’ equity of U.S. based property/casualty insurance subsidiaries determined pursuant to statutory accounting rules (Statutory Surplus as Regards Policyholders) was approximately $129 billion at December 31, 2013 and $106 billion at December 31, 2012. Statutory surplus differs from the corresponding amount determined on the basis of GAAP due to differences in accounting for certain assets and liabilities. For instance, deferred charges reinsurance assumed, deferred policy acquisition costs, certain unrealized gains and losses on investments in fixed maturity securities and related deferred income taxes are recognized for GAAP but not for statutory reporting purposes. In addition, under statutory reporting, goodwill is amortized over 10 years, whereas under GAAP, goodwill is not amortized and is subject to periodic tests for impairment.

Notes to Consolidated Financial Statements (Continued)

(18)	Fair value measurements

Our financial assets and liabilities are summarized below as of December 31, 2013 and December 31, 2012 with fair values shown according to the fair value hierarchy (in millions). The carrying values of cash and cash equivalents, accounts receivable and accounts payable, accruals and other liabilities are considered to be reasonable estimates of their fair values.

	Carrying Value	Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013
Investments in fixed maturity securities:
U.S. Treasury, U.S. government corporations and agencies	$2,658	$2,658	$2,184	$473	$1
States, municipalities and political subdivisions	2,345	2,345	—	2,345	—
Foreign governments	11,073	11,073	7,467	3,606	—
Corporate bonds	11,237	11,254	—	10,187	1,067
Mortgage-backed securities	2,040	2,040	—	2,040	—
Investments in equity securities	117,505	117,505	117,438	60	7
Investment in Heinz Holding Preferred Stock	7,710	7,971	—	—	7,971
Other investments	17,951	17,951	—	—	17,951
Loans and finance receivables	12,826	12,002	—	454	11,548
Derivative contract assets (1)	87	87	3	15	69

Derivative contract liabilities:
Railroad, utilities and energy (1)	208	208	1	198	9
Finance and financial products:
Equity index put options	4,667	4,667	—	—	4,667
Credit default	648	648	—	—	648
Notes payable and other borrowings:
Insurance and other	12,902	13,147	—	13,147	—
Railroad, utilities and energy	46,655	49,879	—	49,879	—
Finance and financial products	12,667	13,013	—	12,354	659

December 31, 2012
Investments in fixed maturity securities:
U.S. Treasury, U.S. government corporations and agencies	$2,775	$2,775	$1,225	$1,549	$1
States, municipalities and political subdivisions	2,913	2,913	—	2,912	1
Foreign governments	11,355	11,355	4,571	6,784	—
Corporate bonds	17,920	18,795	—	12,011	6,784
Mortgage-backed securities	2,587	2,587	—	2,587	—
Investments in equity securities	88,346	88,346	87,563	64	719
Other investments	15,066	15,066	—	—	15,066
Loans and finance receivables	12,809	11,991	—	304	11,687
Derivative contract assets (1)	220	220	1	128	91

Derivative contract liabilities:
Railroad, utilities and energy (1)	234	234	10	217	7
Finance and financial products:
Equity index put options	7,502	7,502	—	—	7,502
Credit default	429	429	—	—	429
Notes payable and other borrowings:
Insurance and other	13,535	14,284	—	14,284	—
Railroad, utilities and energy	36,156	42,074	—	42,074	—
Finance and financial products	13,045	14,005	—	13,194	811

(1)	Assets are included in other assets and liabilities are included in accounts payable, accruals and other liabilities.

Notes to Consolidated Financial Statements (Continued)

(18)	Fair value measurements (Continued)

The fair values of substantially all of our financial instruments were measured using market or income approaches. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, the fair values presented are not necessarily indicative of the amounts that could be realized in an actual current market exchange. The use of alternative market assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The hierarchy for measuring fair value consists of Levels 1 through 3, which are described below.

Level 1 – Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets.

Level 2 – Inputs include directly or indirectly observable inputs (other than Level 1 inputs) such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that may be considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates; and inputs that are derived principally from or corroborated by observable market data by correlation or other means. Pricing evaluations generally reflect discounted expected future cash flows, which incorporate yield curves for instruments with similar characteristics, such as credit ratings, estimated durations and yields for other instruments of the issuer or entities in the same industry sector.

Level 3 – Inputs include unobservable inputs used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or liabilities and we may be unable to corroborate the related observable inputs. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities.

Reconciliations of assets and liabilities measured and carried at fair value on a recurring basis with the use of significant unobservable inputs (Level 3) for each of three years ending December 31, 2013 follow (in millions).

	Investments in fixed maturity securities	Investments in equity securities and other investments	Net derivative contract liabilities
Balance at December 31, 2010	$801	$17,624	$(8,222)
Gains (losses) included in:
Earnings	—	—	(2,035)
Other comprehensive income	5	(2,133)	(3)
Regulatory assets and liabilities	—	—	144
Acquisitions	17	5,000	(68)
Dispositions and settlements	(39)	—	275
Transfers into (out of) Level 3	—	(8,800)	1

Balance at December 31, 2011	784	11,691	(9,908)
Gains (losses) included in:
Earnings	—	—	1,873
Other comprehensive income	5	4,094	—
Regulatory assets and liabilities	—	—	(2)
Acquisitions, dispositions and settlements	(8)	—	190
Transfers into (out of) Level 3	(129)	—	—

Balance at December 31, 2012	652	15,785	(7,847)
Gains (losses) included in:
Earnings	312	522	2,652
Other comprehensive income	(14)	3,177	(1)
Regulatory assets and liabilities	—	—	1
Dispositions and settlements	(578)	(31)	(60)
Transfers into (out of) Level 3	—	(1,495)	—

Balance at December 31, 2013	$372	$17,958	$(5,255)

Notes to Consolidated Financial Statements (Continued)

(18)	Fair value measurements (Continued)

Gains and losses included in earnings are included as components of investment gains/losses, derivative gains/losses and other revenues, as appropriate and are primarily related to changes in the values of derivative contracts and settlement transactions. Gains and losses included in other comprehensive income are included as components of the net change in unrealized appreciation of investments and the reclassification of investment appreciation in earnings, as appropriate in the Consolidated Statements of Comprehensive Income.

In 2013, we transferred the fair value measurements of the GS Warrants and GE Warrants out of Level 3 because we concluded that the unobservable inputs were no longer significant. In 2011, our investments in GS Preferred and GE Preferred were redeemed at the options of the issuers and were transferred out of Level 3 in the quarterly periods prior to the redemptions. In 2011, we acquired investments in BAC Preferred and BAC Warrants for an aggregate cost of $5.0 billion.

Quantitative information as of December 31, 2013, with respect to assets and liabilities measured and carried at fair value on a recurring basis with the use of significant unobservable inputs (Level 3) follows (in millions).

	Fair value	Principal valuation techniques	Unobservable Inputs	Weighted Average
Other investments:
Preferred stocks	$12,092	Discounted cash flow	Expected duration	7 years

			Discount for transferability restrictions and subordination	97 basis points

Common stock warrants	5,859	Warrant pricing model	Discount for transferability and hedging restrictions	9%
Net derivative liabilities:
Equity index put options	4,667	Option pricing model	Volatility	21%

Credit default-states/municipalities	648	Discounted cash flow	Credit spreads	124 basis points

Other investments currently consist of investments that were acquired in a few relatively large private placement transactions and include preferred stocks and common stock warrants. These investments are subject to contractual restrictions on transferability and/or provisions that prevent us from economically hedging our investments. In applying discounted estimated cash flow techniques in valuing the perpetual preferred stocks, we made assumptions regarding the expected durations of the investments, as the issuers may have the right to redeem or convert these investments. We also made estimates regarding the impact of subordination, as the preferred stocks have a lower priority in liquidation than debt instruments of the issuers, which affected the discount rates used. In valuing the common stock warrants, we used a warrant valuation model. While most of the inputs to the model are observable, we are subject to the aforementioned contractual restrictions. We have applied discounts with respect to the contractual restrictions. Increases or decreases to these inputs would result in decreases or increases to the fair values of the investments.

Our equity index put option and credit default contracts are not exchange traded and certain contract terms are not standard in derivatives markets. For example, we are not required to post collateral under most of our contracts and many contracts have long durations, and therefore are illiquid. For these and other reasons, we classified these contracts as Level 3. The methods we use to value these contracts are those that we believe market participants would use in determining exchange prices with respect to our contracts.

We value equity index put option contracts based on the Black-Scholes option valuation model. Inputs to this model include current index price, contract duration, dividend and interest rate inputs (including a Berkshire non-performance input) which are observable. However, we believe that the valuation of long-duration options using any model is inherently subjective, given the lack of observable transactions and prices, and acceptable values may be subject to wide ranges. Expected volatility inputs represent our expectations after considering the remaining duration of each contract and that the contracts will remain outstanding until the expiration dates without offsetting transactions occurring in the interim. Increases or decreases in the volatility inputs will produce increases or decreases in the fair values of the liabilities.

Notes to Consolidated Financial Statements (Continued)

(18)	Fair value measurements (Continued)

The fair values of our state and municipality credit default exposures reflect credit spreads, contract durations, interest rates, bond prices and other inputs believed to be used by market participants in estimating fair value. We utilize discounted cash flow valuation models, which incorporate the aforementioned inputs as well as our own estimates of credit spreads for states and municipalities where there is no observable input. Increases or decreases to the credit spreads will produce increases or decreases in the fair values of the liabilities.

(19)	Common stock

Changes in Berkshire’s issued and outstanding common stock during the three years ending December 31, 2013 are shown in the table below.

	Class A, $5 Par Value (1,650,000 shares authorized)			Class B, $0.0033 Par Value (3,225,000,000 shares authorized)
	Issued	Treasury	Outstanding	Issued	Treasury	Outstanding
Balance at December 31, 2010	947,460	—	947,460	1,050,990,468	—	1,050,990,468
Shares issued to acquire noncontrolling interests	—	—	—	3,253,472	—	3,253,472
Conversions of Class A common stock to Class B common stock and exercises of replacement stock options issued in a business acquisition	(9,118)	—	(9,118)	15,401,421	—	15,401,421
Treasury shares acquired	—	(98)	(98)	—	(801,985)	(801,985)

Balance at December 31, 2011	938,342	(98)	938,244	1,069,645,361	(801,985)	1,068,843,376
Conversions of Class A common stock to Class B common stock and exercises of replacement stock options issued in a business acquisition	(33,814)	—	(33,814)	53,748,595	—	53,748,595
Treasury shares acquired	—	(9,475)	(9,475)	—	(606,499)	(606,499)

Balance at December 31, 2012	904,528	(9,573)	894,955	1,123,393,956	(1,408,484)	1,121,985,472
Conversions of Class A common stock to Class B common stock and exercises of replacement stock options issued in a business acquisition	(35,912)	—	(35,912)	55,381,136	—	55,381,136

Balance at December 31, 2013	868,616	(9,573)	859,043	1,178,775,092	(1,408,484)	1,177,366,608

Each Class A common share is entitled to one vote per share. Class B common stock possesses dividend and distribution rights equal to one-fifteen-hundredth (1/1,500) of such rights of Class A common stock. Each Class B common share possesses voting rights equivalent to one-ten-thousandth (1/10,000) of the voting rights of a Class A share. Unless otherwise required under Delaware General Corporation Law, Class A and Class B common shares vote as a single class. Each share of Class A common stock is convertible, at the option of the holder, into 1,500 shares of Class B common stock. Class B common stock is not convertible into Class A common stock. On an equivalent Class A common stock basis, there were 1,643,954 shares outstanding as of December 31, 2013 and 1,642,945 shares outstanding as of December 31, 2012. In addition to our common stock, 1,000,000 shares of preferred stock are authorized, but none are issued and outstanding.

In September 2011, Berkshire’s Board of Directors (“Berkshire’s Board”) approved a common stock repurchase program under which Berkshire may repurchase its Class A and Class B shares at prices no higher than a 10% premium over the book value of the shares. In December 2012, Berkshire’s Board amended the repurchase program by raising the price limit to no higher than a 20% premium over book value. Berkshire may repurchase shares in the open market or through privately negotiated transactions. Berkshire’s Board authorization does not specify a maximum number of shares to be repurchased. However, repurchases will not be made if they would reduce Berkshire’s consolidated cash equivalent holdings below $20

Notes to Consolidated Financial Statements (Continued)

(19)	Common stock (Continued)

billion. The repurchase program is expected to continue indefinitely and the amount of repurchases will depend entirely upon the level of cash available, the attractiveness of investment and business opportunities either at hand or on the horizon, and the degree of discount of the market price relative to management’s estimate of intrinsic value. The repurchase program does not obligate Berkshire to repurchase any dollar amount or number of Class A or Class B shares and there is no expiration date to the program. There were no share purchases in 2013. In December 2012, Berkshire repurchased 9,475 Class A shares and 606,499 Class B shares for approximately $1.3 billion through a privately negotiated transaction and market purchases.

(20)	Accumulated other comprehensive income

A summary of the net changes in after-tax accumulated other comprehensive income attributable to Berkshire Hathaway shareholders for each of the three years ending December 31, 2013 and significant amounts reclassified out of accumulated other comprehensive income for the year ended December 31, 2013 follows (in millions).

	Unrealized appreciation of investments, net	Foreign currency translation	Prior service and actuarial gains/losses of defined benefit pension plans	Other	Accumulated other comprehensive income
Balance at December 31, 2010	$21,638	$(240)	$(853)	$38	$20,583

Other comprehensive income, net	(2,144)	(144)	(720)	3	(3,005)
Transactions with noncontrolling interests	132	1	(16)	(41)	76

	(2,012)	(143)	(736)	(38)	(2,929)

Balance at December 31, 2011	19,626	(383)	(1,589)	—	17,654

Other comprehensive income, net	9,647	267	(21)	(47)	9,846
Transactions with noncontrolling interests	(19)	(4)	9	14	—

	9,628	263	(12)	(33)	9,846

Balance at December 31, 2012	29,254	(120)	(1,601)	(33)	27,500

Other comprehensive income, net before reclassifications	16,379	25	1,534	106	18,044
Amounts reclassified from accumulated other comprehensive income	(1,591)	(31)	114	10	(1,498)
Transactions with noncontrolling interests	—	(20)	(1)	—	(21)

	14,788	(26)	1,647	116	16,525

Balance at December 31, 2013	$44,042	$(146)	$46	$83	$44,025

Amounts reclassified from other comprehensive income into net earnings during 2013 are included on the following line items:
Investment gains/losses:
Insurance and other	$(2,382)	$—	$—	$—	$(2,382)
Finance and financial products	(65)	—	—	—	(65)
Other	—	(31)	167	17	153

Reclassifications before income taxes	(2,447)	(31)	167	17	(2,294)
Applicable income taxes	(856)	—	53	7	(796)

	$(1,591)	$(31)	$114	$10	$(1,498)

Notes to Consolidated Financial Statements (Continued)

(21)	Pension plans

Several of our subsidiaries individually sponsor defined benefit pension plans covering certain employees. Benefits under the plans are generally based on years of service and compensation, although benefits under certain plans are based on years of service and fixed benefit rates. Our subsidiaries make contributions to the plans, generally, to meet regulatory requirements. Additional amounts may be contributed on a discretionary basis.

The components of net periodic pension expense for each of the three years ending December 31, 2013 are as follows (in millions).

	2013	2012	2011
Service cost	$254	$247	$191
Interest cost	547	583	568
Expected return on plan assets	(634)	(610)	(579)
Amortization of actuarial losses and other	225	220	102

Net pension expense	$392	$440	$282

The accumulated benefit obligation is the actuarial present value of benefits earned based on service and compensation prior to the valuation date. The projected benefit obligation (“PBO”) is the actuarial present value of benefits earned based upon service and compensation prior to the valuation date and, if applicable, includes assumptions regarding future compensation levels. Benefit obligations under qualified U.S. defined benefit pension plans are funded through assets held in trusts. Pension obligations under certain non-U.S. plans and non-qualified U.S. plans are unfunded. PBOs of non-qualified U.S. plans and non-U.S. plans which are not funded through assets held in trusts were approximately $1.0 billion as of December 31, 2013 and 2012. MidAmerican’s pension plans cover employees of its various regulated subsidiaries. The costs associated with these regulated operations are generally recoverable through the regulated rate making process.

Reconciliations of the changes in Plan assets and PBOs related to MidAmerican’s pension plans and all other pension plans for each of the two years ending December 31, 2013 are in the following tables (in millions).

	2013			2012
	MidAmerican	All other	Consolidated	MidAmerican	All other	Consolidated
Benefit Obligations
Accumulated benefit obligation at end of year	$4,664	$8,101	$12,765	$4,037	$8,878	$12,915

PBO at beginning of year	$4,284	$9,789	$14,073	$3,863	$9,129	$12,992
Service cost	46	208	254	44	203	247
Interest cost	172	375	547	183	400	583
Benefits paid	(275)	(505)	(780)	(219)	(660)	(879)
Business acquisitions	823	—	823	—	8	8
Actuarial (gains) or losses and other	(44)	(975)	(1,019)	413	709	1,122

PBO at end of year	$5,006	$8,892	$13,898	$4,284	$9,789	$14,073

Plan Assets
Plan assets at beginning of year	$3,651	$6,785	$10,436	$3,245	$5,905	$9,150
Employer contributions	150	274	424	193	456	649
Benefits paid	(275)	(505)	(780)	(219)	(660)	(879)
Actual return on plan assets	497	1,849	2,346	341	1,088	1,429
Business acquisitions	818	—	818	—	6	6
Other	47	(14)	33	91	(10)	81

Plan assets at end of year	$4,888	$8,389	$13,277	$3,651	$6,785	$10,436

Net funded status – net liability	$118	$503	$621	$633	$3,004	$3,637

Notes to Consolidated Financial Statements (Continued)

(21)	Pension plans (Continued)

The net funded status is recognized in the Consolidated Balance Sheets as follows (in millions).

	December 31,
	2013	2012
Accounts payable, accruals and other liabilities	$1,287	$3,441
Losses and loss adjustment expenses	309	256
Other assets	(975)	(60)

	$621	$3,637

Fair value measurements of Plan assets as of December 31, 2013 and 2012 follow (in millions).

	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013
Cash and equivalents	$595	$355	$240	$—
Equity securities	7,844	7,684	160	—
Government obligations	891	607	284	—
Other fixed maturity securities	901	81	820	—
Investment funds and other	3,046	577	2,156	313

	$13,277	$9,304	$3,660	$313

December 31, 2012
Cash and equivalents	$900	$345	$555	$—
Equity securities	5,444	5,211	233	—
Government obligations	899	529	370	—
Other fixed maturity securities	790	92	698	—
Investment funds and other	2,403	419	1,652	332

	$10,436	$6,596	$3,508	$332

Refer to Note 18 for a discussion of the three levels in the hierarchy of fair values. Plan assets measured at fair value with significant unobservable inputs (Level 3) for the years ending December 31, 2013 and 2012 consisted primarily of real estate and limited partnership interests. Plan assets are generally invested with the long-term objective of earning amounts sufficient to cover expected benefit obligations, while assuming a prudent level of risk. Allocations may change as a result of changing market conditions and investment opportunities. The expected rates of return on Plan assets reflect subjective assessments of expected invested asset returns over a period of several years. Generally, past investment returns are not given significant consideration when establishing assumptions for expected long-term rates of returns on Plan assets. Actual experience will differ from the assumed rates.

Benefits payments expected over the next ten years are as follows (in millions): 2014 – $787; 2015 – $802; 2016 – $805; 2017 – $816; 2018 – $823; and 2019 to 2023 – $4,253. Sponsoring subsidiaries expect to contribute $276 million to defined benefit pension plans in 2014.

Notes to Consolidated Financial Statements (Continued)

(21)	Pension plans (Continued)

A reconciliation of the pre-tax accumulated other comprehensive income (loss) related to defined benefit pension plans for each of the two years ending December 31, 2013 follows (in millions).

	2013	2012
Balance at beginning of year	$(2,516)	$(2,521)
Amount included in net periodic pension expense	167	130
Gains (losses) current period and other	2,435	(125)

Balance at end of year	$86	$(2,516)

Weighted average interest rate assumptions used in determining projected benefit obligations and net periodic pension expense were as follows.

	2013	2012
Applicable to pension benefit obligations:
Discount rate	4.6%	4.0%
Expected long-term rate of return on plan assets	6.7	6.6
Rate of compensation increase	3.5	3.6
Discount rate applicable to pension expense	4.1	4.5

Several of our subsidiaries also sponsor defined contribution retirement plans, such as 401(k) or profit sharing plans. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. Several of the plans provide that the subsidiary match these contributions up to levels specified in the plans and provide for additional discretionary contributions as determined by management. Employer contributions expensed with respect to these plans were $690 million, $637 million and $572 million for the years ending December 31, 2013, 2012 and 2011, respectively.

(22)	Contingencies and Commitments

We are parties in a variety of legal actions arising out of the normal course of business. In particular, such legal actions affect our insurance and reinsurance businesses. Such litigation generally seeks to establish liability directly through insurance contracts or indirectly through reinsurance contracts issued by Berkshire subsidiaries. Plaintiffs occasionally seek punitive or exemplary damages. We do not believe that such normal and routine litigation will have a material effect on our financial condition or results of operations. Berkshire and certain of its subsidiaries are also involved in other kinds of legal actions, some of which assert or may assert claims or seek to impose fines and penalties. We believe that any liability that may arise as a result of other pending legal actions will not have a material effect on our consolidated financial condition or results of operations.

We lease certain manufacturing, warehouse, retail and office facilities as well as certain equipment. Rent expense for all operating leases was $1,396 million in 2013, $1,401 million in 2012 and $1,288 million in 2011. Future minimum rental payments for operating leases having initial or remaining non-cancelable terms in excess of one year are as follows. Amounts are in millions.

2014	2015	2016	2017	2018	After 2018	Total
$1,245	$1,094	$967	$822	$691	$3,795	$8,614

Our subsidiaries regularly make commitments in the ordinary course of business to purchase goods and services used in their businesses. The most significant of these commitments relate to our railroad, utilities and energy and fractional aircraft ownership businesses. As of December 31, 2013, future purchase commitments under such arrangements are expected to be paid as follows: $15.5 billion in 2014, $6.4 billion in 2015, $4.1 billion in 2016, $3.8 billion in 2017, $3.5 billion in 2018 and $17.0 billion after 2018.

Notes to Consolidated Financial Statements (Continued)

(22)	Contingencies and Commitments (Continued)

We have owned a controlling interest in Marmon Holdings, Inc. (“Marmon”) since 2008 when we acquired 63.6% of its outstanding shares of common stock. In 2010, we acquired 16.6% of its outstanding common stock for approximately $1.5 billion and in 2012, we acquired an additional 9.8% of its outstanding common stock for aggregate consideration of approximately $1.4 billion. In 2013, we acquired an additional 9.7% of its outstanding common stock for aggregate consideration of approximately $1.47 billion of which $1.2 billion is payable in March 2014. As of December 31, 2013, we own substantially all of Marmon outstanding common stock. On April 29, 2013, we acquired the remaining noncontrolling interests of IMC International Metalworking Companies B.V., the parent company of Iscar, for consideration of $2.05 billion. Berkshire now owns 100% of IMC International Metalworking Companies B.V. Each of these transactions was accounted for as an acquisition of noncontrolling interests. The differences between the consideration paid or payable and the carrying amounts of these noncontrolling interests were recorded as reductions in Berkshire’s shareholders’ equity and aggregated approximately $1.8 billion in 2013 and $700 million in 2012.

Pursuant to the terms of shareholder agreements with noncontrolling shareholders in our other less than wholly-owned subsidiaries, we may be obligated to acquire their equity ownership interests. If we had acquired all outstanding noncontrolling interests as of December 31, 2013, we estimate the cost would have been approximately $3.1 billion. However, the timing and the amount of any such future payments that might be required are contingent on future actions of the noncontrolling owners.

On October 16, 2013, Marmon announced it entered into an agreement to acquire the beverage dispensing and merchandising operations of British engineering company, IMI plc for approximately $1.1 billion. The acquisition closed in January 2014.

On December 30, 2013, we entered into an agreement with Phillips 66 (“PSX”) whereby we would exchange up to the 20,668,118 shares of PSX common stock that we owned on that date for 100% of the outstanding common stock of PSX’s flow improver business, Phillips Specialty Products Inc. (“PSPI”). Per the agreement, the exact number of shares of PSX common stock to be exchanged was to be determined based upon the volume weighted average price of PSX common stock on the closing date. On February 25, 2014, the closing occurred and we exchanged 17,422,615 shares of PSX common stock for the outstanding common stock of PSPI. At the time of the closing, the assets of PSPI included approximately $450 million of cash and cash equivalents.

Berkshire has a 50% interest in a joint venture, Berkadia Commercial Mortgage (“Berkadia”), with Leucadia National Corporation (“Leucadia”) having the other 50% interest. Berkadia is a servicer of commercial real estate loans in the U.S., performing primary, master and special servicing functions for U.S. government agency programs, commercial mortgage-backed securities transactions, banks, insurance companies and other financial institutions. A significant source of funding for Berkadia’s operations is through the issuance of commercial paper. Repayment of the commercial paper is supported by a $2.5 billion surety policy issued by a Berkshire insurance subsidiary. Leucadia has agreed to indemnify Berkshire for one-half of any losses incurred under the policy. As of December 31, 2013, the aggregate amount of Berkadia commercial paper outstanding was $2.47 billion.

Notes to Consolidated Financial Statements (Continued)

(23)	Business segment data

Our reportable business segments are organized in a manner that reflects how management views those business activities. Certain businesses have been grouped together for segment reporting based upon similar products or product lines, marketing, selling and distribution characteristics, even though those business units are operated under separate local management.

The tabular information that follows shows data of reportable segments reconciled to amounts reflected in our Consolidated Financial Statements. Intersegment transactions are not eliminated in instances where management considers those transactions in assessing the results of the respective segments. Furthermore, our management does not consider investment and derivative gains/losses or amortization of purchase accounting adjustments related to Berkshire’s acquisition in assessing the performance of reporting units. Collectively, these items are included in reconciliations of segment amounts to consolidated amounts.

Business Identity	Business Activity

GEICO	Underwriting private passenger automobile insurance mainly by direct response methods

General Re	Underwriting excess-of-loss, quota-share and facultative reinsurance worldwide

Berkshire Hathaway Reinsurance Group	Underwriting excess-of-loss and quota-share reinsurance for insurers and reinsurers

Berkshire Hathaway Primary Group	Underwriting multiple lines of property and casualty insurance policies for primarily commercial accounts

BNSF	Operates one of the largest railroad systems in North America

Clayton Homes, XTRA, CORT and other financial services (“Finance and financial products”)	Proprietary investing, manufactured housing and related consumer financing, transportation equipment leasing and furniture leasing

Marmon	An association of approximately 160 manufacturing and service businesses that operate within 11 diverse business sectors

McLane Company	Wholesale distribution of groceries and non-food items

MidAmerican	Regulated electric and gas utility, including power generation and distribution activities in the U.S. and internationally; domestic real estate brokerage

Notes to Consolidated Financial Statements (Continued)

(23)	Business segment data (Continued)

Other businesses not specifically identified with reportable business segments consist of a large, diverse group of manufacturing, service and retailing businesses. A disaggregation of our consolidated data for each of the three most recent years is presented in the tables which follow on this and the following two pages (in millions).

	Revenues			Earnings before income taxes
	2013	2012	2011	2013	2012	2011
Operating Businesses:
Insurance group:
Underwriting:
GEICO	$18,572	$16,740	$15,363	$1,127	$680	$576
General Re	5,984	5,870	5,816	283	355	144
Berkshire Hathaway Reinsurance Group	8,786	9,672	9,147	1,294	304	(714)
Berkshire Hathaway Primary Group	3,342	2,263	1,749	385	286	242
Investment income	4,735	4,474	4,746	4,713	4,454	4,725

Total insurance group	41,419	39,019	36,821	7,802	6,079	4,973

BNSF	22,014	20,835	19,548	5,928	5,377	4,741
Finance and financial products	4,291	4,110	4,014	985	848	774
Marmon	6,979	7,171	6,925	1,176	1,137	992
McLane Company	45,930	37,437	33,279	486	403	370
MidAmerican	12,743	11,747	11,291	1,806	1,644	1,659
Other businesses	42,382	38,647	32,202	5,080	4,591	3,675

	175,758	158,966	144,080	23,263	20,079	17,184

Reconciliation of segments to consolidated amount:
Investment and derivative gains/losses	6,673	3,425	(830)	6,673	3,425	(830)
Interest expense, not allocated to segments	—	—	—	(303)	(271)	(221)
Eliminations and other	(281)	72	438	(837)	(997)	(819)

	$182,150	$162,463	$143,688	$28,796	$22,236	$15,314

	Capital expenditures			Depreciation of tangible assets
	2013	2012	2011	2013	2012	2011
Operating Businesses:
Insurance group	$89	$61	$40	$58	$57	$56
BNSF	3,918	3,548	3,325	1,655	1,573	1,480
Finance and financial products	251	367	331	182	184	180
Marmon	847	817	514	498	479	484
McLane Company	225	225	188	159	149	129
MidAmerican	4,307	3,380	2,684	1,577	1,440	1,333
Other businesses	1,450	1,377	1,109	1,289	1,264	1,021

	$11,087	$9,775	$8,191	$5,418	$5,146	$4,683

Notes to Consolidated Financial Statements (Continued)

(23)	Business segment data (Continued)

	Goodwill at year-end		Identifiable assets at year-end
	2013	2012	2013	2012	2011
Operating Businesses:
Insurance group:
GEICO	$1,372	$1,372	$39,568	$30,986	$27,253
General Re	13,532	13,532	29,956	30,477	28,442
Berkshire Hathaway Reinsurance and Primary Groups	607	607	138,480	118,819	104,913

Total insurance group	15,511	15,511	208,004	180,282	160,608

BNSF	14,819	14,836	59,842	56,839	55,282
Finance and financial products	1,036	1,036	25,163	24,412	23,919
Marmon	800	814	11,767	11,230	10,597
McLane Company	701	705	5,209	5,090	4,107
MidAmerican	7,784	5,377	62,189	46,856	42,039
Other businesses	16,360	16,244	39,107	36,875	34,994

	$57,011	$54,523	411,281	361,584	331,546

Reconciliation of segments to consolidated amount:
Corporate and other			16,639	11,345	7,888
Goodwill			57,011	54,523	53,213

			$484,931	$427,452	$392,647

Insurance premiums written by geographic region (based upon the domicile of the insured or reinsured) are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2013	2012	2011	2013	2012	2011
United States	$25,704	$23,186	$22,253	$3,934	$3,504	$3,100
Western Europe	2,234	4,387	4,495	1,339	1,114	880
All other	2,973	2,319	1,089	1,026	1,217	1,090

	$30,911	$29,892	$27,837	$6,299	$5,835	$5,070

In 2013, 2012 and 2011, premiums written and earned attributable to Western Europe were primarily in the United Kingdom, Germany, Switzerland and Luxembourg. In 2012 and 2011, property/casualty insurance premiums earned included approximately $3.4 billion and $2.9 billion, respectively, from a reinsurance contract with Swiss Reinsurance Company Ltd. and its affiliates. This contract expired at the end of 2012 and is now in run-off. Life/health insurance premiums written and earned in the United States included approximately $1.5 billion in 2012 and 2011 from a single contract with Swiss Re Life & Health America Inc., an affiliate of Swiss Reinsurance Company Ltd. This contract was amended in 2013 which resulted in significantly reduced premiums.

Consolidated sales and service revenues in 2013, 2012 and 2011 were $94.8 billion, $83.3 billion and $72.8 billion, respectively. Approximately 85% of such amounts in 2013 were in the United States compared with approximately 84% in 2012 and 86% in 2011. The remainder of sales and service revenues were primarily in Europe and Canada. In each of the three years ending December 31, 2013, consolidated sales and service revenues included sales of approximately $13 billion in 2013 and $12 billion in 2012 and 2011 to Wal-Mart Stores, Inc.

Notes to Consolidated Financial Statements (Continued)

(23)	Business segment data (Continued)

Approximately 96% of our revenues in 2013, 2012 and 2011 from railroad, utilities and energy businesses were in the United States. In each year, most of the remainder was attributed to the United Kingdom. At December 31, 2013, 92% of our consolidated net property, plant and equipment was located in the United States with the remainder primarily in Europe and Canada.

Premiums written and earned by the property/casualty and life/health insurance businesses are summarized below (in millions).

	Property/Casualty			Life/Health
	2013	2012	2011	2013	2012	2011
Premiums Written:
Direct	$24,292	$20,796	$18,512	$931	$554	$67
Assumed	7,339	9,668	9,867	5,437	5,391	5,133
Ceded	(720)	(572)	(542)	(69)	(110)	(130)

	$30,911	$29,892	$27,837	$6,299	$5,835	$5,070

Premiums Earned:
Direct	$23,267	$20,204	$18,038	$931	$554	$67
Assumed	7,928	9,142	9,523	5,425	5,356	5,099
Ceded	(797)	(600)	(522)	(70)	(111)	(130)

	$30,398	$28,746	$27,039	$6,286	$5,799	$5,036

(24)	Quarterly data

A summary of revenues and earnings by quarter for each of the last two years is presented in the following table. This information is unaudited. Dollars are in millions, except per share amounts.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2013
Revenues	$43,867	$44,693	$46,541	$47,049
Net earnings attributable to Berkshire shareholders *	4,892	4,541	5,053	4,990
Net earnings attributable to Berkshire shareholders per equivalent Class A common share	2,977	2,763	3,074	3,035
2012
Revenues	$38,147	$38,546	$41,050	$44,720
Net earnings attributable to Berkshire shareholders *	3,245	3,108	3,920	4,551
Net earnings attributable to Berkshire shareholders per equivalent Class A common share	1,966	1,882	2,373	2,757

*	Includes realized investment gains/losses, other-than-temporary impairment losses on investments and derivative gains/losses. Derivative gains/losses include significant amounts related to non-cash changes in the fair value of long-term contracts arising from short-term changes in equity prices, interest rates and foreign currency rates, among other factors. After-tax investment and derivative gains/losses for the periods presented above are as follows (in millions):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Investment and derivative gains/losses – 2013	$1,110	$622	$1,391	$1,214
Investment and derivative gains/losses – 2012	580	(612)	521	1,738

BERKSHIRE HATHAWAY INC.

and Subsidiaries

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Results of Operations

Net earnings attributable to Berkshire Hathaway shareholders for each of the past three years are disaggregated in the table that follows. Amounts are after deducting income taxes and exclude earnings attributable to noncontrolling interests. Amounts are in millions.

	2013	2012	2011
Insurance – underwriting	$1,995	$1,046	$154
Insurance – investment income	3,708	3,397	3,555
Railroad	3,793	3,372	2,972
Utilities and energy	1,470	1,323	1,204
Manufacturing, service and retailing	4,230	3,699	3,039
Finance and financial products	657	557	516
Other	(714)	(797)	(665)
Investment and derivative gains/losses	4,337	2,227	(521)

Net earnings attributable to Berkshire Hathaway shareholders	$19,476	$14,824	$10,254

Through our subsidiaries, we engage in a number of diverse business activities. Our operating businesses are managed on an unusually decentralized basis. There are essentially no centralized or integrated business functions (such as sales, marketing, purchasing, legal or human resources) and there is minimal involvement by our corporate headquarters in the day-to-day business activities of the operating businesses. Our senior corporate management team participates in and is ultimately responsible for significant capital allocation decisions, investment activities and the selection of the Chief Executive to head each of the operating businesses. It also is responsible for establishing and monitoring Berkshire’s corporate governance practices, including, but not limited to, communicating the appropriate “tone at the top” messages to its employees and associates, monitoring governance efforts, including those at the operating businesses, and participating in the resolution of governance-related issues as needed. The business segment data (Note 23 to the Consolidated Financial Statements) should be read in conjunction with this discussion.

Our insurance businesses generated after-tax earnings from underwriting in each of the last three years. Periodic earnings from insurance underwriting are significantly impacted by the magnitude of catastrophe loss events occurring during the period. In 2013, we incurred after-tax losses of approximately $285 million from two catastrophe events in Europe. Insurance underwriting earnings in 2012 included after-tax losses of approximately $725 million from Hurricane Sandy. In 2011, underwriting earnings included after-tax losses of approximately $1.7 billion from several different catastrophe events occurring in that year.

Our railroad and utilities and energy businesses generated significant earnings in each of the last three years. Earnings from our manufacturing, service and retailing businesses in 2013 increased about 14.4% over 2012, which was partially attributable to bolt-on business acquisitions completed during the last two years and reductions in earnings attributable to noncontrolling interests. Earnings from our manufacturing, service and retailing businesses in 2012 increased significantly over 2011 due primarily to the impact of the acquisition of The Lubrizol Corporation (“Lubrizol”), which was completed on September 16, 2011.

In 2013 and 2012, after-tax investment and derivative gains were approximately $4.3 billion and $2.2 billion, respectively. In each year, after-tax gains included gains from the reductions in estimated liabilities under equity index put option contracts and dispositions of investments, partially offset by other-than-temporary impairment (“OTTI”) losses. Investment gains in 2013 also included after-tax gains associated with the fair value increases of certain investment securities where the gains or losses were reflected in periodic earnings. In 2012, after-tax investment and derivative gains also included gains from settlements and expirations of credit default contracts. In 2011, after-tax investment and derivative losses were $521 million, reflecting after-tax

Management’s Discussion (Continued)

Results of Operations (Continued)

losses of $1.2 billion related to increases in liabilities under our equity index put option contracts and OTTI losses of $590 million related to certain equity and fixed maturity securities, partially offset by after-tax investment gains of $1.2 billion from the redemptions of our Goldman Sachs and General Electric Preferred Stock investments. We believe that investment and derivatives gains/losses are often meaningless in terms of understanding our reported results or evaluating our economic performance. These gains and losses have caused and will likely continue to cause significant volatility in our periodic earnings.

Insurance—Underwriting

We engage in both primary insurance and reinsurance of property/casualty, life and health risks. In primary insurance activities, we assume defined portions of the risks of loss from persons or organizations that are directly subject to the risks. In reinsurance activities, we assume defined portions of similar or dissimilar risks that other insurers or reinsurers have subjected themselves to in their own insuring activities. Our insurance and reinsurance businesses are: (1) GEICO, (2) General Re, (3) Berkshire Hathaway Reinsurance Group (“BHRG”) and (4) Berkshire Hathaway Primary Group.

Our management views insurance businesses as possessing two distinct operations – underwriting and investing. Underwriting decisions are the responsibility of the unit managers; investing decisions, with limited exceptions, are the responsibility of Berkshire’s Chairman and CEO, Warren E. Buffett. Accordingly, we evaluate performance of underwriting operations without any allocation of investment income. Underwriting results represent insurance premiums earned less insurance losses, benefits and underwriting expenses incurred.

The timing and amount of catastrophe losses can produce significant volatility in our periodic underwriting results, particularly with respect to BHRG and General Re. For the purpose of this discussion, we considered catastrophe losses significant if the pre-tax losses incurred from a single event (or series of related events such as tornadoes) exceeded $75 million on a consolidated basis. In 2013, we incurred pre-tax losses of $436 million related to two events in Europe. In 2012, we incurred pre-tax losses of approximately $1.1 billion attributable to Hurricane Sandy, which included approximately $490 million incurred by GEICO. In 2011, we incurred pre-tax losses of approximately $2.6 billion, arising from nine events. The largest losses were from the earthquakes in Japan ($1.25 billion) and New Zealand ($650 million) in the first quarter. Additionally, we incurred losses from several weather related events in the Pacific Rim and the U.S.

Our periodic underwriting results may be affected significantly by changes in estimates for unpaid losses and loss adjustment expenses, including amounts established for occurrences in prior years. In 2011, we reduced estimated liabilities related to certain retroactive reinsurance contracts which resulted in an increase in pre-tax underwriting earnings of approximately $875 million. These reductions were primarily due to lower than expected loss experience of one ceding company. Actual claim settlements and revised loss estimates will develop over time, which will likely differ from the liability estimates recorded as of year-end (approximately $65 billion). Accordingly, the unpaid loss estimates recorded as of December 31, 2013 may develop upward or downward in future periods, producing a corresponding decrease or increase, respectively, to pre-tax earnings.

Our periodic underwriting results may also include significant foreign currency transaction gains and losses arising from the changes in the valuation of certain non-U.S. Dollar denominated reinsurance liabilities of our U.S. based subsidiaries as a result of foreign currency exchange rate fluctuations. Historically, currency exchange rates have been volatile and the resulting impact on our underwriting earnings has been relatively significant. These gains and losses are included in underwriting expenses.

A key marketing strategy of our insurance businesses is the maintenance of extraordinary capital strength. Statutory surplus of our insurance businesses was approximately $129 billion at December 31, 2013. This superior capital strength creates opportunities, especially with respect to reinsurance activities, to negotiate and enter into insurance and reinsurance contracts specially designed to meet the unique needs of insurance and reinsurance buyers.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Underwriting results from our insurance businesses are summarized below. Amounts are in millions.

	2013	2012	2011
Underwriting gain (loss) attributable to:
GEICO	$1,127	$680	$576
General Re	283	355	144
Berkshire Hathaway Reinsurance Group	1,294	304	(714)
Berkshire Hathaway Primary Group	385	286	242

Pre-tax underwriting gain	3,089	1,625	248
Income taxes and noncontrolling interests	1,094	579	94

Net underwriting gain	$1,995	$1,046	$154

GEICO

Through GEICO, we primarily write private passenger automobile insurance, offering coverages to insureds in all 50 states and the District of Columbia. GEICO’s policies are marketed mainly by direct response methods in which customers apply for coverage directly to the company via the Internet or over the telephone. This is a significant element in our strategy to be a low-cost auto insurer. In addition, we strive to provide excellent service to customers, with the goal of establishing long-term customer relationships. GEICO’s underwriting results are summarized below. Dollars are in millions.

	2013		2012		2011
	Amount	%	Amount	%	Amount	%
Premiums written	$19,083		$17,129		$15,664

Premiums earned	$18,572	100.0	$16,740	100.0	$15,363	100.0

Losses and loss adjustment expenses	14,255	76.7	12,700	75.9	12,013	78.2
Underwriting expenses	3,190	17.2	3,360	20.0	2,774	18.1

Total losses and expenses	17,445	93.9	16,060	95.9	14,787	96.3

Pre-tax underwriting gain	$1,127		$680		$576

Premiums written in 2013 were $19.1 billion, an increase of 11.4% over premiums written in 2012. Premiums earned in 2013 increased approximately $1.8 billion (10.9%) compared to premiums earned in 2012. The growth in premiums written and earned reflected an increase in voluntary auto policies-in-force of 7.8% over the past year and, to a lesser degree, higher average premiums per policy. The increase in policies-in-force reflected a 12.1% increase in voluntary auto new business sales. Voluntary auto policies-in-force at December 31, 2013 were approximately 898,000 greater than at December 31, 2012.

Losses and loss adjustment expenses incurred in 2013 increased $1.56 billion (12.2%) compared to 2012. The loss ratio (the ratio of losses and loss adjustment expenses incurred to premiums earned) was 76.7% in 2013 compared to 75.9% in 2012. In 2013, claims frequencies for property damage and collision coverages generally increased in the two to four percent range compared to 2012. Physical damage claims severities increased in the three to four percent range in 2013. In addition, average bodily injury claims frequencies increased in the one to two percent range. Bodily injury claims severities increased in the one to three percent range, although severities for personal injury protection coverage declined, primarily in Florida. In both 2013 and 2012, losses and loss adjustment expenses incurred were favorably impacted by reductions of estimates for prior years’ losses.

Underwriting expenses incurred in 2013 declined $170 million (5.1%) compared with 2012. Underwriting expenses in 2012 were impacted by a change in U.S. GAAP concerning deferred policy acquisition costs (“DPAC”). DPAC represents the

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

GEICO (Continued)

underwriting costs that are capitalized and expensed as premiums are earned over the policy period. The new accounting standard, which we adopted on a prospective basis as of January 1, 2012, accelerates the timing of when certain underwriting costs are recognized in earnings. We estimate that GEICO’s underwriting expenses in 2012 would have been about $410 million less had we computed DPAC under the prior accounting standard. The effect of transitioning to this new accounting standard was completed in 2012. Excluding the effects of the accounting change in 2012, the ratio of underwriting expenses to premiums earned (the “expense ratio”) in 2013 declined by approximately 0.4 percentage points from 2012.

Premiums earned in 2012 were approximately $16.7 billion, an increase of $1.4 billion (9.0%) over 2011. The growth in premiums earned for voluntary auto was 9.0% as a result of a 6.5% increase in policies-in-force and an increase in average premium per policy as compared to 2011. Voluntary auto new business sales in 2012 increased slightly compared with 2011. Voluntary auto policies-in-force at December 31, 2012 were approximately 704,000 greater than at December 31, 2011.

Losses and loss adjustment expenses incurred in 2012 were $12.7 billion, an increase of $687 million (5.7%) over 2011. The loss ratio was 75.9% in 2012 and 78.2% in 2011. Losses and loss adjustment expenses in 2012 included $490 million related to Hurricane Sandy. With the exception of Hurricane Sandy, GEICO’s catastrophe losses tend to occur regularly and are normally not individually significant in amount.

Despite the losses from Hurricane Sandy, our loss ratio declined in 2012 as compared to 2011. Claims frequencies for property damage and collision coverages were down about one percent, comprehensive coverage frequencies were down about ten percent, excluding Hurricane Sandy, and frequencies for bodily injury coverages were relatively unchanged. Physical damage severities increased in the two to four percent range and bodily injury severities increased in the one to three percent range from 2011.

Underwriting expenses incurred in 2012 increased $586 million (21.1%) compared with 2011. The increase was primarily the result of the change in U.S. GAAP concerning DPAC discussed previously. We estimate that GEICO’s underwriting expenses in 2012 would have been about $410 million less had we computed DPAC under the prior accounting standard. Based on that estimate, GEICO’s expense ratio in 2012 would have been less than in 2011.

General Re

Through General Re, we conduct a reinsurance business offering property and casualty and life and health coverages to clients worldwide. We write property and casualty reinsurance in North America on a direct basis through General Reinsurance Corporation and internationally through Germany-based General Reinsurance AG and other wholly-owned affiliates. Property and casualty reinsurance is also written in broker markets through Faraday in London. Life and health reinsurance is written in North America through General Re Life Corporation and internationally through General Reinsurance AG. General Re strives to generate underwriting profits in essentially all of its product lines. Our management does not evaluate underwriting performance based upon market share and our underwriters are instructed to reject inadequately priced risks. General Re’s underwriting results are summarized in the following table. Amounts are in millions.

	Premiums written			Premiums earned			Pre-tax underwriting gain (loss)
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Property/casualty	$2,972	$2,982	$2,910	$3,007	$2,904	$2,941	$148	$399	$7
Life/health	2,991	3,002	2,909	2,977	2,966	2,875	135	(44)	137

	$5,963	$5,984	$5,819	$5,984	$5,870	$5,816	$283	$355	$144

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Property/casualty

Property/casualty premiums written in 2013 were relatively unchanged while premiums earned increased $103 million (3.5%), versus the corresponding 2012 period. Excluding the effects of foreign currency exchange rate changes, premiums written and premiums earned in 2013 increased $8 million (0.3%) and $83 million (2.9%), respectively, versus 2012. This was primarily due to increases in European treaty business. Price competition in most property and casualty lines persists. Our underwriters continue to exercise discipline by declining offers to write business where prices are deemed inadequate. We remain prepared to increase premium volumes should market conditions improve.

Property/casualty operations in 2013 produced net underwriting gains of $148 million which consisted of $153 million of gains from our property business and $5 million of losses from casualty/workers’ compensation business. In 2013, property results included catastrophe losses of approximately $400 million attributable to a hailstorm ($280 million) and floods ($120 million) in Europe. The timing and magnitude of catastrophe and large individual losses has produced and is expected to continue to produce significant volatility in periodic underwriting results. Property underwriting results also included gains from reductions of $375 million in loss reserve estimates for prior years’ loss events as a result of lower than expected losses reported from ceding companies. The underwriting loss from casualty/workers’ compensation business included $141 million of losses attributable to discount accretion related to prior years’ workers’ compensation liabilities and net underwriting losses attributable to current year business, offset by reductions in estimated liabilities for prior year losses.

Premiums written in 2012 increased $72 million (2.5%), while premiums earned declined $37 million (1.3%) from 2011. Excluding the effects of foreign currency exchange rate changes, premiums written increased $158 million (5.4%) compared to 2011 which reflected increased volume in most of our major markets around the globe. Before the effects of currency exchange, premiums earned in 2012 increased $61 million (2.1%) over 2011 which was primarily attributable to an increase in European property treaty business.

Underwriting gains were $399 million in 2012 and consisted of $352 million of gains from our property business and $47 million of gains from casualty/workers’ compensation business. Our property results included $266 million of catastrophe losses primarily attributable to Hurricane Sandy ($226 million), an earthquake in Northern Italy and various tornadoes in the Midwest. The underwriting gains from casualty/workers’ compensation business included lower than expected losses from prior years’ casualty business, offset in part by discount accretion of workers’ compensation liabilities and deferred charge amortization on retroactive reinsurance contracts.

Underwriting gains were $7 million in 2011 and consisted of a net underwriting gain of $127 million from casualty/workers’ compensation business substantially offset by a net underwriting loss of $120 million from property business. Our property results in 2011 included $861 million of catastrophe losses. The catastrophe losses were primarily attributable to earthquakes in New Zealand ($235 million) and Japan ($189 million), as well as several weather related loss events in the United States, Europe and Australia, with losses ranging from about $30 million to $75 million per event. The underwriting gain of $127 million from casualty/workers’ compensation business reflected overall reductions in loss reserve estimates for prior years’ loss events, which was partially offset by discount accretion associated with workers’ compensation liabilities and deferred charge amortization.

Life/health

In 2013, premiums written decreased $11 million (0.4%), while premiums earned increased $11 million (0.4%) compared with 2012. Adjusting for the effects of currency exchange rate changes, premiums written in 2013 increased $9 million (0.3%) over 2012 and premiums earned were $32 million (1.1%), higher than 2012. The increases, before foreign currency effects, were primarily attributable to increased non-U.S. life business. Life/health operations in 2013 produced net underwriting gains of $135 million, which were driven by lower than expected mortality, offset in part by discount accretion in the long-term care business.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Life/health (Continued)

Premiums written in 2012 increased $93 million (3.2%) and earned premiums increased $91 million (3.2%) from 2011. Excluding the effects of foreign currency exchange rate changes, premiums written and earned in 2012 increased $239 million (8.2%) and $236 million (8.2%), respectively, compared to 2011. The increases in premiums written and earned were primarily attributed to increased writings in non-U.S. life business. The underwriting results for 2012 were negatively impacted by a premium deficiency reserve that was established on the run off of the U.S. long-term care book of business as well as greater than expected claims frequency and duration in the individual and group disability business in Australia. Underwriting results for 2011 included losses of $15 million attributable to the earthquake in Japan, offset by lower than expected mortality in the life business.

Berkshire Hathaway Reinsurance Group

Through BHRG, we underwrite excess-of-loss reinsurance and quota-share coverages on property and casualty risks for insurers and reinsurers worldwide. BHRG’s business includes catastrophe excess-of-loss reinsurance and excess primary insurance and facultative reinsurance for large or otherwise unusual property risks referred to as individual risk. BHRG also writes retroactive reinsurance, which provides indemnification of losses and loss adjustment expenses with respect to past loss events. Multi-line property/casualty refers to various coverages written on both a quota-share and excess basis and includes a 20% quota-share contract with Swiss Reinsurance Company Ltd. (“Swiss Re”) covering substantially all of Swiss Re’s property/casualty risks incepting between January 1, 2008 and December 31, 2012. The Swiss Re quota-share contract is now in run-off. BHRG’s underwriting activities also include life reinsurance and traditional annuity businesses. BHRG’s underwriting results are summarized in the table below. Amounts are in millions.

	Premiums earned			Pre-tax underwriting gain/loss
	2013	2012	2011	2013	2012	2011
Catastrophe and individual risk	$801	$816	$751	$581	$400	$(321)
Retroactive reinsurance	328	717	2,011	(321)	(201)	645
Other multi-line property/casualty	4,348	5,306	4,224	655	295	(338)
Life and annuity	3,309	2,833	2,161	379	(190)	(700)

	$8,786	$9,672	$9,147	$1,294	$304	$(714)

Catastrophe and individual risk premiums written were $807 million in 2013, $785 million in 2012, and $720 million in 2011. The level of business written in a given period will vary significantly depending on changes in market conditions and management’s assessment of the adequacy of premium rates. We have constrained the volume of business written in recent years. However, we have the capacity and desire to write substantially more business when appropriate pricing can be obtained.

Periodic underwriting results of our catastrophe and individual risk business are subject to extraordinary volatility, depending on the timing and magnitude of significant catastrophe losses. In 2013, we incurred losses of $20 million from floods in Europe, while in 2012 we incurred losses of $96 million in connection with Hurricane Sandy. In 2011, we incurred losses of approximately $800 million attributable to the earthquakes in Japan ($700 million) and New Zealand ($100 million).

Retroactive reinsurance policies provide indemnification of unpaid losses and loss adjustment expenses with respect to past loss events, and related claims are generally expected to be paid over long periods of time. Premiums and limits of indemnification are often very large in amount. Coverages are generally subject to policy limits. Premiums earned in 2013, 2012 and 2011 were attributed to a relatively small number of contracts. Premiums earned under retroactive reinsurance contracts in 2011 included approximately $1.7 billion from a reinsurance contract with Eaglestone Reinsurance Company, a subsidiary of American International Group, Inc. (“AIG”). Under the contract, we agreed to reinsure the bulk of AIG’s U.S. asbestos liabilities. The agreement provides for a maximum limit of indemnification of $3.5 billion.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Berkshire Hathaway Reinsurance Group (Continued)

Underwriting results attributable to retroactive reinsurance include the recurring periodic amortization of deferred charges that are established with respect to these contracts. At the inception of a contract, deferred charge assets are recorded as the excess, if any, of the estimated ultimate losses payable over the premiums earned. Deferred charge balances are subsequently amortized over the estimated claims payment period using the interest method, which reflects estimates of the timing and amount of loss payments. The original estimates of the timing and amount of ultimate loss payments are periodically analyzed against actual experience and revised based on an actuarial evaluation of the expected remaining losses. Amortization charges and deferred charge adjustments resulting from changes to the estimated timing and amount of future loss payments are included as a component of losses and loss adjustment expenses.

The underwriting losses from retroactive policies of $321 million in 2013 and $201 million in 2012 primarily represented the amortization of deferred charges. In 2013, we increased undiscounted estimated liabilities by approximately $300 million related to prior years’ contracts, which was partially offset by increases in related deferred charge balances. In 2011, the net underwriting gain from retroactive reinsurance contracts of $645 million reflected the favorable impact of an $865 million reduction in the estimated liabilities related to an adverse loss development contract with Swiss Re, which was attributable to better than expected loss experience.

Gross unpaid losses from retroactive reinsurance contracts were approximately $17.7 billion as of December 31, 2013, $18.0 billion at December 31, 2012 and $18.8 billion at December 31, 2011. At December 31, 2013 and 2012 unamortized deferred charges related to BHRG’s retroactive reinsurance contracts were approximately $4.25 billion and $3.90 billion, respectively.

Premiums earned from multi-line property/casualty business in 2013 declined $958 million (18%) compared to 2012, while premiums earned in 2012 increased approximately $1.1 billion (26%) over 2011. As previously noted, the Swiss Re 20% quota-share contract expired on December 31, 2012. As a result, premiums earned in 2013 from that contract declined $1.9 billion (57%) compared with 2012. Premiums earned under the Swiss Re quota-share contract were $3.4 billion in 2012 and $2.9 billion in 2011. Premiums earned in 2013 from multi-line business, other than from the Swiss Re quota-share contract, increased $981 million (52%) over 2012, which was primarily attributable to increased property quota-share business.

Multi-line property/casualty generated pre-tax underwriting gains of $655 million in 2013 and $295 million in 2012. This business produced pre-tax underwriting losses of $338 million in 2011. Periodic underwriting results can be significantly impacted by catastrophe losses and foreign currency transaction gains or losses associated with the changes in the valuation of certain reinsurance liabilities of U.S.-based subsidiaries (including liabilities arising under retroactive reinsurance contracts), which are denominated in foreign currencies.

Multi-line property/casualty underwriting results in 2013 included losses of $16 million from floods and a hailstorm in Europe. Underwriting results in 2012 included estimated losses of $268 million from Hurricane Sandy. Catastrophe losses were approximately $933 million in 2011, which arose primarily from the earthquakes in Japan ($375 million) and New Zealand ($300 million) and from floods in Thailand ($150 million). The catastrophe losses in 2011 and 2012 arose primarily under the Swiss Re quota-share contract. Underwriting results included foreign currency transaction losses of $28 million in 2013 and $123 million in 2012 and gains of $140 million in 2011.

Life and annuity premiums earned in 2013 increased $476 million (17%) over premiums earned in 2012. In 2013, premiums earned included $1.7 billion received in connection with a new reinsurance contract which provides coverage of guaranteed minimum death benefits on a portfolio of variable annuity reinsurance contracts that have been in run-off for a number of years. Premiums earned in 2013 also included $1.4 billion from traditional annuity insurance and reinsurance contracts that provide for streams of periodic payments in the future in exchange for upfront consideration. Annuity premiums in 2012 were $794 million. These increases were partially offset by the reversal of premiums previously earned (approximately $1.3 billion) under the Swiss Re Life & Health America Inc. (“SRLHA”) yearly renewable term life insurance contract as a result of contract amendments in 2013. The amendments essentially commuted coverage with respect to a number of the underlying contracts in exchange for payments to SRLHA of $675 million.

Management’s Discussion (Continued)

Insurance—Underwriting (Continued)

Berkshire Hathaway Reinsurance Group (Continued)

The life and annuity business produced pre-tax underwriting gains of $379 million in 2013. The underwriting gains in 2013 included a one-time pre-tax gain of $255 million attributable to the aforementioned amendments to the SRLHA contract as the reversal of premiums earned was more than offset by the reversal of life benefits incurred. The one-time underwriting gain related to the SRLHA contract partially offset the significant underwriting losses incurred under that contract over the previous three years. Underwriting results in 2013 also included pre-tax gains of approximately $250 million related to the variable annuity guarantee business written in 2013. The gains were primarily attributable to the impact of rising equity markets which lowered estimates of liabilities for guaranteed minimum benefits. The annuity business normally generates periodic underwriting losses as a result of the periodic accretion of discounted annuity liabilities. Periodic underwriting results are also impacted by adjustments for mortality experience and changes in foreign currency exchange rates applicable to certain of the contracts. Annuity business produced net underwriting losses of $178 million in 2013.

The life and annuity business generated pre-tax underwriting losses of $190 million in 2012 and $700 million in 2011. Annuity business produced net underwriting losses of $159 million in 2012 and $118 million in 2011. In 2011, we also recorded a pre-tax underwriting loss of $642 million with respect to the SRLHA contract. Mortality rates under that contract persistently exceeded the assumptions we made at the inception of the contract. During the fourth quarter of 2011, after considerable internal actuarial analysis, our management concluded that future mortality rates are expected to be greater than our original assumptions. As a result, we increased our estimated liabilities for future policyholder benefits to reflect the new assumptions.

Berkshire Hathaway Primary Group

The Berkshire Hathaway Primary Group (“BH Primary”) consists of a wide variety of independently managed insurance businesses. These businesses include: Medical Protective Company and Princeton Insurance Company (“Princeton,” acquired in December 2011), providers of healthcare malpractice insurance coverages; National Indemnity Company’s primary group, writers of commercial motor vehicle and general liability coverages; U.S. Investment Corporation, whose subsidiaries underwrite specialty insurance coverages; a group of companies referred to internally as “Berkshire Hathaway Homestate Companies,” providers of commercial multi-line insurance, including workers’ compensation; Central States Indemnity Company, a provider of credit and disability insurance; Applied Underwriters, a provider of integrated workers’ compensation solutions; and BoatU.S., a writer of insurance for owners of boats and small watercraft. In the fourth quarter of 2012, we acquired GUARD Insurance Group (“GUARD”), a provider of workers’ compensation and complimentary commercial property and casualty insurance coverage to small and mid-sized businesses. In the second quarter of 2013, we formed Berkshire Hathaway Specialty Insurance which concentrates on providing large scale capacity solutions for commercial property and casualty risks.

Premiums earned in 2013 by BH Primary aggregated $3,342 million, an increase of $1,079 million (48%) over 2012. Premiums earned in 2012 by BH Primary were $2,263 million, an increase of $514 million (29%) over 2011. The comparative increases in 2013 and 2012 reflected the impact of the GUARD acquisition in 2012 and Princeton at the end of 2011. In addition, Berkshire Hathaway Homestate Companies’ premiums earned increased $301 million in 2013 and $188 million in 2012 compared to the corresponding prior years, due primarily to significantly higher workers’ compensation insurance volume. BH Primary produced underwriting gains of $385 million in 2013, $286 million in 2012 and $242 million in 2011. The gains reflected a generally favorable claim environment over the three years, which resulted in loss ratios of 60% in 2013, 58% in 2012 and 52% in 2011.

Management’s Discussion (Continued)

Insurance—Investment Income

A summary of net investment income of our insurance operations follows. Amounts are in millions.

	2013	2012	2011
Investment income before taxes and noncontrolling interests	$4,713	$4,454	$4,725
Income taxes and noncontrolling interests	1,005	1,057	1,170

Net investment income	$3,708	$3,397	$3,555

Investment income consists of interest and dividends earned on cash and investments of our insurance businesses. Pre-tax investment income in 2013 increased $259 million (5.8%) compared to 2012. The increase was primarily attributable to increased dividends earned on equity investments, which reflected increased dividend rates for certain of our larger equity holdings as well as increased overall investments in equity securities.

Beginning with the fourth quarter of 2013, investment income no longer includes interest from our investments in Wrigley 11.45% subordinated notes ($4.4 billion par), as a result of the repurchase of those notes by Mars/Wrigley. In addition, other higher yielding fixed maturity investments were redeemed in 2013 or will mature in 2014. Investment income in 2014 is expected to decline compared to 2013 given that investment opportunities currently available will likely generate considerably lower yields. We continue to hold significant cash and cash equivalents earning very low yields. However, we believe that maintaining ample liquidity is paramount and we insist on safety over yield with respect to cash and cash equivalents.

Pre-tax investment income in 2012 declined $271 million (6%) compared to 2011. The decline reflected the redemptions in 2011 of our investments in Goldman Sachs 10% Preferred Stock (insurance subsidiaries held 87% of the $5 billion aggregate investment) and in General Electric 10% Preferred Stock ($3 billion aggregate investment). Dividends earned by our insurance subsidiaries from these investments were $420 million in 2011. Investment income in 2012 reflected dividends earned for the full year from our investment in September 2011 in Bank of America 6% Preferred Stock (insurance subsidiaries hold 80% of the $5 billion aggregate investment) and increased dividend rates with respect to several of our common stock investments.

Invested assets derive from shareholder capital and reinvested earnings as well as net liabilities under insurance contracts or “float.” The major components of float are unpaid losses, life, annuity and health benefit liabilities, unearned premiums and other liabilities to policyholders less premium and reinsurance receivables, deferred charges assumed under retroactive reinsurance contracts and deferred policy acquisition costs. Float approximated $77 billion at December 31, 2013, $73 billion at December 31, 2012, and $70 billion at December 31, 2011. The cost of float was negative over the last three years as our insurance business generated underwriting gains in each year.

A summary of cash and investments held in our insurance businesses as of December 31, 2013 and 2012 follows. Other investments include investments in The Dow Chemical Company and Bank of America Corporation. See Note 5 to the Consolidated Financial Statements. Amounts are in millions.

	December 31,
	2013	2012
Cash and cash equivalents	$32,572	$26,458
Equity securities	114,832	86,694
Fixed maturity securities	27,059	35,243
Other investments	12,334	10,184

	$186,797	$158,579

Management’s Discussion (Continued)

Insurance—Investment Income (Continued)

Fixed maturity investments as of December 31, 2013 were as follows. Amounts are in millions.

	Amortized cost	Unrealized gains/losses	Carrying value
U.S. Treasury, U.S. government corporations and agencies	$2,650	$8	$2,658
States, municipalities and political subdivisions	2,221	124	2,345
Foreign governments	9,871	71	9,942
Corporate bonds, investment grade	6,116	552	6,668
Corporate bonds, non-investment grade	3,047	619	3,666
Mortgage-backed securities	1,596	184	1,780

	$25,501	$1,558	$27,059

U.S. government obligations are rated AA+ or Aaa by the major rating agencies and approximately 86% of all state, municipal and political subdivisions, foreign government obligations and mortgage-backed securities were rated AA or higher. Non-investment grade securities represent securities that are rated below BBB- or Baa3. Foreign government securities include obligations issued or unconditionally guaranteed by national or provincial government entities.

Railroad (“Burlington Northern Santa Fe”)

Burlington Northern Santa Fe Corporation (“BNSF”) operates one of the largest railroad systems in North America with approximately 32,500 route miles of track in 28 states and two Canadian provinces. BNSF’s major business groups are classified by product shipped and include consumer products, coal, industrial products and agricultural products. Earnings of BNSF are summarized below (in millions).

	2013	2012	2011
Revenues	$22,014	$20,835	$19,548

Operating expenses:
Compensation and benefits	4,651	4,505	4,315
Fuel	4,503	4,459	4,267
Purchased services	2,418	2,374	2,218
Depreciation and amortization	1,973	1,889	1,807
Equipment rents, materials and other	1,812	1,608	1,640

Total operating expenses	15,357	14,835	14,247
Interest expense	729	623	560

	16,086	15,458	14,807

Pre-tax earnings	5,928	5,377	4,741
Income taxes	2,135	2,005	1,769

Net earnings	$3,793	$3,372	$2,972

Revenues for 2013 were approximately $22.0 billion, an increase of $1.2 billion (5.7%) over 2012. The overall year-to-date increase in revenues reflected a 4.5% increase in cars/units handled and a slight increase in average revenue per car/unit, attributable to rates. In 2013, BNSF generated higher revenues from industrial products, consumer products and coal, partially offset by lower revenues from agricultural products.

In 2013, industrial products revenues of $5.7 billion increased 14% versus 2012, driven by an 11% increase in volume, reflecting significantly higher petroleum products volumes. Consumer products revenues in 2013 were $7.0 billion, an increase

Management’s Discussion (Continued)

Railroad (“Burlington Northern Santa Fe”) (Continued)

of 6% over 2012 that was primarily attributable to volume increases from domestic intermodal business and higher export demand. Coal revenues were $5.0 billion in 2013, an increase of 2.6% over 2012, which was attributable to increased volume. The volume increase reflected increased coal demand as a result of higher natural gas prices and reduced utility stockpiles, partially offset by severe weather issues impacting service levels. In 2013, agricultural products revenues of $3.6 billion declined 4% versus 2012 due to volume declines, which were mainly attributable to lower grain exports as a result of the drought conditions in the U.S. in 2012 and strong global competition.

Revenues (and revenues per car/unit) in each period include fuel surcharges to customers under programs intended to recover incremental fuel costs when fuel prices exceed threshold fuel prices. Surcharges vary by product/commodity, and therefore amounts earned in a given period are impacted by business mix and volume as well as fuel costs. Fuel surcharges increased 3% in 2013 as compared to 2012.

Operating expenses in 2013 were approximately $15.4 billion, an increase of $522 million (3.5%) compared to 2012. Compensation and benefits expenses in 2013 increased $146 million (3.2%) in 2013 as compared to 2012, reflecting volume-related cost increases and wage inflation. In 2013, fuel expenses increased $44 million (1%) versus 2012, as the impact of higher volume was partially offset by lower average fuel prices. Purchased services expenses in 2013 increased 2% versus 2012, due primarily to volume-related costs, including purchased transportation for BNSF Logistics LLC, a wholly-owned, third-party logistics business. In 2013, equipment rents, materials and other expenses increased $204 million (13%) over 2012. The increase was primarily due to higher property taxes, crew travel costs, derailment-related costs and locomotive material expenses in 2013. Interest expense in 2013 increased $106 million (17%) compared to 2012 due to higher average outstanding debt balances.

Revenues in 2012 were approximately $20.8 billion, an increase of $1.3 billion (7%) over 2011. Overall, the revenue increase in 2012 reflected higher average revenues per car/unit of approximately 4% as well as a 2% increase in cars/units handled (“volume”). Revenues in each period include fuel surcharges to customers under programs intended to recover incremental fuel costs when fuel prices exceed threshold fuel prices. Fuel surcharges in 2012 increased 6% over 2011, and are reflected in average revenue per car/unit.

The increase in overall volume during 2012 included increases in consumer products (4%) and industrial products (13%), partially offset by declines in coal (6%) and agricultural products (3%). The consumer products volume increase was primarily attributable to higher domestic intermodal and automotive volume. Industrial products volume increased primarily as a result of increased shipments of petroleum and construction products. The decline in coal unit volume in 2012 was attributed to lower coal demand as a result of low natural gas prices and high utility stockpiles. Agricultural product volume declined in 2012 compared to 2011, reflecting lower wheat and corn shipments for export partially offset by higher soybean and U.S. corn shipments.

Operating expenses in 2012 increased $588 million (4%) compared to 2011. Compensation and benefits expenses in 2012 increased $190 million (4%) over 2011 due to the increased volume as well as wage inflation, partially offset by increased productivity and lower weather-related costs. Fuel expenses in 2012 increased $192 million (4.5%) due to higher fuel prices and increased volume, partially offset by improved fuel efficiency. Fuel efficiency in 2011 was negatively impacted by severe weather conditions. Purchased services costs in 2012 increased $156 million (7%) compared to 2011 due primarily to increased volume, increased purchased transportation services of BNSF Logistics and increased equipment maintenance costs, partially offset by lower weather-related costs. Interest expense in 2012 increased $63 million (11%) versus 2011, due principally to higher average outstanding debt balances.

Utilities and Energy (“MidAmerican”)

We hold an 89.8% ownership interest in MidAmerican Energy Holdings Company (“MidAmerican”), which operates an international energy business. MidAmerican’s domestic regulated utility interests are currently comprised of four companies,

Management’s Discussion (Continued)

Utilities and Energy (“MidAmerican”) (Continued)

PacifiCorp, MidAmerican Energy Company (“MEC”), as well as Nevada Power Company and Sierra Pacific Power Company (together, “NV Energy”). NV Energy was acquired on December 19, 2013. MidAmerican also owns two domestic regulated interstate natural gas pipeline companies. In Great Britain, MidAmerican subsidiaries operate two regulated electricity distribution businesses referred to as Northern Powergrid. The rates that our regulated businesses charge customers for energy and services are based in large part on the costs of business operations, including a return on capital, and are subject to regulatory approval. To the extent these operations are not allowed to include such costs in the approved rates, operating results will be adversely affected. In addition, MidAmerican also operates a diversified portfolio of independent power projects and the second-largest residential real estate brokerage firm and franchise network in the United States.

Revenues and earnings of MidAmerican are summarized below. Revenues and earnings of NV Energy since December 19, 2013 are included in other. Amounts are in millions.

	Revenues			Earnings
	2013	2012	2011	2013	2012	2011
PacifiCorp	$5,215	$4,950	$4,639	$982	$737	$771
MidAmerican Energy Company	3,453	3,275	3,530	230	236	279
Natural gas pipelines	971	978	993	385	383	388
Northern Powergrid	1,026	1,036	1,016	362	429	469
Real estate brokerage	1,822	1,333	1,007	139	82	39
Other	256	175	106	4	91	36

	$12,743	$11,747	$11,291

Earnings before corporate interest and income taxes				2,102	1,958	1,982
Corporate interest				296	314	336
Income taxes and noncontrolling interests				170	172	315

Net earnings				$1,636	$1,472	$1,331

Net earnings attributable to Berkshire				$1,470	$1,323	$1,204

PacifiCorp operates a regulated utility business in portions of several Western states, including Utah, Oregon and Wyoming. PacifiCorp’s revenues in 2013 were $5.2 billion, an increase of $265 million (5%) compared to 2012. The increase was primarily due to higher retail revenues of $337 million, partially offset by lower renewable energy credits ($74 million). The increase in retail revenues reflected higher prices approved by regulators and higher retail customer loads. PacifiCorp’s earnings before corporate interest and taxes (“EBIT”) in 2013 were $982 million, an increase of $245 million (33%) compared to 2012. The comparative increase in EBIT was primarily due to charges of $165 million in 2012 related to litigation, fire and other damage claims, and, to a lesser extent, the increase in revenues. Before the impact of the aforementioned claims, pre-tax earnings in 2013 as a percentage of revenues were relatively unchanged from 2012.

In 2012, PacifiCorp’s revenues increased $311 million (7%) over revenues in 2011. The increase was primarily due to higher retail revenues of $244 million, which were due to higher prices approved by regulators across most of PacifiCorp’s jurisdictions and to a lesser degree from increased revenues from renewable energy credits. In 2012, PacifiCorp also experienced generally higher customer load in Utah, which was offset by lower industrial customer load in Wyoming and Oregon, attributable to certain large customers electing to self-generate their own power and by lower residential customer load in Oregon as a result of unfavorable weather. EBIT in 2012 declined $34 million (4%) compared to the corresponding 2011 period. EBIT in 2012 was negatively impacted by the aforementioned litigation, fire and other claims ($165 million), which more than offset the increase in operating earnings from higher revenues and otherwise higher operating margins.

MEC operates a regulated utility business primarily in Iowa and Illinois. MEC’s revenues in 2013 increased $178 million (5%) over 2012. Revenues in 2013 reflected higher regulated electric and natural gas revenues and lower nonregulated and other revenues. In 2013, regulated retail electric operating revenues increased $82 million, while regulated natural gas revenues

Management’s Discussion (Continued)

Utilities and Energy (“MidAmerican”) (Continued)

increased $165 million compared to 2012. The increase in regulated electric revenues was primarily due to higher regulatory rates in Iowa and Illinois and increases in retail customer load. The increase in regulated natural gas revenues was primarily due to higher retail volumes and increases in recoveries through adjustment clauses as a result of a higher average per-unit cost of gas sold. Nonregulated and other operating revenues in 2013 declined $67 million in comparison with 2012 due primarily to lower electricity volumes and prices. MEC’s EBIT in 2013 declined $6 million (3%) compared to 2012. The decline in EBIT was due to lower regulated and nonregulated electric operating earnings, partially offset by higher natural gas earnings.

MEC’s revenues in 2012 declined $255 million (7%) compared to 2011, reflecting declines in natural gas revenues of $110 million and nonregulated and other operating revenues of $178 million. In 2012, MEC’s regulated electric revenues increased 2% to approximately $1.7 billion. The decline in natural gas revenues reflected lower average per-unit cost of natural gas sold and lower volumes. The nonregulated and other operating revenues decline was due to generally lower electricity and natural gas prices. MEC’s EBIT in 2012 declined $43 million (15%) compared to 2011 due primarily to increased depreciation expense of $56 million and higher general and administrative expenses, partially offset by lower interest expense.

In 2013, natural gas pipelines’ revenues and EBIT were $971 million and $385 million, respectively, which were relatively unchanged from 2012. In 2012, natural gas pipelines’ revenues and EBIT declined $15 million and $5 million, respectively, compared to 2011. In 2012, natural gas revenues increased from expansion projects and from higher transportation and storage rates in certain markets, which were more than offset by lower volumes of gas sales and the impact of contract expirations. In 2012, EBIT also reflected increased depreciation expense, partially offset by lower interest expense.

In 2013, Northern Powergrid revenues declined $10 million (1%) compared to 2012. EBIT in 2013 was $362 million, a decline of $67 million versus 2012. EBIT in 2013 was negatively impacted by fourth quarter rebates to customers and higher regulatory rate provisions in 2013, which reduced revenues, and from higher distribution operating expenses and the foreign currency translation effect of a stronger U.S. Dollar versus the U.K. Pound Sterling. Operating expenses in 2013 included increased pension costs and higher depreciation expenses. EBIT in 2013 also included a $9 million loss from the write-off of hydrocarbon well exploration costs.

Northern Powergrid’s revenues in 2012 increased $20 million (2%) while EBIT declined $40 million (9%) compared to 2011. In 2012, revenues were negatively impacted by currency-related declines from a stronger U.S. Dollar. Excluding currency related impacts, distribution revenues increased $28 million in 2012, reflecting higher tariff rates ($76 million), partially offset by the impact of higher regulatory provisions in 2011 ($55 million). Northern Powergrid’s EBIT in 2012 was negatively affected by increases in pension expense ($44 million) and distribution operating expenses ($21 million), which more than offset the increase in distribution revenues.

Real estate brokerage revenues in 2013 increased $489 million (37%) over 2012, while EBIT increased $57 million (70%) versus 2012. The increases in revenues and EBIT were attributable to increases in closed brokerage transactions and higher average home sales prices from existing business and the impact of businesses acquired during the last two years. Real estate brokerage revenues in 2012 increased $326 million (32%) and EBIT increased $43 million (110%) over 2011. The revenue increase included $123 million from businesses acquired in 2012. The increase in revenues in 2012 also reflected a 16% increase in closed sales transactions and higher average home sale prices from existing businesses. The increase in real estate brokerage EBIT in 2012 reflected the impact of business acquisitions in 2012 as well as the aforementioned increase in closed sales transactions.

MidAmerican’s other activities primarily consist of a portfolio of independent power projects, including solar and wind-powered electricity generation projects placed in service in late 2012 and throughout 2013. In 2013, other activities also included the results of NV Energy since the December 19, 2013 acquisition date. The increase in revenues from other activities in 2013 was $81 million, which was primarily attributable to revenues from the new solar and wind-powered facilities, partially

Management’s Discussion (Continued)

Utilities and Energy (“MidAmerican”) (Continued)

offset by the impact of one-time customer refunds issued by NV Energy and impairment losses associated with MidAmerican’s interests in certain geothermal electricity generation projects. EBIT in 2013 from other activities declined $87 million compared to 2012, as the impacts of the aforementioned losses associated with geothermal projects and NV Energy acquisition costs and customer refunds, more than offset the increase in earnings from the new solar and wind-powered electricity generation projects.

Corporate interest includes interest on the unsecured debt issued by MidAmerican Energy Holding Company. Corporate interest expense in 2014 is expected to increase compared to recent years as a result of new borrowings in connection with the NV Energy acquisition, including borrowings from certain Berkshire insurance subsidiaries.

MidAmerican’s consolidated income tax expense as percentages of pre-tax earnings were 7% in 2013, 9% in 2012 and 18% in 2011. In each year, MidAmerican’s utility subsidiaries generated significant production tax credits. In addition, pre-tax earnings of Northern Powergrid are taxed at lower rates in the U.K. and each year also benefitted from reductions of deferred income taxes as a result of lower enacted corporate income tax rates in the U.K.

Manufacturing, Service and Retailing

A summary of revenues and earnings of our manufacturing, service and retailing businesses follows. Amounts are in millions.

	Revenues			Earnings
	2013	2012	2011	2013	2012	2011
Marmon	$6,979	$7,171	$6,925	$1,176	$1,137	$992
McLane Company	45,930	37,437	33,279	486	403	370
Other manufacturing	29,098	26,757	21,191	3,608	3,319	2,397
Other service	8,996	8,175	7,438	1,096	966	977
Retailing	4,288	3,715	3,573	376	306	301

	$95,291	$83,255	$72,406

Pre-tax earnings				6,742	6,131	5,037
Income taxes and noncontrolling interests				2,512	2,432	1,998

				$4,230	$3,699	$3,039

Marmon

Through Marmon, we operate approximately 160 manufacturing and service businesses within eleven diverse business sectors that are further organized in three separate companies. Those companies and constituent sectors are:

Company	Sector

Marmon Engineered Industrial & Metal Components (“Engineered Components”)	Electrical & Plumbing Products Distribution, Distribution Services, Industrial Products

Marmon Natural Resources & Transportation Services (“Natural Resources”)	Transportation Services & Engineered Products, Engineered Wire & Cable, Crane Services

Marmon Retail & End User Technologies (“Retail Technologies”)	Highway Technologies, Water Treatment, Retail Store Fixtures, Food Service Equipment, Retail Home Improvement Products

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Marmon (Continued)

Marmon’s consolidated revenues in 2013 were approximately $7.0 billion, 2.7% below 2012, with almost 60% of the decline associated with metals price deflation. Consolidated pre-tax earnings were $1.2 billion, an increase of 3.4% over 2012. Pre-tax earnings in 2013 as a percentage of revenues was 16.9% in 2013 compared with 15.9% in 2012. This margin improvement is a direct result of Marmon’s focus on niche products/markets, product/service innovation and improvement in operating efficiency and productivity. The pre-tax earnings information in the paragraphs that follow, exclude unallocated corporate expenses of $30 million in 2013 and $34 million in 2012.

Engineered Components’ 2013 revenues were $2.3 billion, a decline of 5% as compared to 2012. The revenue decline was primarily due to the impact of lower metals (steel and copper) costs, which are passed on to customers with minimal margin, as well as reductions in volume in Distribution Services, partially offset by increased volume in the Industrial Products sector. Engineered Components’ pre-tax earnings were $204 million in 2013, representing a decline of 4% from earnings in 2012. The decline in pre-tax earnings in 2013 reflected reduced margins in the Distribution Services sector, attributable to lower sales volumes and steel price reductions. Electrical & Plumbing Products sector 2013 pre-tax earnings increased over 2012, despite lower revenues. Restructuring actions taken in 2012 and 2013 have provided the impetus for improved pre-tax earnings in this sector. Industrial Products sector pre-tax earnings increase in 2013 over 2012 was driven by higher volumes and improved product mix.

Natural Resources’ revenues were $2.5 billion in 2013, a decline of 3% compared to 2012. The decrease in revenues was attributable to several non-recurring large prior year projects in the Transportation Services & Engineered Products (“TSEP”) and Engineered Wire and Cable sectors and lower revenues from external tank car sales, partially offset by higher rail leasing revenues attributable to higher lease rates and new tank car fleet additions. Natural Resources’ pre-tax earnings were $718 million in 2013, an increase of 3% over 2012. Earnings in 2013 reflected higher rail leasing rates and new tank car fleet additions which more than offset the prior year higher project revenues, higher railcar repair costs and lower sales volume of external tank cars.

Retail Technologies’ revenues were $2.2 billion in 2013, unchanged from 2012. Revenues increased in 2013 in Highway Technologies’ driven by growth in the automotive clutch and heavy duty truck axle businesses, Retail Store Fixtures, as a result of a significant store fixture display product rollout for a key customer and Water Treatment, driven by growth in residential products. These revenue increases were offset by a revenue decrease at Retail Home Improvement Products due to a planned reduction in revenues from lower margin products. Retail Technologies’ pre-tax earnings in 2013 were $284 million which represented an increase of 8% over 2012. The pre-tax earnings increases were primarily due to revenue growth in the Highway Technologies, Retail Store Fixtures and Water Treatment sectors, as well as cost savings related to 2012 restructuring actions taken in the Retail Store Fixtures sector.

Marmon’s consolidated revenues in 2012 were $7.2 billion, an increase of 3.6% over 2011. Consolidated pre-tax earnings were $1.1 billion in 2012, an increase of 14.6% over 2011. In 2012 pre-tax earnings as a percentage of revenues were 15.9% compared to 14.3% in 2011.

Engineered Components’ 2012 revenues were $2.4 billion, a decline of 2% as compared to 2011. The revenue decline was primarily due to lower volume and copper pricing in the Electrical & Plumbing Products sector driven by lower HVAC demand and continued softness in commercial construction in 2012, offset in part by a 2012 bolt-on acquisition and increased market share in certain market niches in the Distribution Services sector. Engineered Components’ pre-tax earnings were $214 million, an increase of 3% from 2011. The increase in pre-tax earnings in 2012 reflected the growth in market share and higher margins in the Distribution Services sector, partially offset by the revenue declines in the Electrical & Plumbing Products sector.

Natural Resources’ revenues were $2.6 billion in 2012, an increase of 10% compared to 2011. The increase in revenues was attributable to bolt-on acquisitions in the Crane Services and Engineered Wire & Cable sectors in 2012 and growth in the

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Marmon (Continued)

TSEP sector. Higher rail fleet utilization and higher lease rates, offset in part by lower external tank car sales provided most of TSEP’s growth, with sulfur equipment installations in the Middle East providing the balance. Natural Resources’ pre-tax earnings were $695 million in 2012, an increase of 23% from earnings in 2011. Earnings in 2012 reflected the impact of the aforementioned bolt-on acquisitions, higher rail fleet utilization and lease rates and Middle East projects, as well cost savings relating to restructuring actions taken in 2011 in the Engineered Wire & Cable sector.

Retail Technologies’ revenues were $2.2 billion in 2012, an increase of 3% compared to 2011. The 2012 revenue increase is due to the full year impact of a bolt-on acquisition made in December 2011 and growth in Highway Technologies commercial and heavy haul trailer products along with increased growth in projects for the Canadian Tar Sands area in the Water Treatment sector. These increases were partially offset by a decline in the Retail Store Fixtures sector due to reduced volume from its major customer, which resulted in a 14% decline in revenues. Retail Technologies’ pre-tax 2012 earnings were $262 million which represented an increase of 3% over 2011. The pre-tax earnings increase was primarily due to revenue growth in the Highway Technologies and Water Treatment sectors offset in part by the decline in the Retail Store Fixtures sector previously discussed.

McLane Company

Through McLane, we operate a wholesale distribution business that provides grocery and non-food products to retailers, convenience stores and restaurants. Through its subsidiaries, McLane also operates as a wholesale distributor of distilled spirits, wine and beer. On August 24, 2012, McLane acquired Meadowbrook Meat Company, Inc. (“MBM”). MBM, based in Rocky Mount, North Carolina, is a large customized foodservice distributor for national restaurant chains with annual revenues of approximately $6 billion. MBM’s revenues and earnings are included in McLane’s results beginning as of the acquisition date. McLane’s grocery and foodservice businesses are marked by high sales volume and very low profit margins. McLane’s significant customers include Wal-Mart, 7-Eleven and Yum! Brands. Approximately 25% of McLane’s consolidated revenues in 2013 were attributable to Wal-Mart. A curtailment of purchasing by Wal-Mart or another of its significant customers could have a material adverse impact on McLane’s periodic revenues and earnings.

McLane’s revenues in 2013 were approximately $45.9 billion, representing an increase of approximately $8.5 billion (22.7%) over revenues in 2012. The increase in revenues in 2013 reflected the impact of MBM, as well as year-to-date revenue increases ranging from 10% to 15% in the grocery, other foodservice and beverage businesses. Revenues of each of these businesses in 2013 included the impact of new customers added over the past two years. McLane’s pre-tax earnings in 2013 increased $83 million (20.6%) over earnings in 2012. The increase in 2013 pre-tax earnings reflected the increases in revenues, including the impact of the MBM acquisition, and a gain from the sale of its Brazil-based logistics business, partially offset by slightly lower operating margins.

McLane’s revenues were approximately $37.4 billion in 2012, an increase of about $4.2 billion (12.5%) over 2011. The increase in revenues was attributable to the MBM acquisition, as well as 6% to 8% revenue increases in McLane’s grocery, foodservice and beverage business units. The increases in grocery and foodservice revenues reflected manufacturer price increases as well as increased volume. Pre-tax earnings in 2012 were $403 million, an increase of $33 million (9%) over 2011. The overall increase in earnings reflected the increases in revenues as pre-tax margin rates were relatively unchanged.

Other manufacturing

Our other manufacturing businesses include several manufacturers of building products (Acme Building Brands, Benjamin Moore, Johns Manville, Shaw and MiTek) and apparel (led by Fruit of the Loom which includes Russell athletic apparel and Vanity Fair Brands women’s intimate apparel). Also included in this group are Lubrizol Corporation (“Lubrizol”), a specialty

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Other manufacturing (Continued)

chemical manufacturer that we acquired on September 16, 2011, IMC International Metalworking Companies (“Iscar”), an industry leader in the metal cutting tools business with operations worldwide, Forest River, a leading manufacturer of leisure vehicles and CTB, a manufacturer of equipment and systems for the livestock and agricultural industries.

Other manufacturing revenues in 2013 increased $2.3 billion (8.7%) to $29.1 billion. Forest River generated revenues of $3.3 billion in 2013, a 24% increase over 2012. The increase reflected a 17% volume increase and higher average sales prices, attributable to price and product mix changes. Revenues in 2013 from our building products businesses increased 8% to about $9.6 billion. These businesses benefitted from the generally improved residential and commercial construction markets. Apparel revenues in 2013 increased 3.5% to about $4.3 billion. Our other businesses in this group produced revenues in 2013 of $11.9 billion in the aggregate, an increase of about 8% over 2012. Most of the increase in revenues of these other businesses was attributable to bolt-on acquisitions during the last two years.

Pre-tax earnings of our other manufacturing businesses in 2013 were $3.6 billion, an increase of $289 million (8.7%) versus 2012. Increased earnings were generated by Forest River (32%), building products businesses (13%) and apparel businesses (25%) compared to 2012. Pre-tax earnings of Iscar and Lubrizol were roughly unchanged from 2012. In addition, bolt-on acquisitions during the last two years contributed to the overall increased earnings.

Revenues of our other manufacturing businesses in 2012 were approximately $26.8 billion, an increase of approximately $5.6 billion (26%) over 2011. Excluding Lubrizol, revenues in 2012 grew 6% over 2011. Revenues of Forest River increased 27%, which was attributable to increased volume and average sales prices. Revenues from building products and apparel businesses increased 4% and 5%, respectively, as compared with 2011. However, revenues of Iscar and CTB (before the impact of bolt-on acquisitions) declined compared to 2011 as a result of weakness in demand, particularly in non-U.S. markets.

Pre-tax earnings of our other manufacturing businesses were approximately $3.3 billion in 2012, an increase of $922 million (38%) over earnings in 2011. Excluding the impact of Lubrizol, earnings of our other manufacturing businesses in 2012 increased 6% compared to 2011. The increase was primarily attributable to increased earnings from building products, apparel and Forest River, partially offset by lower earnings from Iscar, CTB and Scott Fetzer. In 2012, our Shaw carpet and flooring business benefited from the impact of price increases at the end of 2011 and the beginning of 2012, as well as from relatively stable raw material costs, which resulted in higher margins. Our apparel businesses benefitted from past pricing actions and stabilizing raw material costs. On the other hand, our other businesses that manufacture products that are primarily for commercial and industrial customers, particularly those with significant business in overseas markets, such as CTB and Iscar, were negatively impacted in 2012 by slowing economic conditions in certain of those markets.

Other service

Our other service businesses include NetJets, the world’s leading provider of fractional ownership programs for general aviation aircraft and FlightSafety, a provider of high technology training to operators of aircraft. Among the other businesses included in this group are: TTI, a leading electronic components distributor; Business Wire, a leading distributor of corporate news, multimedia and regulatory filings; Dairy Queen, which licenses and services a system of over 6,300 stores that offer prepared dairy treats and food; the Buffalo News; the BH Media Group (“BH Media”), which includes the Omaha World-Herald, as well as 29 other daily newspapers and numerous other publications; and businesses that provide management and other services to insurance companies.

Revenues of our other service businesses in 2013 were $9.0 billion, an increase of $821 million (10%) over revenues in 2012. In 2013, revenues of NetJets increased $288 million (7.5%), driven by higher sales of fractional aircraft shares, while TTI’s revenues increased $255 million (11%) over 2012. Revenues of BH Media increased $207 million (66%), attributable to the impact of business acquisitions during the last two years. Pre-tax earnings of $1.1 billion in 2013 increased $130 million

Management’s Discussion (Continued)

Manufacturing, Service and Retailing (Continued)

Other service (Continued)

(13%) compared to 2012. The increase in earnings was primarily attributable to BH Media, FlightSafety, TTI and NetJets. The earnings increase of BH Media was due to bolt-on acquisitions during the last two years. TTI’s earnings increased 10% in 2013 versus 2012, due to higher sales and changes in product mix. TTI continues to be impacted by price competition, which pressures overall gross sales margins. FlightSafety’s earnings increased 11% in 2013, reflecting increased training revenues and relatively unchanged operating expenses. In 2013, NetJets’ earnings increased 7% as improved flight operations margins, fractional sales margins and reduced net financing costs more than offset the increase in comparative aircraft value impairment charges.

Revenues of our other service businesses in 2012 were approximately $8.2 billion, an increase of $737 million (10%) over 2011. The increase in revenues in 2012 was primarily attributable to the inclusion of the BH Media Group and a comparative revenue increase from TTI, principally due to its bolt-on business acquisitions in 2012. Pre-tax earnings of $966 million in 2012 declined $11 million (1%) from earnings in 2011. Earnings of NetJets and FlightSafety in 2012 were relatively unchanged from 2011. Earnings of other service businesses in 2012 included earnings of the BH Media Group, which were more than offset by lower earnings from TTI due primarily to weaker customer demand and intensifying price competition over the past year.

Retailing

Our retailing operations consist of four home furnishings businesses (Nebraska Furniture Mart, R.C. Willey, Star Furniture and Jordan’s), three jewelry businesses (Borsheims, Helzberg and Ben Bridge), See’s Candies; Pampered Chef, a direct seller of high quality kitchen tools; and Oriental Trading Company (“OTC”), a direct retailer of party supplies, school supplies and toys and novelties, which we acquired on November 27, 2012.

Revenues of our retailing businesses in 2013 were $4.3 billion, an increase of $573 million (15%) over 2012. Pre-tax earnings in 2013 of these businesses increased $70 million (23%) as compared to earnings in 2012. The comparative increases in revenues and earnings were primarily attributable to the inclusion of OTC for the full year in 2013. Otherwise, earnings of the home furnishings and jewelry retail groups increased in 2013, while earnings of Pampered Chef and See’s Candies declined.

Revenues and pre-tax earnings in 2012 from the retailing businesses increased $142 million (4%) and $5 million (2%), respectively, over revenues and earnings in 2011. Increased revenues from the home furnishings and jewelry businesses as well as the inclusion of OTC from its acquisition date were partially offset by lower revenues from Pampered Chef. Increased earnings of our home furnishings retailers were substantially offset by lower earnings from our jewelry businesses and Pampered Chef.

Finance and Financial Products

Our finance and financial products businesses include manufactured housing and finance (Clayton Homes), transportation equipment leasing (XTRA), furniture leasing (CORT) as well as various miscellaneous financing activities. A summary of revenues and earnings from our finance and financial products businesses follows. Amounts are in millions.

	Revenues			Earnings
	2013	2012	2011	2013	2012	2011
Manufactured housing and finance	$3,199	$3,014	$2,932	$416	$255	$154
Furniture/transportation equipment leasing	772	753	739	165	148	155
Other	320	343	343	404	445	465

	$4,291	$4,110	$4,014

Pre-tax earnings				985	848	774
Income taxes and noncontrolling interests				328	291	258

				$657	$557	$516

Management’s Discussion (Continued)

Finance and Financial Products (Continued)

Clayton Homes’ revenues and pre-tax earnings in 2013 increased $185 million (6%) and $161 million (63%), respectively, compared to 2012. In 2013, Clayton Homes’ pre-tax earnings benefitted from increased home sales, lower loan loss provisions and an increase in net interest income, as lower interest expense more than offset reductions in interest income on loan portfolios. Home unit sales increased 9% in 2013. Loan loss provisions in 2013 were lower reflecting comparatively lower foreclosures volume and loss rates. Clayton Homes’ manufactured housing business continues to operate at a competitive disadvantage compared to traditional single family housing markets, which receive significant interest rate subsidies from the U.S. Government through government agency insured mortgages. For the most part, these subsidies are not available to factory built homes. Nevertheless, Clayton Homes remains the largest manufactured housing business in the United States and we believe that it will continue to operate profitably, even under the prevailing conditions.

Clayton Homes’ pre-tax earnings in 2012 increased $101 million (66%) over earnings in 2011. Earnings in 2012 were impacted by the increased unit sales, which improved manufacturing and other operating efficiencies. Earnings also benefited from reduced insurance claims and a decline in credit losses. The decline in interest income on loan portfolios was more than offset by interest expense attributable to a decline in borrowings and lower interest rates.

Pre-tax earnings of CORT and XTRA in 2013 increased $17 million (11%) to $165 million, as compared to 2012. The increase reflected increased lease revenues and earnings of XTRA, which benefitted from increases in working units and average rental rates, relatively stable operating expenses and a foreign currency related gain in 2013.

Pre-tax earnings of CORT and XTRA in 2012 were $148 million, a decline of $7 million (5%) versus 2011. In 2012, CORT’s earnings increased over 2011 due to a 5% increase in rental income and relatively stable selling, general and administrative expenses, which improved operating margins. In 2012, earnings from XTRA declined primarily due to increased depreciation expense and lower foreign currency exchange gains.

Other earnings include interest and dividends from a portfolio of fixed maturity and equity investments and our share of the earnings of a commercial mortgage servicing business in which we own a 50% interest. Other earnings previously included interest income from a relatively small number of long-held commercial real estate loans. These loans were repaid in full during the third and fourth quarters of 2012. In addition, other earnings includes income from interest rate spreads charged to Clayton Homes on borrowings by a Berkshire financing subsidiary that are used to fund loans to Clayton Homes and from guaranty fees charged to NetJets. Corresponding expenses are included in Clayton Homes’ and NetJets’ results. Guaranty fees charged to NetJets were $11 million in 2013, $30 million in 2012 and $41 million in 2011 and interest spreads charged to Clayton Homes were $78 million in 2013, $90 million in 2012 and $100 million in 2011.

Management’s Discussion (Continued)

Investment and Derivative Gains/Losses

A summary of investment and derivative gains and losses and other-than-temporary impairment losses on investments follows. Amounts are in millions.

	2013	2012	2011
Investment gains/losses:
Sales and other disposals
Insurance and other	$2,830	$1,288	$1,991
Finance and financial products	5	2	162
Other-than-temporary impairment losses	(228)	(337)	(908)
Other	1,458	509	29

	4,065	1,462	1,274

Derivative gains/losses:
Equity index put option contracts	2,843	997	(1,787)
Credit default contracts	(213)	894	(251)
Other derivative contracts	(22)	72	(66)

	2,608	1,963	(2,104)

Gains/losses before income taxes and noncontrolling interests	6,673	3,425	(830)
Income taxes and noncontrolling interests	2,336	1,198	(309)

Net gains/losses	$4,337	$2,227	$(521)

Investment gains/losses arise primarily from the sale or redemption of investments or when investments are carried at fair value with the periodic changes in fair values recorded in earnings. The timing of gains or losses from sales or redemptions can have a material effect on periodic earnings. Investment gains and losses usually have minimal impact on the periodic changes in our consolidated shareholders’ equity since most of our investments are recorded at fair value with the unrealized gains and losses included in shareholders’ equity as a component of accumulated other comprehensive income.

We believe the amount of investment gains/losses included in earnings in any given period typically has little analytical or predictive value. Our decisions to sell securities are not motivated by the impact that the resulting gains or losses will have on our reported earnings. Although our management does not consider investment gains and losses in a given period as necessarily meaningful or useful in evaluating periodic earnings, we are providing information to explain the nature of such gains and losses when they are reflected in earnings.

Pre-tax investment gains/losses in 2013 were $4,065 million. Investment gains in 2013 included approximately $2.1 billion related to our investments in General Electric and Goldman Sachs common stock warrants and Wrigley subordinated notes. Beginning in 2013, the unrealized gains or losses associated with the warrants were included in earnings. These warrants were exercised in October 2013 on a cashless basis in exchange for shares of General Electric and Goldman Sachs common stock with an aggregate value of approximately $2.4 billion. The Wrigley subordinated notes were repurchased for cash of $5.08 billion, resulting in a pre-tax investment gain of $680 million. Pre-tax investment gains were approximately $1.5 billion in 2012 and were primarily attributable to sales of equity securities. Investment gains in 2011 included aggregate pre-tax gains of $1.8 billion from the redemptions of our Goldman Sachs and General Electric preferred stock investments.

In each of the three years ending December 31, 2013, we recognized OTTI losses on certain of our equity and fixed maturity investments. OTTI losses on fixed maturity investments were $228 million in 2013, $337 million in 2012 and $402 million in 2011, and substantially all of the losses related to our investments in Texas Competitive Electric Holdings (“TCEH”)

Management’s Discussion (Continued)

Investment and Derivative Gains/Losses (Continued)

bonds. In 2011, we also recognized aggregate OTTI losses of $506 million related to our investments in equity securities, a portion of which related to certain components of our Wells Fargo common stock investments. The OTTI losses on equity securities in 2011 averaged about 7.5% of the original cost of the impaired securities. In each case, the issuer had been profitable in recent periods and in some cases highly profitable.

Although we have periodically recorded OTTI losses in earnings in each of the past three years, we continue to own certain of these securities. In cases where the market values of these investments have increased since the dates the OTTI losses were recorded in earnings, these increases are not reflected in earnings but are instead included in shareholders’ equity as a component of accumulated other comprehensive income. When recorded, OTTI losses have no impact whatsoever on the asset values otherwise recorded in our Consolidated Balance Sheets or on our consolidated shareholders’ equity. In addition, the recognition of such losses in earnings rather than in accumulated other comprehensive income does not necessarily indicate that sales are imminent or planned and sales ultimately may not occur for a number of years. Furthermore, the recognition of OTTI losses does not necessarily indicate that the loss in value of the security is permanent or that the market price of the security will not subsequently increase to and ultimately exceed our original cost.

As of December 31, 2013, consolidated gross unrealized losses on our investments in equity and fixed maturity securities determined on an individual purchase lot basis were $289 million. We have concluded that as of December 31, 2013, such losses were not other than temporary. We consider several factors in determining whether or not impairments are deemed to be other than temporary, including the current and expected long-term business prospects and if applicable, the creditworthiness of the issuer, our ability and intent to hold the investment until the price recovers and the length of time and relative magnitude of the price decline.

Derivative gains/losses primarily represent the changes in fair value of our credit default and equity index put option contracts. Periodic changes in the fair values of these contracts are reflected in earnings and can be significant, reflecting the volatility of underlying credit and equity markets.

In 2013, our equity index put option contracts generated a pre-tax gain of $2.8 billion, which was due to changes in fair values of the contracts as a result of overall higher equity index values, favorable currency movements and modestly higher interest rate assumptions. Our ultimate payment obligations, if any, under our remaining equity index put option contracts will be determined as of the contract expiration dates, which begin in 2018, and will be based on the intrinsic value as defined under the contracts as of those dates. As of December 31, 2013, the intrinsic value of these contracts was approximately $1.7 billion and our recorded liability at fair value was approximately $4.7 billion.

In 2012, we recorded pre-tax gains from our equity index put option contracts of approximately $1.0 billion. These gains were due to increased index values, foreign currency exchange rate changes and valuation adjustments on a small number of contracts where contractual settlements are determined differently than the standard determination of intrinsic value, partially offset by lower interest rate assumptions. In 2011, we recorded pre-tax losses of approximately $1.8 billion on our equity index put option contracts. The losses reflected declines ranging from about 5.5% to 17% with respect to three of the four equity indexes covered under our contracts and lower interest rate assumptions.

Our credit default contracts generated pre-tax losses of $213 million in 2013, which was due to increases in estimated liabilities of a municipality issuer contract that relates to more than 500 municipal debt issues. Our credit default contract exposures associated with corporate issuers expired in December 2013. There were no losses paid in 2013. Our remaining credit default derivative contract exposures are currently limited to the municipality issuer contract.

In 2012, we recognized pre-tax gains of $894 million on credit default contracts. Such gains were attributable to narrower spreads and reduced time exposure, as well as from settlements related to the termination of certain contracts. We recorded pre-tax losses of $251 million on our credit default contracts in 2011. The losses in 2011 were primarily related to our contracts involving non-investment grade corporate issuers due to widening credit default spreads and loss events. In 2012 and 2011, credit loss payments were $68 million and $86 million, respectively.

Management’s Discussion (Continued)

Financial Condition

Our balance sheet continues to reflect significant liquidity and a strong capital base. Our consolidated shareholders’ equity at December 31, 2013 was $221.9 billion, an increase of $34.24 billion since the beginning of the year. Our consolidated shareholders’ equity at December 31, 2013 is net of a reduction of approximately $1.8 billion as a result of acquisitions of noncontrolling interests as discussed below and in Note 22 to the accompanying Consolidated Financial Statements.

Consolidated cash and investments of our insurance and other businesses approximated $199.2 billion (excludes our investments in H.J. Heinz Holding Corporation) at December 31, 2013, including cash and cash equivalents of $42.6 billion. As of December 31, 2013, our insurance subsidiaries held approximately $186.8 billion in cash and investments.

In 2013, we used cash of approximately $15 billion in the aggregate to fund Berkshire’s investments in H.J. Heinz Holding Corporation (“Heinz Holding”) and to acquire certain noncontrolling interests in our subsidiaries. On June 7, 2013, we invested $12.25 billion in Heinz Holding which acquired H.J. Heinz Company. Our investments in Heinz Holding consist of common stock, common stock warrants and preferred stock. Berkshire currently holds 50% of the voting interests in Heinz Holding. During 2013, Berkshire acquired noncontrolling interests of Marmon and International Metalworking Companies B.V., the parent company of Iscar. Cash paid in 2013 in connection with these acquisitions was approximately $2.9 billion and an additional $1.2 billion is payable in March 2014.

On October 1, 2013, we received cash of approximately $5.1 billion in connection with Mars/Wrigley’s repurchase of our investment in Wrigley subordinated notes. In January 2013, Berkshire issued $2.6 billion of parent company senior unsecured notes with maturities ranging from 2016 to 2043. The proceeds were used to fund the repayment of $2.6 billion of notes that matured in February 2013. On January 1, 2014, Marmon completed its acquisition of the beverage dispensing and merchandising operations of British engineering company IMI plc for approximately $1.1 billion. The acquisition was funded with existing cash balances.

Berkshire’s Board of Directors has authorized Berkshire to repurchase its Class A and Class B common shares at prices no higher than a 20% premium over the book value of the shares. Berkshire may repurchase shares at management’s discretion. The repurchase program is expected to continue indefinitely, but does not obligate Berkshire to repurchase any dollar amount or number of Class A or Class B common shares. Repurchases will not be made if they would reduce Berkshire’s consolidated cash and cash equivalent holdings below $20 billion. Financial strength and redundant liquidity will always be of paramount importance at Berkshire. There were no share repurchases during 2013. In December 2012, Berkshire acquired 9,475 Class A shares and 606,499 Class B shares for approximately $1.3 billion.

On December 19, 2013, MidAmerican completed its acquisition of NV Energy, Inc. (“NV Energy”), an energy holding company serving electric and natural gas customers in Nevada. MidAmerican purchased all outstanding shares of NV Energy’s common stock for cash of approximately $5.6 billion. The acquisition was funded through a combination of cash provided by MidAmerican’s shareholders of $3.6 billion (including approximately $3.5 billion provided by Berkshire) and the issuance by MidAmerican of $2.0 billion of senior unsecured debt.

Our railroad, utilities and energy businesses (conducted by BNSF and MidAmerican) maintain very large investments in capital assets (property, plant and equipment) and will regularly make capital expenditures in the normal course of business. In 2013, aggregate capital expenditures of these businesses were $8.2 billion, including $4.3 billion by MidAmerican and $3.9 billion by BNSF. BNSF and MidAmerican have forecasted aggregate capital expenditures in 2014 of approximately $11.1 billion. Future capital expenditures are expected to be funded by cash flows from operations and debt issuances. In 2013, BNSF issued $3.0 billion in new debentures consisting of $1.5 billion of debentures due in 2023 and $1.5 billion of debentures due in 2043. BNSF’s outstanding debt was approximately $17.0 billion as of December 31, 2013. In 2013, MidAmerican and its subsidiaries issued new term debt of approximately $4.5 billion, including the new senior unsecured debt issued in funding the NV Energy acquisition, and repaid borrowings of approximately $2.0 billion. MidAmerican’s aggregate outstanding borrowings

Management’s Discussion (Continued)

Financial Condition (Continued)

as of December 31, 2013 were approximately $29.6 billion which includes approximately $5.3 billion of NV Energy’s debt. BNSF and MidAmerican have aggregate debt and capital lease maturities in 2014 of $2.1 billion. Berkshire’s commitment to provide up to $2 billion of additional capital to MidAmerican to permit the repayment of its debt obligations or to fund its regulated utility subsidiaries expired on February 28, 2014 and has not been renewed. Berkshire does not guarantee the repayment of debt issued by BNSF, MidAmerican or any of their subsidiaries.

Assets of the finance and financial products businesses, which consisted primarily of loans and finance receivables, cash and cash equivalents and fixed maturity and equity investments, were approximately $26.2 billion and $25.4 billion as of December 31, 2013 and December 31, 2012, respectively. Liabilities were $19.0 billion as of December 31, 2013 and $22.1 billion as of December 31, 2012. As of December 31, 2013, notes payable and other borrowings of finance and financial products businesses were $12.7 billion and included approximately $11.2 billion of notes issued by Berkshire Hathaway Finance Corporation (“BHFC”). During 2013, BHFC issued $3.45 billion aggregate of new senior notes and repaid $3.45 billion of maturing senior notes. In January 2014, an additional $750 million of BHFC debt matured and was refinanced with a corresponding amount of new debt. We currently intend to issue additional new debt through BHFC to replace some or all of its upcoming debt maturities. The proceeds from the BHFC notes are used to finance originated loans and acquired loans of Clayton Homes. The full and timely payment of principal and interest on the BHFC notes is guaranteed by Berkshire.

As described in Note 12 to the Consolidated Financial Statements, we are party to equity index put option and credit default contracts. With limited exception, these contracts contain no collateral posting requirements under any circumstances, including changes in either the fair value or intrinsic value of the contracts or a downgrade in Berkshire’s credit ratings. At December 31, 2013, the net liabilities recorded for such contracts were approximately $5.3 billion and we had no collateral posting requirements.

We regularly access the credit markets, particularly through our railroad, utilities and energy and finance and financial products businesses. Restricted access to credit markets at affordable rates in the future could have a significant negative impact on our operations.

In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) was signed into law. The Reform Act reshapes financial regulations in the United States by creating new regulators, regulating new markets and market participants and providing new enforcement powers to regulators. Virtually all major areas of the Reform Act have been subject to extensive rulemaking proceedings being conducted both jointly and independently by multiple regulatory agencies, some of which have been completed and others that are expected to be finalized during the next several months. Although the Reform Act may adversely affect some of our business activities, it is not currently expected to have a material impact on our consolidated financial results or financial condition.

Contractual Obligations

We are party to contracts associated with ongoing business and financing activities, which will result in cash payments to counterparties in future periods. Certain obligations reflected in our Consolidated Balance Sheets, such as notes payable, require future payments on contractually specified dates and in fixed and determinable amounts. Other obligations pertain to the acquisition of goods or services in the future, such as minimum rentals under operating leases, that are not currently reflected in the financial statements. Such obligations will be reflected in future periods as the goods are delivered or services provided. Amounts due as of the balance sheet date for purchases where the goods and services have been received and a liability incurred are not included in the following table to the extent that such amounts are due within one year of the balance sheet date.

The timing and/or amount of the payments under certain contracts are contingent upon the outcome of future events. Actual payments will likely vary, perhaps significantly, from estimates reflected in the table that follows. Most significantly, the timing and amount of payments arising under property and casualty insurance contracts are contingent upon the outcome of

Management’s Discussion (Continued)

Contractual Obligations (Continued)

claim settlement activities or events that may occur over many years. In addition, obligations arising under life, annuity and health insurance benefits are estimated based on assumptions as to future premiums, allowances, mortality, morbidity, expenses and policy lapse rates, as applicable. The amounts presented in the following table are based on the liability estimates reflected in our Consolidated Balance Sheet as of December 31, 2013. Although certain insurance losses and loss adjustment expenses and life, annuity and health benefits are ceded to others under reinsurance contracts, receivables recorded in the Consolidated Balance Sheet are not reflected in the table below. A summary of contractual obligations as of December 31, 2013 follows. Amounts are in millions.

	Estimated payments due by period
	Total	2014	2015-2016	2017-2018	After 2018
Notes payable and other borrowings (1)	$113,862	$8,789	$14,521	$17,510	$73,042
Operating leases	8,614	1,245	2,062	1,512	3,795
Purchase obligations	50,297	15,496	10,541	7,295	16,965
Losses and loss adjustment expenses (2)	66,732	14,412	14,914	8,434	28,972
Life, annuity and health insurance benefits (3)	21,390	1,436	78	179	19,697
Other (4)	20,768	5,304	1,496	1,190	12,778

Total	$281,663	$46,682	$43,612	$36,120	$155,249

(1)	Includes interest.

(2)	Before reserve discounts of $1,866 million.

(3)	Amounts represent estimated undiscounted benefit obligations net of estimated future premiums, as applicable.

(4)	Includes derivative contract liabilities.

Critical Accounting Policies

Certain accounting policies require us to make estimates and judgments that affect the amounts reflected in the Consolidated Financial Statements. Such estimates are necessarily based on assumptions about numerous factors involving varying, and possibly significant, degrees of judgment and uncertainty. Accordingly, certain amounts currently recorded in the financial statements, with the benefit of hindsight, will likely be adjusted in the future based on additional information made available and changes in other facts and circumstances.

Property and casualty losses

A summary of our consolidated liabilities for unpaid property and casualty losses is presented in the table below. Except for certain workers’ compensation liabilities, all liabilities for unpaid property and casualty losses (referred to in this section as “gross unpaid losses”) are reflected in the Consolidated Balance Sheets without discounting for time value, regardless of the length of the claim-tail. Amounts are in millions.

	Gross unpaid losses		Net unpaid losses *
	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
GEICO	$11,342	$10,300	$10,644	$9,791
General Re	15,668	15,961	14,664	14,740
BHRG	30,446	31,186	25,314	26,328
Berkshire Hathaway Primary Group	7,410	6,713	6,737	6,171

Total	$64,866	$64,160	$57,359	$57,030

*	Net of reinsurance recoverable and deferred charges on reinsurance assumed and before foreign currency translation effects.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

We record liabilities for unpaid losses and loss adjustment expenses under property and casualty insurance and reinsurance contracts based upon estimates of the ultimate amounts payable under the contracts with respect to losses occurring on or before the balance sheet date. The timing and amount of loss payments is subject to a great degree of variability and is contingent upon, among other things, the timing of claim reporting from insureds and cedants and the determination of the ultimate loss amount through the loss adjustment process. A variety of techniques are used in establishing the liabilities for unpaid losses. Regardless of the techniques used, significant judgments and assumptions are necessary in projecting the ultimate amounts payable in the future. As a result, uncertainties are imbedded in and permeate the actuarial loss reserving techniques and processes used.

As of any balance sheet date, not all claims that have occurred have been reported and not all reported claims have been settled. Loss and loss adjustment expense reserves include provisions for reported claims (referred to as “case reserves”) and for claims that have not been reported (referred to as incurred but not yet reported (“IBNR”) reserves). The time period between the loss occurrence date and settlement payment date is referred to as the “claim-tail.” Property claims usually have fairly short claim-tails and, absent litigation, are reported and settled within a few years of occurrence. Casualty losses usually have very long claim-tails, occasionally extending for decades. Casualty claims are more susceptible to litigation and can be significantly affected by changing contract interpretations. The legal environment and judicial process further contributes to extending claim-tails.

Receivables are recorded with respect to losses ceded to other reinsurers and are estimated in a manner similar to liabilities for insurance losses. In addition, reinsurance receivables may ultimately prove to be uncollectible if the reinsurer is unable to perform under the contract. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.

We utilize processes and techniques to establish liability estimates that are believed to best fit the particular business. Additional information regarding those processes and techniques of our significant insurance businesses (GEICO, General Re and BHRG) follows.

GEICO

GEICO’s gross unpaid losses and loss adjustment expense liabilities as of December 31, 2013 were $11.3 billion, which included $8.0 billion of reported average, case and case development reserves and $3.3 billion of IBNR reserves. GEICO predominantly writes private passenger auto insurance. Auto insurance claims generally have a relatively short claim-tail. The key assumptions affecting our reserve estimates include projections of ultimate claim counts (“frequency”) and average loss per claim (“severity”).

Our reserving methodologies produce reserve estimates based upon the individual claims (or a “ground-up” approach), which yields an aggregate estimate of the ultimate losses and loss adjustment expenses. Ranges of loss estimates are not determined in the aggregate.

Our actuaries establish and evaluate unpaid loss reserves using recognized standard actuarial loss development methods and techniques. The significant reserve components (and percentage of gross reserves as of December 31, 2013) are: (1) average reserves (15%), (2) case and case development reserves (60%) and (3) IBNR reserves (25%). Each component of loss reserves is affected by the expected frequency and average severity of claims. Reserves are analyzed using statistical techniques on historical claims data and adjusted when appropriate to reflect perceived changes in loss patterns. Data is analyzed by policy coverage, rated state, reporting date and occurrence date, among other ways. A brief discussion of each reserve component follows.

We establish average reserve amounts for reported auto damage claims and new liability claims prior to the development of an individual case reserve. The average reserves are intended to represent a reasonable estimate for incurred claims for claims

Management’s Discussion (Continued)

Property and casualty losses (Continued)

GEICO (Continued)

when adjusters have insufficient time and information to make specific claim estimates and for a large number of minor physical damage claims that are paid within a relatively short time after being reported. Average reserve amounts are driven by the estimated average severity per claim and the number of new claims opened.

Our claims adjusters generally establish individual liability claim case loss and loss adjustment expense reserve estimates as soon as the specific facts and merits of each claim can be evaluated. Case reserves represent the amounts that in the judgment of the adjusters are reasonably expected to be paid in the future to completely settle the claim, including expenses. Individual case reserves are revised over time as more information becomes known.

For most liability coverages, case reserves alone are an insufficient measure of the ultimate cost due in part to the longer claim-tail, the greater chance of protracted litigation and the incompleteness of facts available at the time the case reserve is established. Therefore, we establish additional case development reserve estimates, which are usually percentages of the case reserve. As of December 31, 2013, case development reserves averaged approximately 25% of total established case reserves. In general, case development factors are selected by a retrospective analysis of the overall adequacy of historical case reserves. Case development factors are reviewed and revised periodically.

For unreported claims, IBNR reserve estimates are calculated by first projecting the ultimate number of claims expected (reported and unreported) for each significant coverage by using historical quarterly and monthly claim counts to develop age-to-age projections of the ultimate counts by accident quarter. Reported claims are subtracted from the ultimate claim projections to produce an estimate of the number of unreported claims. The number of unreported claims is multiplied by an estimate of the average cost per unreported claim to produce the IBNR reserve amount. Actuarial techniques are difficult to apply reliably in certain situations, such as to new legal precedents, class action suits or recent catastrophes. Consequently, supplemental IBNR reserves for these types of events may be established through the collaborative effort of actuarial, claims and other management personnel.

For each significant coverage, we test the adequacy of the total loss reserves using one or more actuarial projections based on claim closure models, paid loss triangles and incurred loss triangles. Each type of projection analyzes loss occurrence data for claims occurring in a given period and projects the ultimate cost.

Unpaid loss and loss adjustment expense estimates recorded at the end of 2012 developed downward by $238 million when reevaluated through December 31, 2013, producing a corresponding increase to pre-tax earnings in 2013. These downward reserve developments represented approximately 1.3% of earned premiums in 2013 and approximately 2.3% of prior year-end recorded liabilities. Reserving assumptions at December 31, 2013 were modified appropriately to reflect the most recent frequency and severity results. Future reserve development will depend on whether actual frequency and severity are more or less than anticipated.

Within the automobile line of business, reserves for liability coverages are more uncertain due to the longer claim-tails. Approximately 92% of GEICO’s reserves as of December 31, 2013 were for automobile liability, of which bodily injury (“BI”) coverage accounted for approximately 55%. We believe it is reasonably possible that the average BI severity will change by at least one percentage point from the severity used. If actual BI severity changes one percentage point from what was used in establishing the reserves, our reserves would develop up or down by approximately $165 million resulting in a corresponding decrease or increase in pre-tax earnings. Many of the same economic forces that would likely cause BI severity to be different from expected would likely also cause severities for other injury coverages to differ in the same direction.

GEICO’s exposure to highly uncertain losses is believed to be limited to certain commercial excess umbrella policies written during a period from 1981 to 1984. Remaining liabilities associated with such exposure are currently a relatively insignificant component of GEICO’s total reserves (approximately 1.3%) and there is minimal apparent asbestos or environmental liability exposure. Related claim activity over the past year was insignificant.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re and BHRG

Liabilities for unpaid property and casualty losses and loss adjustment expenses of our General Re and BHRG underwriting units derive primarily from assumed reinsurance. Additional uncertainties are unique to the processes used in estimating such reinsurance liabilities. The nature, extent, timing and perceived reliability of information received from ceding companies varies widely depending on the type of coverage, the contractual reporting terms (which are affected by market conditions and practices) and other factors. Contract terms, conditions and coverages tend to lack standardization and may evolve more rapidly than under primary insurance policies. We are unable to reliably measure the ongoing economic impact of such uncertainties.

The nature and extent of loss information provided under many facultative, per occurrence excess or retroactive contracts may not differ significantly from the information received under a primary insurance contract. This occurs when our personnel either work closely with the ceding company in settling individual claims or manage the claims themselves. However, loss information related to aggregate excess-of-loss contracts, including catastrophe losses and quota-share treaties, is often less detailed. Occasionally, loss information is reported in a summary format rather than on an individual claim basis. Loss data is usually provided through periodic reports and may include the amount of ceded losses paid where reimbursement is sought as well as case loss reserve estimates. Ceding companies infrequently provide IBNR estimates to reinsurers.

Each of our reinsurance businesses has established practices to identify and gather needed information from clients. These practices include, for example, comparison of expected premiums to reported premiums to help identify delinquent client reports and claim reviews to facilitate loss reporting and identify inaccurate or incomplete claim reporting. We periodically evaluate and modify these practices as conditions, risk factors and unanticipated areas of exposures are identified.

The timing of claim reporting to reinsurers is typically delayed in comparison with claim reporting to primary insurers. In some instances, multiple reinsurers assume and cede parts of an underlying risk thereby causing multiple contractual intermediaries between us and the primary insured. In these instances, the claim reporting delays are compounded. The relative impact of reporting delays on the reinsurer varies depending on the type of coverage, contractual reporting terms and other factors. Contracts covering casualty losses on a per occurrence excess basis may experience longer delays in reporting due to the length of the claim-tail as regards to the underlying claim. In addition, ceding companies may not report claims until they conclude it is reasonably possible that the reinsurer will be affected, usually determined as a function of its estimate of the claim amount as a percentage of the reinsurance contract retention. However, the timing of reporting large per occurrence excess property losses or property catastrophe losses may not vary significantly from primary insurance.

Under contracts where periodic premium and claims reports are required from ceding companies, such reports are generally required at quarterly intervals which in the U.S. range from 30 to 90 days after the end of the accounting period. Outside the U.S., reinsurance reporting practices vary. In certain countries, clients report annually, often 90 to 180 days after the end of the annual period. The different client reporting practices generally do not result in a significant increase in risk or uncertainty as the actuarial reserving methodologies are adjusted to compensate for the delays.

Premium and loss data is provided to us through at least one intermediary (the primary insurer), so there is a risk that the loss data provided is incomplete, inaccurate or the claim is outside the coverage terms. Information provided by ceding companies is reviewed for completeness and compliance with the contract terms. Generally, we are permitted under the contracts to access the cedant’s books and records with respect to the subject business, thus providing us the ability to conduct audits to determine the accuracy and completeness of information. Audits are conducted as we deem appropriate.

In the normal course of business, disputes with clients occasionally arise concerning whether certain claims are covered under our reinsurance policies. We resolve most coverage disputes through the involvement of our claims department personnel

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re and BHRG (Continued)

and the appropriate client personnel or through independent outside counsel. If disputes cannot be resolved, our contracts generally specify whether arbitration, litigation, or an alternative dispute resolution process will be invoked. There are no coverage disputes at this time for which an adverse resolution would likely have a material impact on our consolidated results of operations or financial condition.

General Re

General Re’s gross and net unpaid losses and loss adjustment expenses and gross reserves by major line of business as of December 31, 2013 are summarized below. Amounts are in millions.

Type		Line of business
Reported case reserves	$7,809	Workers’ compensation (1)	$2,830
IBNR reserves	7,859	Mass tort-asbestos/environmental	1,539

Gross reserves	15,668	Auto liability	3,769
Ceded reserves and deferred charges	(1,004)	Other casualty (2)	2,288

Net reserves	$14,664	Other general liability	2,462

		Property	2,780

		Total	$15,668

(1)	Net of discounts of $1,866 million.

(2)	Includes directors and officers, errors and omissions, medical malpractice and umbrella coverage.

General Re’s loss reserve estimation process is based upon a ground-up approach, beginning with case estimates and supplemented by additional case reserves (“ACRs”) and IBNR reserves. The critical processes in establishing loss reserves involve the establishment of ACRs by claim examiners, the determination of expected ultimate loss ratios which drive IBNR reserve amounts and the comparison of case reserve reporting trends to the expected loss reporting patterns. Recorded reserve amounts are subject to “tail risk” where reported losses develop beyond the maximum expected loss emergence time period.

We do not routinely determine loss reserve ranges. We believe that the techniques necessary to make such determinations have not sufficiently developed and that the myriad of assumptions required render such resulting ranges to be unreliable. In addition, claim counts or average amounts per claim are not utilized because clients do not consistently provide reliable data in sufficient detail.

Upon notification of a reinsurance claim from a ceding company, our claim examiners make independent evaluations of loss amounts. In some cases, examiners’ estimates differ from amounts reported by ceding companies. If the examiners’ estimates are significantly greater than the ceding company’s estimates, the claims are further investigated. If deemed appropriate, ACRs are established above the amount reported by the ceding company. As of December 31, 2013, ACRs aggregated approximately $2.2 billion before discounts and were concentrated in workers’ compensation reserves, and to a lesser extent in professional liability reserves. Our examiners also periodically conduct detailed claim reviews of individual clients and case reserves are often increased as a result. In 2013, we conducted 266 claim reviews.

Our actuaries classify all loss and premium data into segments (“reserve cells”) primarily based on product (e.g., treaty, facultative and program) and line of business (e.g., auto liability, property, etc.). For each reserve cell, premiums and losses are

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re (Continued)

aggregated by accident year, policy year or underwriting year (depending on client reporting practices) and analyzed over time. We internally refer to these loss aggregations as loss triangles, which serve as the primary basis for our IBNR reserve calculations. We review over 300 reserve cells for our North American business and approximately 900 reserve cells with respect to our international business.

We use loss triangles to determine the expected case loss emergence patterns for most coverages and, in conjunction with expected loss ratios by accident year, loss triangles are further used to determine IBNR reserves. While additional calculations form the basis for estimating the expected loss emergence pattern, the determination of the expected loss emergence pattern is not strictly a mechanical process. In instances where the historical loss data is insufficient, we use estimation formulas along with reliance on other loss triangles and judgment. Factors affecting our loss development triangles include but are not limited to the following: changes in client claims practices, changes in claim examiners’ use of ACRs or the frequency of client company claim reviews, changes in policy terms and coverage (such as client loss retention levels and occurrence and aggregate policy limits), changes in loss trends and changes in legal trends that result in unanticipated losses, as well as other sources of statistical variability. Collectively, these factors influence the selection of the expected loss emergence patterns.

We select expected loss ratios by reserve cell, by accident year, based upon reviewing forecasted losses and indicated ultimate loss ratios that are predicted from aggregated pricing statistics. Indicated ultimate loss ratios are calculated using the selected loss emergence pattern, reported losses and earned premium. If the selected emergence pattern is not accurate, then the indicated ultimate loss ratios may not be accurate, which can affect the selected loss ratios and hence the IBNR reserve. As with selected loss emergence patterns, selecting expected loss ratios is not a strictly mechanical process and judgment is used in the analysis of indicated ultimate loss ratios and department pricing loss ratios.

We estimate IBNR reserves by reserve cell, by accident year, using the expected loss emergence patterns and the expected loss ratios. The expected loss emergence patterns and expected loss ratios are the critical IBNR reserving assumptions and are updated annually. Once the annual IBNR reserves are determined, our actuaries calculate expected case loss emergence for the upcoming calendar year. These calculations do not involve new assumptions and use the prior year-end expected loss emergence patterns and expected loss ratios. The expected losses are then allocated into interim estimates that are compared to actual reported losses in the subsequent year. This comparison provides a test of the adequacy of prior year-end IBNR reserves and forms the basis for possibly changing IBNR reserve assumptions during the course of the year.

In 2013, our reported claims for prior years’ workers’ compensation losses were less than expected by $238 million. However, further analysis of the workers’ compensation reserve cells by segment indicated the need for maintaining IBNR reserves. These developments precipitated a net increase of $112 million in nominal IBNR reserve estimates for unreported occurrences. After adjusting for the $126 million net increase in liabilities from changes in net reserve discounts during the year, the net increase in workers’ compensation losses from prior years’ occurrences had a minimal impact on pre-tax earnings in 2013. To illustrate the sensitivity of changes in expected loss emergence patterns and expected loss ratios for our significant excess-of-loss workers’ compensation reserve cells, an increase of ten points in the tail of the expected emergence pattern and an increase of ten percent in the expected loss ratios would produce a net increase in our nominal IBNR reserves as of December 31, 2013 of approximately $795 million and $441 million on a discounted basis. The increase in discounted reserves would produce a corresponding decrease in pre-tax earnings. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates.

Our other casualty and general liability reported losses (excluding mass tort losses) developed favorably in 2013 relative to expectations. Casualty losses tend to be long-tail and it should not be assumed that favorable loss experience in a given year means that loss reserve amounts currently established will continue to develop favorably. For our significant other casualty and general liability reserve cells (including medical malpractice, umbrella, auto and general liability), an increase of five points in the tails of the expected emergence patterns and an increase of five percent in expected loss ratios (one percent for large

Management’s Discussion (Continued)

Property and casualty losses (Continued)

General Re (Continued)

international proportional reserve cells) would produce a net increase in our nominal IBNR reserves and a corresponding reduction in pre-tax earnings of approximately $978 million. We believe it is reasonably possible for the tails of the expected loss emergence patterns and expected loss ratios to increase at these rates in any of the individual aforementioned reserve cells. However, given the diversification in worldwide business, more likely outcomes are believed to be less than $978 million.

In 2013, our property results included estimated losses incurred of $400 million from significant catastrophe events during the year. In 2013, reported claims for prior years’ property loss events were less than expected, and we reduced our estimated ultimate liabilities by $375 million. However, the nature of property loss experience tends to be more volatile because of the effect of catastrophes and large individual property losses.

In certain reserve cells within excess directors and officers and errors and omissions (“D&O and E&O”) coverages, IBNR reserves are based on estimated ultimate losses without consideration of expected emergence patterns. These cells often involve a spike in loss activity arising from recent industry developments making it difficult to select an expected loss emergence pattern. For our large D&O and E&O reserve cells, an increase of ten points in the tail of the expected emergence pattern (for those cells where emergence patterns are considered) and an increase of ten percent in the expected loss ratios would produce a net increase in nominal IBNR reserves and a corresponding reduction in pre-tax earnings of approximately $153 million. We believe it is reasonably possible for the tail of the expected loss emergence patterns and expected loss ratios to increase at these rates.

Overall industry-wide loss experience data and informed judgment are used when internal loss data is of limited reliability, such as in setting the estimates for mass tort, asbestos and hazardous waste (collectively, “mass tort”) claims. Gross unpaid mass tort liabilities at December 31, 2013 and 2012 were approximately $1.5 billion and $1.6 billion, respectively and net of reinsurance, were approximately $1.2 billion at the end of each of the last two years. Mass tort net claims paid were $72 million in 2013. In 2013, ultimate loss estimates for asbestos and environmental claims were increased by $30 million. In addition to the previously described methodologies, we consider “survival ratios” based on average net claim payments in recent years versus net unpaid losses as a rough guide to reserve adequacy. The survival ratio based on claim payments made over the last three years was approximately 15.6 years as of December 31, 2013. The reinsurance industry’s survival ratio for asbestos and pollution reserves was approximately 14.5 years based on the three years ending December 31, 2012. Estimating mass tort losses is very difficult due to the changing legal environment. Although such reserves are believed to be adequate, significant reserve increases may be required in the future if new exposures or claimants are identified, new claims are reported or new theories of liability emerge.

BHRG

BHRG’s unpaid losses and loss adjustment expenses as of December 31, 2013 are summarized as follows. Amounts are in millions.

	Property	Casualty	Total
Reported case reserves	$2,090	$3,202	$5,292
IBNR reserves	2,542	4,896	7,438
Retroactive	—	17,716	17,716

Gross reserves	$4,632	$25,814	30,446

Deferred charges and ceded reserves			(5,132)

Net reserves			$25,314

In general, the methodologies we use to establish loss reserves vary widely and encompass many of the common methodologies employed in the actuarial field today. Certain traditional methodologies such as paid and incurred loss

Management’s Discussion (Continued)

Property and casualty losses (Continued)

BHRG (Continued)

development techniques, incurred and paid loss Bornhuetter-Ferguson techniques and frequency and severity techniques are utilized, as well as ground-up techniques where appropriate. Additional judgments must also be employed to consider changes in contract conditions and terms as well as the incidence of litigation or legal and regulatory change.

Our gross loss reserves related to retroactive reinsurance policies were predominately for casualty or liability losses. Our retroactive policies relate to loss events occurring before a specified date on or before the contract date and include excess-of-loss contracts, in which losses above a contractual retention are indemnified or contracts that indemnify all losses paid by the counterparty after the policy effective date. We paid retroactive reinsurance losses and loss adjustment expenses of approximately $1.3 billion in 2013. The classification “reported case reserves” has no practical analytical value with respect to retroactive policies since the amount is often derived from reports in bulk from ceding companies, who may have inconsistent definitions of “case reserves.” We review and establish loss reserve estimates, including estimates of IBNR reserves, in the aggregate by contract. In 2013, we increased reserves for prior years’ retroactive reinsurance contracts by approximately $300 million, which related primarily to asbestos and environmental risks assumed.

In establishing retroactive reinsurance reserves, we often analyze historical aggregate loss payment patterns and project losses into the future under various scenarios. The claim-tail is expected to be very long for many policies and may last several decades. We assign judgmental probability factors to these aggregate loss payment scenarios and an expectancy outcome is determined. We monitor claim payment activity and review ceding company reports and other information concerning the underlying losses. Since the claim-tail is expected to be very long for such contracts, we reassess expected ultimate losses as significant events related to the underlying losses are reported or revealed during the monitoring and review process.

BHRG’s liabilities for environmental, asbestos and latent injury losses and loss adjustment expenses were approximately $11.9 billion at December 31, 2013 and $12.4 billion at December 31, 2012 and were concentrated within retroactive reinsurance contracts. We paid losses of approximately $874 million in 2013 attributable to these exposures. BHRG, as a reinsurer, does not receive consistently reliable information regarding asbestos, environmental and latent injury claims from all ceding companies, particularly with respect to multi-line treaty or aggregate excess-of-loss policies. Periodically, we conduct a ground-up analysis of the underlying loss data of the reinsured to make an estimate of ultimate reinsured losses. When detailed loss information is unavailable, our estimates can only be developed by applying recent industry trends and projections to aggregate client data. Judgments in these areas necessarily include the stability of the legal and regulatory environment under which these claims will be adjudicated. Potential legal reform and legislation could also have a significant impact on establishing loss reserves for mass tort claims in the future.

We currently believe that maximum losses payable under our retroactive policies will not exceed approximately $35 billion due to the aggregate contract limits that are applicable to most of these contracts. Absent significant judicial or legislative changes affecting asbestos, environmental or latent injury exposures, we also believe it unlikely that our reported year end gross unpaid losses of $17.7 billion will develop upward to the maximum loss payable or downward by more than 15%.

Certain of our reinsurance contracts are expected to have a low frequency of claim occurrence combined with a potential for high severity of claims, such as property losses from catastrophes and aviation risks related to our catastrophe and individual risk business. Loss reserves related to catastrophe and individual risk contracts were approximately $800 million at December 31, 2013. Estimated ultimate liabilities for prior years’ events were reduced by about $200 million in 2013, which produced a corresponding increase in pre-tax earnings. Reserving techniques for catastrophe and individual risk contracts generally rely more on a per-policy assessment of the ultimate cost associated with the individual loss event rather than with an analysis of the historical development patterns of past losses. Absent litigation affecting the interpretation of coverage terms, the expected claim-tail is relatively short and thus the estimation error in the initial reserve estimates usually emerges within 24 months after the loss event.

Management’s Discussion (Continued)

Property and casualty losses (Continued)

BHRG (Continued)

Other reinsurance reserves (approximately $11.9 billion as of December 31, 2013) consisted of a variety of traditional property and casualty coverages written primarily under excess-of-loss and quota-share treaties. Liabilities as of December 31, 2013, included approximately $4.0 billion related to the 20% quota-share contract with Swiss Re, which is now in run-off. Reinsurance reserve amounts are generally based upon loss estimates reported by ceding companies and IBNR reserves that are primarily a function of reported losses from ceding companies and anticipated loss ratios established on a portfolio basis, supplemented by management’s judgment of the impact of major catastrophe events as they become known. Anticipated loss ratios are based upon management’s judgment considering the type of business covered, analysis of each ceding company’s loss history and evaluation of that portion of the underlying contracts underwritten by each ceding company, which are in turn ceded to BHRG. A range of reserve amounts as a result of changes in underlying assumptions is not prepared.

Derivative contract liabilities

Our Consolidated Balance Sheets include significant derivative contract liabilities that are measured at fair value. Our most significant derivative contract exposures relate to equity index put option contracts written between 2004 and 2008. These contracts were entered into in over-the-counter markets. Certain elements of the terms and conditions of these contracts are not standard and we are not required to post collateral under most of these contracts. Furthermore, there is no source of independent data available to us showing trading volume and actual prices of completed transactions. As a result, the values of these liabilities are based on valuation models that we believe would be used by market participants. Such models or other valuation techniques use inputs that are observable in the marketplace, while others are unobservable. Unobservable inputs require us to make certain projections and assumptions about the information that would be used by market participants in establishing prices. We believe that the fair values produced for long-duration options is inherently subjective. The values of contracts in an actual exchange are affected by market conditions and perceptions of the buyers and sellers. Actual values in an exchange may differ significantly from the values produced by any mathematical model.

We determine the estimated fair value of equity index put option contracts using a Black-Scholes based option valuation model. Inputs to the model include the current index value, strike price, interest rate, dividend rate and contract expiration date. The weighted average interest and dividend rates used as of December 31, 2013 were 2.5% and 3.6%, respectively, and were approximately 2.1% and 3.3%, respectively, as of December 31, 2012. The interest rates as of December 31, 2013 and 2012 were approximately 64 basis points and 95 basis points (on a weighted average basis), respectively, over benchmark interest rates and represented our estimate of our nonperformance risk. We believe that the most significant economic risks under these contracts relate to changes in the index value component and, to a lesser degree, the foreign currency component.

The Black-Scholes based model also incorporates volatility estimates that measure potential price changes over time. Our contracts have an average remaining maturity of about 7 years. The weighted average volatility used as of December 31, 2013 was approximately 20.7%, compared to 20.9% as of December 31, 2012. The weighted average volatilities are based on the volatility input for each equity index put option contract weighted by the notional value of each equity index put option contract as compared to the aggregate notional value of all equity index put option contracts. The volatility input for each equity index put option contract reflects our expectation of future price volatility. The impact on fair value as of December 31, 2013 ($4.7 billion) from changes in the volatility assumption is summarized in the table that follows. Dollars are in millions.

Hypothetical change in volatility (percentage points)	Hypothetical fair value
Increase 2 percentage points	$5,067
Increase 4 percentage points	5,479
Decrease 2 percentage points	4,284
Decrease 4 percentage points	3,923

For several years, we also have had exposures relating to a number of credit default contracts written involving corporate and state/municipality issuers. During 2013, all credit default contracts involving corporate issuers expired and at December 31, 2013, our remaining exposures relate to state/municipality exposures which begin to expire in 2019. The fair values of our state/

Management’s Discussion (Continued)

Derivative contract liabilities (Continued)

municipality contracts are generally based on bond pricing data on the underlying bond issues and credit spread estimates. We monitor and review pricing data and spread estimates for consistency as well as reasonableness with respect to current market conditions. We make no significant adjustments to the pricing data or inputs obtained.

Prices in a current market trade involving identical (or sufficiently similar) risks and contract terms as our equity index put option or credit default contracts could differ significantly from the fair values used in the financial statements. We do not operate as a derivatives dealer and currently do not utilize offsetting strategies to hedge our equity index put option or credit default contracts. We currently intend to allow these contracts to run off to their respective expiration dates.

Other Critical Accounting Policies

We record deferred charges with respect to liabilities assumed under retroactive reinsurance contracts. At the inception of these contracts, the deferred charges represent the excess, if any, of the estimated ultimate liability for unpaid losses over the consideration received. Deferred charges are amortized using the interest method over an estimate of the ultimate claim payment period with the periodic amortization reflected in earnings as a component of losses and loss adjustment expenses. Deferred charge balances are adjusted periodically to reflect new projections of the amount and timing of remaining loss payments. Adjustments to deferred charge balances resulting from changes to these assumptions are determined retrospectively from the inception of the contract. Unamortized deferred charges were approximately $4.35 billion at December 31, 2013. Significant changes in the estimated amount and the timing of payments of unpaid losses may have a significant effect on unamortized deferred charges and the amount of periodic amortization.

Our Consolidated Balance Sheet includes goodwill of acquired businesses of $57.0 billion, which includes approximately $2.7 billion associated with our various acquisitions in 2013. We evaluate goodwill for impairment at least annually and we conducted our most recent annual review during the fourth quarter of 2013. Our review includes determining the estimated fair values of our reporting units. There are several methods of estimating a reporting unit’s fair value, including market quotations, underlying asset and liability fair value determinations and other valuation techniques, such as discounted projected future net earnings or net cash flows and multiples of earnings. We primarily use discounted projected future earnings or cash flow methods. The key assumptions and inputs used in such methods may include forecasting revenues and expenses, operating cash flows and capital expenditures, as well as an appropriate discount rate and other inputs. A significant amount of judgment is required in estimating the fair value of a reporting unit and in performing goodwill impairment tests. Due to the inherent uncertainty in forecasting cash flows and earnings, actual results may vary significantly from the forecasts. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then, as required by GAAP, we estimate the fair values of the individual assets (including identifiable intangible assets) and liabilities of the reporting unit. The excess of the estimated fair value of the reporting unit over the estimated fair value of its net assets establishes the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is charged to earnings as an impairment loss.

Market Risk Disclosures

Our Consolidated Balance Sheets include a substantial amount of assets and liabilities whose fair values are subject to market risks. Our significant market risks are primarily associated with interest rates, equity prices, foreign currency exchange rates and commodity prices. The fair values of our investment portfolios and equity index put option contracts remain subject to considerable volatility. The following sections address the significant market risks associated with our business activities.

Interest Rate Risk

We regularly invest in bonds, loans or other interest rate sensitive instruments. Our strategy is to acquire such securities that are attractively priced in relation to the perceived credit risk. Management recognizes and accepts that losses may occur with respect to assets. We also issue debt in the ordinary course of business to fund business operations, business acquisitions and for other general purposes. We strive to maintain high credit ratings so that the cost of our debt is minimized. We rarely utilize derivative products, such as interest rate swaps, to manage interest rate risks.

Management’s Discussion (Continued)

Interest Rate Risk (Continued)

The fair values of our fixed maturity investments and notes payable and other borrowings will fluctuate in response to changes in market interest rates. In addition, changes in interest rate assumptions used in our equity index put option contract models cause changes in reported liabilities with respect to those contracts. Increases and decreases in interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. The fair values of fixed interest rate instruments may be more sensitive to interest rate changes than variable rate instruments.

The following table summarizes the estimated effects of hypothetical changes in interest rates on our significant assets and liabilities that are subject to interest rate risk. It is assumed that the interest rate changes occur immediately and uniformly to each category of instrument containing interest rate risk, and that there are no significant changes to other factors used to determine the value of the instrument. The hypothetical changes in interest rates do not reflect what could be deemed best or worst case scenarios. Variations in interest rates could produce significant changes in the timing of repayments due to prepayment options available to the issuer. For these reasons, actual results might differ from those reflected in the table. Dollars are in millions.

		Estimated Fair Value after Hypothetical Change in Interest Rates
		(bp=basis points)
	Fair Value	100 bp decrease	100 bp increase	200 bp increase	300 bp increase
December 31, 2013
Assets:
Investments in fixed maturity securities	$29,370	$30,160	$28,591	$27,870	$27,259
Other investments (1)	8,592	9,021	8,166	7,757	7,370
Loans and finance receivables	12,002	12,412	11,617	11,255	10,915
Liabilities:
Notes payable and other borrowings:
Insurance and other	13,147	13,776	12,595	12,104	11,663
Railroad, utilities and energy	49,879	54,522	45,906	42,500	39,554
Finance and financial products	13,013	13,703	12,405	11,867	11,385
Equity index put option contracts	4,667	5,589	3,876	3,200	2,626
December 31, 2012
Assets:
Investments in fixed maturity securities	$38,425	$39,333	$37,493	$36,592	$35,783
Other investments (1)	8,606	9,003	8,169	7,744	7,343
Loans and finance receivables	11,991	12,410	11,598	11,229	10,883
Liabilities:
Notes payable and other borrowings:
Insurance and other	14,284	14,794	13,815	13,398	13,018
Railroad, utilities and energy	42,074	46,268	38,519	35,495	32,902
Finance and financial products	14,005	14,597	13,432	12,950	12,519
Equity index put option contracts	7,502	8,980	6,226	5,131	4,198

(1)	Includes other investments that are subject to a significant level of interest rate risk.

Equity Price Risk

Historically, we have maintained large amounts of invested assets in exchange traded equity securities. Strategically, we strive to invest in businesses that possess excellent economics, with able and honest management and at sensible prices and prefer to invest a meaningful amount in each investee. Consequently, equity investments are concentrated in relatively few issuers. At December 31, 2013, approximately 55% of the total fair value of equity investments was concentrated within four companies.

Management’s Discussion (Continued)

Equity Price Risk (Continued)

We often hold equity investments for long periods of time so we are not troubled by short-term price volatility with respect to our investments provided that the underlying business, economic and management characteristics of the investees remain favorable. We strive to maintain above average levels of shareholder capital to provide a margin of safety against short-term price volatility.

Market prices for equity securities are subject to fluctuation and consequently the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions.

We are also subject to equity price risk with respect to our equity index put option contracts. While our ultimate potential loss with respect to these contracts is determined from the movement of the underlying stock index between the contract inception date and expiration date, fair values of these contracts are also affected by changes in other factors such as interest rates, expected dividend rates and the remaining duration of the contract. These contracts expire between 2018 and 2026 and may not be unilaterally settled before their respective expiration dates.

The following table summarizes our equity and other investments and derivative contract liabilities with significant equity price risk as of December 31, 2013 and 2012. The effects of a hypothetical 30% increase and a 30% decrease in market prices as of those dates are also shown. The selected 30% hypothetical changes do not reflect what could be considered the best or worst case scenarios. Indeed, results could be far worse due both to the nature of equity markets and the aforementioned concentrations existing in our equity investment portfolio. Dollar amounts are in millions.

	Fair Value	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Prices	Hypothetical Percentage Increase (Decrease) in Shareholders’ Equity
December 31, 2013
Assets:
Equity securities	$117,505	30% increase	$152,757	10.3
		30% decrease	82,254	(10.3)
Other investments (1)	13,226	30% increase	17,172	1.2
		30% decrease	9,359	(1.1)
Liabilities:
Equity index put option contracts	4,667	30% increase	2,873	0.5
		30% decrease	7,987	(1.0)
December 31, 2012
Assets:
Equity securities	$88,346	30% increase	$116,357	9.7
		30% decrease	61,408	(9.3)
Other investments (1)	10,136	30% increase	12,775	0.9
		30% decrease	7,664	(0.9)
Liabilities:
Equity index put option contracts	7,502	30% increase	5,009	0.9
		30% decrease	11,482	(1.4)

(1)	Includes other investments that possess significant equity price risk.

Foreign Currency Risk

We generally do not use derivative contracts to hedge foreign currency price changes primarily because of the natural hedging that occurs between assets and liabilities denominated in foreign currencies in our Consolidated Financial Statements. In addition, we hold investments in common stocks of major multinational companies such as The Coca-Cola Company that have significant foreign business and foreign currency risk of their own. Our net assets subject to translation are primarily in our insurance, utilities and energy businesses, and to a lesser extent in our manufacturing and services businesses. The translation

Management’s Discussion (Continued)

Foreign Currency Risk (Continued)

impact is somewhat offset by transaction gains or losses on net reinsurance liabilities of certain U.S. subsidiaries that are denominated in foreign currencies as well as the equity index put option liabilities of U.S. subsidiaries relating to contracts that would be settled in foreign currencies.

Commodity Price Risk

Our subsidiaries use commodities in various ways in manufacturing and providing services. As such, we are subject to price risks related to various commodities. In most instances, we attempt to manage these risks through the pricing of our products and services to customers. To the extent that we are unable to sustain price increases in response to commodity price increases, our operating results will likely be adversely affected. We utilize derivative contracts to a limited degree in managing commodity price risks, most notably at MidAmerican. MidAmerican’s exposures to commodities include variations in the price of fuel required to generate electricity, wholesale electricity that is purchased and sold and natural gas supply for customers. Commodity prices are subject to wide price swings as supply and demand are impacted by, among many other unpredictable items, weather, market liquidity, generating facility availability, customer usage, storage and transmission and transportation constraints. To mitigate a portion of the risk, MidAmerican uses derivative instruments, including forwards, futures, options, swaps and other agreements, to effectively secure future supply or sell future production generally at fixed prices. The settled cost of these contracts is generally recovered from customers in regulated rates. Financial results would be negatively impacted if the costs of wholesale electricity, fuel or natural gas are higher than what is permitted to be recovered in rates. MidAmerican also uses futures, options and swap agreements to economically hedge gas and electric commodity prices for physical delivery to non-regulated customers. The table that follows summarizes our commodity price risk on energy derivative contracts of MidAmerican as of December 31, 2013 and 2012 and shows the effects of a hypothetical 10% increase and a 10% decrease in forward market prices by the expected volumes for these contracts as of each date. The selected hypothetical change does not reflect what could be considered the best or worst case scenarios. Dollars are in millions.

	Fair Value Net Assets (Liabilities)	Hypothetical Price Change	Estimated Fair Value after Hypothetical Change in Price
December 31, 2013	$(140)	10% increase	$(72)
		10% decrease	(208)
December 31, 2012	$(235)	10% increase	$(187)
		10% decrease	(285)

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of Berkshire officials during presentations about Berkshire or its subsidiaries are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future Berkshire actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Berkshire and its subsidiaries, economic and market factors and the industries in which we do business, among other things. These statements are not guaranties of future performance and we have no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, changes in market prices of our investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane or act of terrorism that causes losses insured by our insurance subsidiaries, changes in laws or regulations affecting our insurance, railroad, utilities and energy and finance subsidiaries, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which we do business.

In June 1996, Berkshire’s Chairman, Warren E. Buffett, issued a booklet entitled “An Owner’s Manual*” to Berkshire’s Class A and Class B shareholders. The purpose of the manual was to explain Berkshire’s broad economic principles of operation. An updated version is reproduced on this and the following pages.

OWNER-RELATED BUSINESS PRINCIPLES

At the time of the Blue Chip merger in 1983, I set down 13 owner-related business principles that I thought would help new shareholders understand our managerial approach. As is appropriate for “principles,” all 13 remain alive and well today, and they are stated here in italics.

1.	Although our form is corporate, our attitude is partnership. Charlie Munger and I think of our shareholders as owner-partners, and of ourselves as managing partners. (Because of the size of our shareholdings we are also, for better or worse, controlling partners.) We do not view the company itself as the ultimate owner of our business assets but instead view the company as a conduit through which our shareholders own the assets.

Charlie and I hope that you do not think of yourself as merely owning a piece of paper whose price wiggles around daily and that is a candidate for sale when some economic or political event makes you nervous. We hope you instead visualize yourself as a part owner of a business that you expect to stay with indefinitely, much as you might if you owned a farm or apartment house in partnership with members of your family. For our part, we do not view Berkshire shareholders as faceless members of an ever-shifting crowd, but rather as co-venturers who have entrusted their funds to us for what may well turn out to be the remainder of their lives.

The evidence suggests that most Berkshire shareholders have indeed embraced this long-term partnership concept. The annual percentage turnover in Berkshire’s shares is a fraction of that occurring in the stocks of other major American corporations, even when the shares I own are excluded from the calculation.

In effect, our shareholders behave in respect to their Berkshire stock much as Berkshire itself behaves in respect to companies in which it has an investment. As owners of, say, Coca-Cola or American Express shares, we think of Berkshire as being a non-managing partner in two extraordinary businesses, in which we measure our success by the long-term progress of the companies rather than by the month-to-month movements of their stocks. In fact, we would not care in the least if several years went by in which there was no trading, or quotation of prices, in the stocks of those companies. If we have good long-term expectations, short-term price changes are meaningless for us except to the extent they offer us an opportunity to increase our ownership at an attractive price.

2.	In line with Berkshire’s owner-orientation, most of our directors have a major portion of their net worth invested in the company. We eat our own cooking.

Charlie’s family has 80% or more of its net worth in Berkshire shares; I have more than 98%. In addition, many of my relatives – my sisters and cousins, for example – keep a huge portion of their net worth in Berkshire stock.

Charlie and I feel totally comfortable with this eggs-in-one-basket situation because Berkshire itself owns a wide variety of truly extraordinary businesses. Indeed, we believe that Berkshire is close to being unique in the quality and diversity of the businesses in which it owns either a controlling interest or a minority interest of significance.

Charlie and I cannot promise you results. But we can guarantee that your financial fortunes will move in lockstep with ours for whatever period of time you elect to be our partner. We have no interest in large salaries or options or other means of gaining an “edge” over you. We want to make money only when our partners do and in exactly the same proportion. Moreover, when I do something dumb, I want you to be able to derive some solace from the fact that my financial suffering is proportional to yours.

3.	Our long-term economic goal (subject to some qualifications mentioned later) is to maximize Berkshire’s average annual rate of gain in intrinsic business value on a per-share basis. We do not measure the economic significance or performance of Berkshire by its size; we measure by per-share progress. We are certain that the rate of per-share progress will diminish in the future – a greatly enlarged capital base will see to that. But we will be disappointed if our rate does not exceed that of the average large American corporation.

4.	Our preference would be to reach our goal by directly owning a diversified group of businesses that generate cash and consistently earn above-average returns on capital. Our second choice is to own parts of similar businesses, attained primarily through purchases of marketable common stocks by our insurance subsidiaries. The price and availability of businesses and the need for insurance capital determine any given year’s capital allocation.

*	Copyright © 1996 By Warren E. Buffett
All Rights Reserved

In recent years we have made a number of acquisitions. Though there will be dry years, we expect to make many more in the decades to come, and our hope is that they will be large. If these purchases approach the quality of those we have made in the past, Berkshire will be well served.

The challenge for us is to generate ideas as rapidly as we generate cash. In this respect, a depressed stock market is likely to present us with significant advantages. For one thing, it tends to reduce the prices at which entire companies become available for purchase. Second, a depressed market makes it easier for our insurance companies to buy small pieces of wonderful businesses – including additional pieces of businesses we already own – at attractive prices. And third, some of those same wonderful businesses, such as Coca-Cola, are consistent buyers of their own shares, which means that they, and we, gain from the cheaper prices at which they can buy.

Overall, Berkshire and its long-term shareholders benefit from a sinking stock market much as a regular purchaser of food benefits from declining food prices. So when the market plummets – as it will from time to time – neither panic nor mourn. It’s good news for Berkshire.

5.	Because of our two-pronged approach to business ownership and because of the limitations of conventional accounting, consolidated reported earnings may reveal relatively little about our true economic performance. Charlie and I, both as owners and managers, virtually ignore such consolidated numbers. However, we will also report to you the earnings of each major business we control, numbers we consider of great importance. These figures, along with other information we will supply about the individual businesses, should generally aid you in making judgments about them.

To state things simply, we try to give you in the annual report the numbers and other information that really matter. Charlie and I pay a great deal of attention to how well our businesses are doing, and we also work to understand the environment in which each business is operating. For example, is one of our businesses enjoying an industry tailwind or is it facing a headwind? Charlie and I need to know exactly which situation prevails and to adjust our expectations accordingly. We will also pass along our conclusions to you.

Over time, the large majority of our businesses have exceeded our expectations. But sometimes we have disappointments, and we will try to be as candid in informing you about those as we are in describing the happier experiences. When we use unconventional measures to chart our progress – for instance, you will be reading in our annual reports about insurance “float” – we will try to explain these concepts and why we regard them as important. In other words, we believe in telling you how we think so that you can evaluate not only Berkshire’s businesses but also assess our approach to management and capital allocation.

6.	Accounting consequences do not influence our operating or capital-allocation decisions. When acquisition costs are similar, we much prefer to purchase $2 of earnings that is not reportable by us under standard accounting principles than to purchase $1 of earnings that is reportable. This is precisely the choice that often faces us since entire businesses (whose earnings will be fully reportable) frequently sell for double the pro-rata price of small portions (whose earnings will be largely unreportable). In aggregate and over time, we expect the unreported earnings to be fully reflected in our intrinsic business value through capital gains.

We have found over time that the undistributed earnings of our investees, in aggregate, have been fully as beneficial to Berkshire as if they had been distributed to us (and therefore had been included in the earnings we officially report). This pleasant result has occurred because most of our investees are engaged in truly outstanding businesses that can often employ incremental capital to great advantage, either by putting it to work in their businesses or by repurchasing their shares. Obviously, every capital decision that our investees have made has not benefitted us as shareholders, but overall we have garnered far more than a dollar of value for each dollar they have retained. We consequently regard look-through earnings as realistically portraying our yearly gain from operations.

7.	We use debt sparingly and, when we do borrow, we attempt to structure our loans on a long-term fixed-rate basis. We will reject interesting opportunities rather than over-leverage our balance sheet. This conservatism has penalized our results but it is the only behavior that leaves us comfortable, considering our fiduciary obligations to policyholders, lenders and the many equity holders who have committed unusually large portions of their net worth to our care. (As one of the Indianapolis “500” winners said: “To finish first, you must first finish.”)

The financial calculus that Charlie and I employ would never permit our trading a good night’s sleep for a shot at a few extra percentage points of return. I’ve never believed in risking what my family and friends have and need in order to pursue what they don’t have and don’t need.

Besides, Berkshire has access to two low-cost, non-perilous sources of leverage that allow us to safely own far more assets than our equity capital alone would permit: deferred taxes and “float,” the funds of others that our insurance business holds because it receives premiums before needing to pay out losses. Both of these funding sources have grown rapidly and now total about $135 billion.

Better yet, this funding to date has often been cost-free. Deferred tax liabilities bear no interest. And as long as we can break even in our insurance underwriting the cost of the float developed from that operation is zero. Neither item, of course, is equity; these are real liabilities. But they are liabilities without covenants or due dates attached to them. In effect, they give us the benefit of debt – an ability to have more assets working for us – but saddle us with none of its drawbacks.

Of course, there is no guarantee that we can obtain our float in the future at no cost. But we feel our chances of attaining that goal are as good as those of anyone in the insurance business. Not only have we reached the goal in the past (despite a number of important mistakes by your Chairman), our 1996 acquisition of GEICO, materially improved our prospects for getting there in the future.

In our present configuration (2013) we expect additional borrowings to be concentrated in our utilities and railroad businesses, loans that are non-recourse to Berkshire. Here, we will favor long-term, fixed-rate loans.

8.	A managerial “wish list” will not be filled at shareholder expense. We will not diversify by purchasing entire businesses at control prices that ignore long-term economic consequences to our shareholders. We will only do with your money what we would do with our own, weighing fully the values you can obtain by diversifying your own portfolios through direct purchases in the stock market.

Charlie and I are interested only in acquisitions that we believe will raise the per-share intrinsic value of Berkshire’s stock. The size of our paychecks or our offices will never be related to the size of Berkshire’s balance sheet.

9.	We feel noble intentions should be checked periodically against results. We test the wisdom of retaining earnings by assessing whether retention, over time, delivers shareholders at least $1 of market value for each $1 retained. To date, this test has been met. We will continue to apply it on a five-year rolling basis. As our net worth grows, it is more difficult to use retained earnings wisely.

I should have written the “five-year rolling basis” sentence differently, an error I didn’t realize until I received a question about this subject at the 2009 annual meeting.

When the stock market has declined sharply over a five-year stretch, our market-price premium to book value has sometimes shrunk. And when that happens, we fail the test as I improperly formulated it. In fact, we fell far short as early as 1971-75, well before I wrote this principle in 1983.

The five-year test should be: (1) during the period did our book-value gain exceed the performance of the S&P; and (2) did our stock consistently sell at a premium to book, meaning that every $1 of retained earnings was always worth more than $1? If these tests are met, retaining earnings has made sense.

10.	We will issue common stock only when we receive as much in business value as we give. This rule applies to all forms of issuance – not only mergers or public stock offerings, but stock-for-debt swaps, stock options, and convertible securities as well. We will not sell small portions of your company – and that is what the issuance of shares amounts to – on a basis inconsistent with the value of the entire enterprise.

When we sold the Class B shares in 1996, we stated that Berkshire stock was not undervalued – and some people found that shocking. That reaction was not well-founded. Shock should have registered instead had we issued shares when our stock was undervalued. Managements that say or imply during a public offering that their stock is undervalued are usually being economical with the truth or uneconomical with their existing shareholders’ money: Owners unfairly lose if their managers deliberately sell assets for 80¢ that in fact are worth $1. We didn’t commit that kind of crime in our offering of Class B shares and we never will. (We did not, however, say at the time of the sale that our stock was overvalued, though many media have reported that we did.)

11.	You should be fully aware of one attitude Charlie and I share that hurts our financial performance: Regardless of price, we have no interest at all in selling any good businesses that Berkshire owns. We are also very reluctant to sell sub-par businesses as long as we expect them to generate at least some cash and as long as we feel good about their managers and labor relations. We hope not to repeat the capital-allocation mistakes that led us into such sub-par businesses. And we react with great caution to suggestions that our poor businesses can be restored to satisfactory profitability by major capital expenditures. (The projections will be dazzling and the advocates sincere, but, in the end, major additional investment in a terrible industry usually is about as rewarding as struggling in quicksand.) Nevertheless, gin rummy managerial behavior (discard your least promising business at each turn) is not our style. We would rather have our overall results penalized a bit than engage in that kind of behavior.

We continue to avoid gin rummy behavior. True, we closed our textile business in the mid-1980’s after 20 years of struggling with it, but only because we felt it was doomed to run never-ending operating losses. We have not, however, given thought to selling operations that would command very fancy prices nor have we dumped our laggards, though we focus hard on curing the problems that cause them to lag.

12.	We will be candid in our reporting to you, emphasizing the pluses and minuses important in appraising business value. Our guideline is to tell you the business facts that we would want to know if our positions were reversed. We owe you no less. Moreover, as a company with a major communications business, it would be inexcusable for us to apply lesser standards of accuracy, balance and incisiveness when reporting on ourselves than we would expect our news people to apply when reporting on others. We also believe candor benefits us as managers: The CEO who misleads others in public may eventually mislead himself in private.

At Berkshire you will find no “big bath” accounting maneuvers or restructurings nor any “smoothing” of quarterly or annual results. We will always tell you how many strokes we have taken on each hole and never play around with the scorecard. When the numbers are a very rough “guesstimate,” as they necessarily must be in insurance reserving, we will try to be both consistent and conservative in our approach.

We will be communicating with you in several ways. Through the annual report, I try to give all shareholders as much value-defining information as can be conveyed in a document kept to reasonable length. We also try to convey a liberal quantity of condensed but important information in the quarterly reports we post on the internet, though I don’t write those (one recital a year is enough). Still another important occasion for communication is our Annual Meeting, at which Charlie and I are delighted to spend five hours or more answering questions about Berkshire. But there is one way we can’t communicate: on a one-on-one basis. That isn’t feasible given Berkshire’s many thousands of owners.

In all of our communications, we try to make sure that no single shareholder gets an edge: We do not follow the usual practice of giving earnings “guidance” or other information of value to analysts or large shareholders. Our goal is to have all of our owners updated at the same time.

13.	Despite our policy of candor, we will discuss our activities in marketable securities only to the extent legally required. Good investment ideas are rare, valuable and subject to competitive appropriation just as good product or business acquisition ideas are. Therefore we normally will not talk about our investment ideas. This ban extends even to securities we have sold (because we may purchase them again) and to stocks we are incorrectly rumored to be buying. If we deny those reports but say “no comment” on other occasions, the no-comments become confirmation.

Though we continue to be unwilling to talk about specific stocks, we freely discuss our business and investment philosophy. I benefitted enormously from the intellectual generosity of Ben Graham, the greatest teacher in the history of finance, and I believe it appropriate to pass along what I learned from him, even if that creates new and able investment competitors for Berkshire just as Ben’s teachings did for him.

TWO ADDED PRINCIPLES

14.	To the extent possible, we would like each Berkshire shareholder to record a gain or loss in market value during his period of ownership that is proportional to the gain or loss in per-share intrinsic value recorded by the company during that holding period. For this to come about, the relationship between the intrinsic value and the market price of a Berkshire share would need to remain constant, and by our preferences at 1-to-1. As that implies, we would rather see Berkshire’s stock price at a fair level than a high level. Obviously, Charlie and I can’t control Berkshire’s price. But by our policies and communications, we can encourage informed, rational behavior by owners that, in turn, will tend to produce a stock price that is also rational. Our it’s-as-bad-to-be-overvalued-as-to-be-undervalued approach may disappoint some shareholders. We believe, however, that it affords Berkshire the best prospect of attracting long-term investors who seek to profit from the progress of the company rather than from the investment mistakes of their partners.

15.	We regularly compare the gain in Berkshire’s per-share book value to the performance of the S&P 500. Over time, we hope to outpace this yardstick. Otherwise, why do our investors need us? The measurement, however, has certain shortcomings that are described in the next section. Moreover, it now is less meaningful on a year-to-year basis than was formerly the case. That is because our equity holdings, whose value tends to move with the S&P 500, are a far smaller portion of our net worth than they were in earlier years. Additionally, gains in the S&P stocks are counted in full in calculating that index, whereas gains in Berkshire’s equity holdings are counted at 65% because of the federal tax we incur. We, therefore, expect to outperform the S&P in lackluster years for the stock market and underperform when the market has a strong year.

INTRINSIC VALUE

Now let’s focus on a term that I mentioned earlier and that you will encounter in future annual reports.

Intrinsic value is an all-important concept that offers the only logical approach to evaluating the relative attractiveness of investments and businesses. Intrinsic value can be defined simply: It is the discounted value of the cash that can be taken out of a business during its remaining life.

The calculation of intrinsic value, though, is not so simple. As our definition suggests, intrinsic value is an estimate rather than a precise figure, and it is additionally an estimate that must be changed if interest rates move or forecasts of future cash flows are revised. Two people looking at the same set of facts, moreover – and this would apply even to Charlie and me – will almost inevitably come up with at least slightly different intrinsic value figures. That is one reason we never give you our estimates of intrinsic value. What our annual reports do supply, though, are the facts that we ourselves use to calculate this value.

Meanwhile, we regularly report our per-share book value, an easily calculable number, though one of limited use. The limitations do not arise from our holdings of marketable securities, which are carried on our books at their current prices. Rather the inadequacies of book value have to do with the companies we control, whose values as stated on our books may be far different from their intrinsic values.

The disparity can go in either direction. For example, in 1964 we could state with certitude that Berkshire’s per-share book value was $19.46. However, that figure considerably overstated the company’s intrinsic value, since all of the company’s resources were tied up in a sub-profitable textile business. Our textile assets had neither going-concern nor liquidation values equal to their carrying values. Today, however, Berkshire’s situation is reversed: Now, our book value far understates Berkshire’s intrinsic value, a point true because many of the businesses we control are worth much more than their carrying value.

Inadequate though they are in telling the story, we give you Berkshire’s book-value figures because they today serve as a rough, albeit significantly understated, tracking measure for Berkshire’s intrinsic value. In other words, the percentage change in book value in any given year is likely to be reasonably close to that year’s change in intrinsic value.

You can gain some insight into the differences between book value and intrinsic value by looking at one form of investment, a college education. Think of the education’s cost as its “book value.” If this cost is to be accurate, it should include the earnings that were foregone by the student because he chose college rather than a job.

For this exercise, we will ignore the important non-economic benefits of an education and focus strictly on its economic value. First, we must estimate the earnings that the graduate will receive over his lifetime and subtract from that figure an estimate of what he would have earned had he lacked his education. That gives us an excess earnings figure, which must then be discounted, at an appropriate interest rate, back to graduation day. The dollar result equals the intrinsic economic value of the education.

Some graduates will find that the book value of their education exceeds its intrinsic value, which means that whoever paid for the education didn’t get his money’s worth. In other cases, the intrinsic value of an education will far exceed its book value, a result that proves capital was wisely deployed. In all cases, what is clear is that book value is meaningless as an indicator of intrinsic value.

THE MANAGING OF BERKSHIRE

I think it’s appropriate that I conclude with a discussion of Berkshire’s management, today and in the future. As our first owner-related principle tells you, Charlie and I are the managing partners of Berkshire. But we subcontract all of the heavy lifting in this business to the managers of our subsidiaries. In fact, we delegate almost to the point of abdication: Though Berkshire has about 330,000 employees, only 25 of these are at headquarters.

Charlie and I mainly attend to capital allocation and the care and feeding of our key managers. Most of these managers are happiest when they are left alone to run their businesses, and that is customarily just how we leave them. That puts them in charge of all operating decisions and of dispatching the excess cash they generate to headquarters. By sending it to us, they don’t get diverted by the various enticements that would come their way were they responsible for deploying the cash their businesses throw off. Furthermore, Charlie and I are exposed to a much wider range of possibilities for investing these funds than any of our managers could find in his or her own industry.

Most of our managers are independently wealthy, and it’s therefore up to us to create a climate that encourages them to choose working with Berkshire over golfing or fishing. This leaves us needing to treat them fairly and in the manner that we would wish to be treated if our positions were reversed.

As for the allocation of capital, that’s an activity both Charlie and I enjoy and in which we have acquired some useful experience. In a general sense, grey hair doesn’t hurt on this playing field: You don’t need good hand-eye coordination or well-toned muscles to push money around (thank heavens). As long as our minds continue to function effectively, Charlie and I can keep on doing our jobs pretty much as we have in the past.

On my death, Berkshire’s ownership picture will change but not in a disruptive way: None of my stock will have to be sold to take care of the cash bequests I have made or for taxes. Other assets of mine will take care of these requirements. All Berkshire shares will be left to foundations that will likely receive the stock in roughly equal installments over a dozen or so years.

At my death, the Buffett family will not be involved in managing the business but, as very substantial shareholders, will help in picking and overseeing the managers who do. Just who those managers will be, of course, depends on the date of my death. But I can anticipate what the management structure will be: Essentially my job will be split into two parts. One executive will become CEO and responsible for operations. The responsibility for investments will be given to one or more executives. If the acquisition of new businesses is in prospect, these executives will cooperate in making the decisions needed, subject, of course, to board approval. We will continue to have an extraordinarily shareholder-minded board, one whose interests are solidly aligned with yours.

Were we to need the management structure I have just described on an immediate basis, our directors know my recommendations for both posts. All candidates currently work for or are available to Berkshire and are people in whom I have total confidence. Our managerial roster has never been stronger.

I will continue to keep the directors posted on the succession issue. Since Berkshire stock will make up virtually my entire estate and will account for a similar portion of the assets of various foundations for a considerable period after my death, you can be sure that the directors and I have thought through the succession question carefully and that we are well prepared. You can be equally sure that the principles we have employed to date in running Berkshire will continue to guide the managers who succeed me and that our unusually strong and well-defined culture will remain intact. As an added assurance that this will be the case, I believe it would be wise when I am no longer CEO to have a member of the Buffett family serve as the non-paid, non-executive Chairman of the Board. That decision, however, will be the responsibility of the then Board of Directors.

Lest we end on a morbid note, I also want to assure you that I have never felt better. I love running Berkshire, and if enjoying life promotes longevity, Methuselah’s record is in jeopardy.

Warren E. Buffett

Chairman

STOCK PERFORMANCE GRAPH

The following chart compares the subsequent value of $100 invested in Berkshire common stock on December 31, 2008 with a similar investment in the Standard and Poor’s 500 Stock Index and in the Standard and Poor’s Property—Casualty Insurance Index.**

*	Cumulative return for the Standard and Poor’s indices based on reinvestment of dividends.

**	It would be difficult to develop a peer group of companies similar to Berkshire. The Corporation owns subsidiaries engaged in a number of diverse business activities of which the most important is the property and casualty insurance business and, accordingly, management has used the Standard and Poor’s Property—Casualty Insurance Index for comparative purposes.

BERKSHIRE HATHAWAY INC.

INTRINSIC VALUE – TODAY AND TOMORROW *

Though Berkshire’s intrinsic value cannot be precisely calculated, two of its three key pillars can be measured. Charlie and I rely heavily on these measurements when we make our own estimates of Berkshire’s value.

The first component of value is our investments: stocks, bonds and cash equivalents. At yearend these totaled $158 billion at market value.

Insurance float – money we temporarily hold in our insurance operations that does not belong to us – funds $66 billion of our investments. This float is “free” as long as insurance underwriting breaks even, meaning that the premiums we receive equal the losses and expenses we incur. Of course, underwriting results are volatile, swinging erratically between profits and losses. Over our entire history, though, we’ve been significantly profitable, and I also expect us to average breakeven results or better in the future. If we do that, all of our investments – those funded both by float and by retained earnings – can be viewed as an element of value for Berkshire shareholders.

Berkshire’s second component of value is earnings that come from sources other than investments and insurance underwriting. These earnings are delivered by our 68 non-insurance companies, itemized on page 106. In Berkshire’s early years, we focused on the investment side. During the past two decades, however, we’ve increasingly emphasized the development of earnings from non-insurance businesses, a practice that will continue.

The following tables illustrate this shift. In the first table, we present per-share investments at decade intervals beginning in 1970, three years after we entered the insurance business. We exclude those investments applicable to minority interests.

Yearend	Per-Share Investments	Period	Compounded Annual Increase in Per-Share Investments
1970	$66
1980	754	1970-1980	27.5%
1990	7,798	1980-1990	26.3%
2000	50,229	1990-2000	20.5%
2010	94,730	2000-2010	6.6%

Though our compounded annual increase in per-share investments was a healthy 19.9% over the 40-year period, our rate of increase has slowed sharply as we have focused on using funds to buy operating businesses.

The payoff from this shift is shown in the following table, which illustrates how earnings of our non-insurance businesses have increased, again on a per-share basis and after applicable minority interests.

Year	Per-Share Pre-Tax Earnings	Period	Compounded Annual Increase in Per-Share Pre-Tax Earnings
1970	$2.87
1980	19.01	1970-1980	20.8%
1990	102.58	1980-1990	18.4%
2000	918.66	1990-2000	24.5%
2010	5,926.04	2000-2010	20.5%

For the forty years, our compounded annual gain in pre-tax, non-insurance earnings per share is 21.0%. During the same period, Berkshire’s stock price increased at a rate of 22.1% annually. Over time, you can expect our stock price to move in rough tandem with Berkshire’s investments and earnings. Market price and intrinsic value often follow very different paths – sometimes for extended periods – but eventually they meet.

There is a third, more subjective, element to an intrinsic value calculation that can be either positive or negative: the efficacy with which retained earnings will be deployed in the future. We, as well as many other businesses, are likely to retain earnings over the next decade that will equal, or even exceed, the capital we presently employ. Some companies will turn these retained dollars into fifty-cent pieces, others into two-dollar bills.

*	Reproduced from Berkshire Hathaway Inc. 2010 Annual Report.

This “what-will-they-do-with-the-money” factor must always be evaluated along with the “what-do-we-have-now” calculation in order for us, or anybody, to arrive at a sensible estimate of a company’s intrinsic value. That’s because an outside investor stands by helplessly as management reinvests his share of the company’s earnings. If a CEO can be expected to do this job well, the reinvestment prospects add to the company’s current value; if the CEO’s talents or motives are suspect, today’s value must be discounted. The difference in outcome can be huge. A dollar of then-value in the hands of Sears Roebuck’s or Montgomery Ward’s CEOs in the late 1960s had a far different destiny than did a dollar entrusted to Sam Walton.

* * * * * * * * * * * *

BERKSHIRE HATHAWAY INC.

COMMON STOCK

General

Berkshire has two classes of common stock designated Class A common stock and Class B common stock. Each share of Class A common stock is convertible, at the option of the holder, into 1,500 shares of Class B common stock. Shares of Class B common stock are not convertible into shares of Class A common stock.

Stock Transfer Agent

Wells Fargo Bank, N.A., P. O. Box 64854, St. Paul, MN 55164-0854 serves as Transfer Agent and Registrar for the Company’s common stock. Correspondence may be directed to Wells Fargo at the address indicated or at wellsfargo.com/shareownerservices. Telephone inquiries should be directed to the Shareowner Relations Department at 1-877-602-7411 between 7:00 A.M. and 7:00 P.M. Central Time. Certificates for re-issue or transfer should be directed to the Transfer Department at the address indicated.

Shareholders of record wishing to convert Class A common stock into Class B common stock may contact Wells Fargo in writing. Along with the underlying stock certificate, shareholders should provide Wells Fargo with specific written instructions regarding the number of shares to be converted and the manner in which the Class B shares are to be registered. We recommend that you use certified or registered mail when delivering the stock certificates and written instructions.

If Class A shares are held in “street name,” shareholders wishing to convert all or a portion of their holding should contact their broker or bank nominee. It will be necessary for the nominee to make the request for conversion.

Shareholders

Berkshire had approximately 2,900 record holders of its Class A common stock and 19,300 record holders of its Class B common stock at February 14, 2014. Record owners included nominees holding at least 450,000 shares of Class A common stock and 1,170,000,000 shares of Class B common stock on behalf of beneficial-but-not-of-record owners.

Price Range of Common Stock

Berkshire’s Class A and Class B common stock are listed for trading on the New York Stock Exchange, trading symbol: BRK.A and BRK.B. The following table sets forth the high and low sales prices per share, as reported on the New York Stock Exchange Composite List during the periods indicated:

	2013				2012
	Class A		Class B		Class A		Class B
	High	Low	High	Low	High	Low	High	Low
First Quarter	$156,634	$136,850	$104.48	$91.29	$123,578	$113,855	$82.47	$75.86
Second Quarter	173,810	154,145	115.98	102.69	124,950	117,551	83.33	78.21
Third Quarter	178,900	166,168	119.30	110.72	134,892	123,227	89.95	82.12
Fourth Quarter	177,950	166,510	118.66	110.84	136,345	125,950	90.93	83.85

Dividends

Berkshire has not declared a cash dividend since 1967.

BERKSHIRE HATHAWAY INC.

OPERATING COMPANIES

INSURANCE BUSINESSES

Company	Employees	Company	Employees
Applied Underwriters	601	GEICO	29,057
Berkshire Hathaway Homestate Companies	752	General Re	2,334
Berkshire Hathaway Reinsurance Group	664	Guard Insurance Group	323
Berkshire Hathaway Specialty	82	Medical Protective	579
BoatU.S.	436	National Indemnity Primary Group	472
Central States Indemnity	87	United States Liability Insurance Group	657

		Insurance total	36,044

NON-INSURANCE BUSINESSES

Company	Employees	Company	Employees
Acme	2,247	Justin Brands	1,109
Adalet (1)	242	Kern River Gas (2)	154
Altaquip (1)	506	Kirby (1)	491
Ben Bridge Jeweler	819	Larson-Juhl	1,430
Benjamin Moore	2,102	Lubrizol	7,589
BH Media Group	4,825	The Marmon Group (4)	16,961
Borsheims	174	McLane Company	20,996
Brooks Sports	576	Metalogic Inspection Services (2)	97
BNSF	43,500	MidAmerican Energy (2)	3,519
The Buffalo News	740	MidAmerican Energy Holdings (2)	29
Business Wire	488	MidAmerican Renewables (2)	315
CalEnergy Philippines (2)	62	MiTek Inc.	2,657
Campbell Hausfeld (1)	312	Nebraska Furniture Mart	2,773
Carefree of Colorado (1)	218	NetJets	6,157
Clayton Homes	11,850	Northern Natural Gas (2)	842
Cleveland Wood Products (1)	56	Northern Powergrid Holdings (2)	2,541
CORT	2,197	NV Energy (2)	2,483
CTB	2,503	Oriental Trading	1,461
Dairy Queen	483	PacifiCorp (2)	5,989
Douglas/Quikut (1)	37	The Pampered Chef	676
Fechheimer	426	Precision Steel Warehouse	157
FlightSafety	3,916	Richline Group	2,860
Forest River	8,770	Russell (3)	3,241
France (1)	158	Other Scott Fetzer Companies (1)	185
Fruit of the Loom (3)	26,643	See’s Candies	3,000
Garan	3,828	Shaw Industries	22,603
H. H. Brown Shoe Group	1,128	Stahl (1)	94
Halex (1)	71	Star Furniture	691
Heinz	29,000	TTI, Inc.	4,149
Helzberg Diamonds	2,410	United Consumer Financial Services (1)	207
HomeServices of America (2)	3,652	Vanity Fair Brands (3)	2,135
Intelligent Energy Solutions (2)	12	Wayne Water Systems (1)	105
Iscar	12,047	Western Enterprises (1)	228
Johns Manville	6,855	R. C. Willey Home Furnishings	2,394
Jordan’s Furniture	936	World Book (1)	169
		XTRA	400

		Non-insurance total	294,676

		Corporate Office	25

			330,745

(1)	A Scott Fetzer Company
(2)	A MidAmerican Energy Holdings Company
(3)	A Fruit of the Loom, Inc. Company
(4)	The Marmon Group consists of approximately 160 manufacturing and service businesses that operate within 11 business sectors.

BERKSHIRE HATHAWAY INC.

REAL ESTATE BROKERAGE BUSINESSES

Brand	State	Major Cities Served	Number of Agents
RealtySouth	Alabama	Birmingham	654
Roberts Brothers Inc.	Alabama	Mobile	146
Long Companies	Arizona	Tucson	727
Guarantee Real Estate	California	Fresno	431
Berkshire Hathaway HomeServices California Properties	California	San Diego/Los Angeles	2,272
Berkshire Hathaway HomeServices New England Properties	Connecticut	Hartford	1,259
EWM REALTORS®	Florida	Miami	759
Harry Norman, REALTORS®	Georgia	Atlanta	860
Berkshire Hathaway HomeServices Georgia Properties	Georgia	Atlanta	1,021
Koenig & Strey Real Living	Illinois	Chicago	621
Prudential Rubloff	Illinois	Chicago	731
Iowa Realty	Iowa	Des Moines	674
Berkshire Hathaway HomeServices First Realty	Iowa	Des Moines	67
Rector-Hayden REALTORS®	Kentucky	Lexington	234
Semonin REALTORS®	Kentucky	Louisville	512
Champion Realty Inc.	Maryland	Annapolis	214
Edina Realty	Minnesota	Minneapolis/St. Paul	2,212
Carol Jones REALTORS®	Missouri	Springfield/Branson	197
Reece & Nichols	Missouri	Kansas City	1,812
Berkshire Hathaway HomeServices Kansas City Realty	Missouri	Kansas City	52
CBSHOME Real Estate	Nebraska	Omaha	413
HOME Real Estate	Nebraska	Lincoln	175
Woods Bros. Realty	Nebraska	Lincoln	191
Berkshire Hathaway HomeServices Carolinas Realty	North Carolina	Charlotte/Winston-Salem	239
Berkshire Hathaway HomeServices York Simpson Underwood Realty	North Carolina	Raleigh	246
Berkshire Hathaway HomeServices Yost & Little	North Carolina	Greensboro	161
Huff Realty	Ohio	Cincinnati	414
Berkshire Hathaway HomeServices Northwest Real Estate	Oregon	Portland	323
Berkshire Hathaway HomeServices Fox & Roach	Pennsylvania	Philadelphia	4,142
Berkshire Hathaway HomeServices New England Properties	Rhode Island	Westerly	18
Berkshire Hathaway HomeServices Northwest Real Estate	Washington	Seattle	337

BERKSHIRE HATHAWAY INC.

DAILY NEWSPAPERS

		Circulation
Publication	City	Daily	Sunday
Alabama
Enterprise Ledger	Enterprise	5,700	6,000
Opelika Auburn News	Opelika/Auburn	12,540	12,451
Dothan Eagle	Dothan	24,531	24,879
Florida
Jackson County Floridan	Marianna	4,357	4,283
Iowa
The Daily Nonpareil	Council Bluffs	10,607	12,247
Nebraska
York News-Times	York	3,112	—
The North Platte Telegraph	North Platte	9,467	9,295
Kearney Hub	Kearney	10,197	—
Star-Herald	Scottsbluff	11,991	12,593
The Grand Island Independent	Grand Island	17,035	18,394
Omaha World-Herald	Omaha	123,138	153,254
New Jersey
The Press of Atlantic City	Atlantic City	67,599	75,310
New York
Buffalo News	Buffalo	136,205	209,754
North Carolina
The (Marion) McDowell News	Marion	3,905	4,085
The (Morganton) News Herald	Morganton	6,431	7,423
Statesville Record and Landmark	Statesville	9,532	11,319
Hickory Daily Record	Hickory	16,762	20,412
Winston-Salem Journal	Winston-Salem	50,090	65,031
Greensboro News & Record	Greensboro	51,493	76,001
Oklahoma
Tulsa World	Tulsa	88,601	121,912
South Carolina
(Florence) Morning News	Florence	21,237	25,986
Texas
The Eagle	Bryan/College Station	15,205	17,754
Tribune-Herald	Waco	29,821	34,562
Virginia
Culpeper Star Exponent	Culpeper	5,077	5,314
The (Waynesboro) News Virginian	Waynesboro	5,797	5,394
Danville Register and Bee	Danville	13,014	16,061
The (Charlottesville) Daily Progress	Charlottesville	22,230	22,701
Bristol Herald Courier	Bristol	22,187	27,152
The (Lynchburg) News and Advance	Lynchburg	23,852	29,988
Richmond Times-Dispatch	Richmond	102,258	147,270
Roanoke	Roanoke	64,631	86,243

BERKSHIRE HATHAWAY INC.
1440 Kiewit Plaza
Omaha, Neb. 68131

August 30, 1983

Mrs. Rose Blumkin and Family
Omaha, Nebraska

(1) You own 100% of the outstanding stock of Nebraska Furniture Mart, Inc. ("NFM") which operates a remarkably successful furniture and appliance retailing business from a single large warehousing and selling location (approximately 43 acres including surrounding land held for expansion) in west Omaha.

(2) Berkshire Hathaway Inc. ("Berkshire") has long admired what you have accomplished together and hereby proposes to purchase from you 90% of such outstanding stock for $55,350,000 cash. All of the 10% of outstanding stock not sold to Berkshire will be retained by Mr. Louis Blumkin and his sons, and Berkshire, concurrently with its purchase of NFM stock, will make arrangements with Louis Blumkin and his sons as specified in Exhibit A, attached hereto.

(3) The closing will occur immediately after satisfaction of the legal requirements of the Hart-Scott-Rodino amendments to U. S. Anti-Trust Law which Berkshire, with your cooperation, will accomplish as rapidly as possible. This will no doubt be a mere formality, about 100%-sure to occur within 50 days after you accept Berkshire's proposal, because Berkshire has no interest in any other furniture or appliance business and, consequently, Berkshire's purchase of NFM stock will cause no increase in any one entity's share of the furniture or appliance business in any market. If the Hart-Scott-Rodino delay turns out to exceed 50 days, the purchase price for NFM stock will increase at the rate of 12% per annum during any delay period in excess of 50 days but not exceeding 90 days after acceptance. In the event Hart-Scott-Rodino delay exceeds 90 days (which Berkshire considers inconceivable), either side may at its option terminate all obligations to close the transaction.

(4) At the closing:

(i) Each of the stockholders of NFM will warrant that good title to such stockholder's stock is transferred to Berkshire; and

(ii) Louis Blumkin will certify to Berkshire that, to the best of his knowledge and belief;

(A) Berkshire is acquiring 90% of the outstanding stock of NFM, and NFM has no obligation, contingent or otherwise, to issue additional shares; and

(B) That the income tax return, together with incorporated accounting data, of NFM (and its wholly-owned subsidiary which owns part of the approximately 43 acres, partially vacant, on which NFM conducts warehousing and retailing operations) for the fiscal year ended 1/31/82, a copy of which has been furnished Berkshire, fairly represents the consolidated operations of NFM during such fiscal year and its balance sheet condition at the end thereof; and

(C) Since 1/31/82: (a) business operations of NFM have not been less successful than in the fiscal year ended 1/31/82; (b) all transactions, except for the purchase of the two real estate parcels described below, of NFM have been in the ordinary course of conducting and expanding its business; (c) balance sheet condition of NFM has improved roughly as disclosed in its unaudited balance sheet of 7/31/83, a copy of which has been furnished to Berkshire; and (d) no dividends have been declared or paid by NFM between 7/31/83 and the closing date.

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Mrs. Rose Blumkin and Family
August 30, 1983
Page #2

(5) Immediately after the closing, Berkshire will cause NFM to offer to sell for cash, at present value, agreed to be $1 million, to former NFM stockholders, pro rata or as such former NFM stockholders may otherwise specify, two parcels of real estate in Omaha which changed plans by NFM make unnecessary for anticipated operations.

(6) If the foregoing meets your approval, kindly return counterparts of this letter signed by or on behalf of all stockholders of NFM, which will constitute this letter a contract between such stockholders and Berkshire.

Yours very truly,

BERKSHIRE HATHAWAY INC.

By [signature]
Warren E. Buffett, Chairman

ACCEPTED:

Name and Signature of NFM Stockholder	Date of Acceptance	% of Outstanding NFM Shares
Mrs. Rose Blumkin	August 30, 1983	20%
Louis Blumkin, on behalf of himself and his family	30 Aug , 1983	20%
Frances Batt, on behalf of herself and her family	August 30, 1983	20%
Cynthia Schneider, on behalf of herself and her family	August 30 , 1983	20%
Sylvia Cohn, on behalf of herself and her family	Aug 30 , 1983	20%

First National Bank of Omaha, Trustee
by [signature], Trust Officer Aug. 30, 1983

115

NEBRASKA FURNITURE MART
STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 1946

ASSETS

CURRENT ASSETS			
Cash on Hand		$ 50.00	
Accounts Receivable	$67,007.01		
Less-Reserve for Bad Debts	6,162.58	60,844.43	
Inventory		34,650.00	$ 95,544.43
FIXED ASSETS			
Furniture & Fixtures		$ 42.85	
Leasehold Improvements		22,787.90	
Truck		1,565.35	
		$24,396.10	
Less-Reserve for Depreciation		5,590.98	$ 18,805.12
OTHER ASSETS			
Loans Receivable - Simons Jewelry Co.			$ 2,000.00
Total			$116,349.55

LIABILITIES

CURRENT LIABILITIES			
First National Bank - Overdraft		$ 9,730.54	
Accounts Payable		20,612.55	
Accrued Taxes		2,742.05	
Loans Payable -			
Cynthia Schneider	$ 3,000.00		
Norman Batt	2,000.00		
Ben Magzamin	2,000.00		
Omaha National Bank	4,000.00	$11,000.00	$ 44,085.14
PARTNERS' CAPITAL & UNDIVIDED PROFIT			
Balance, January 1, 1946		$57,460.27	
Net Profit for Year 1946		29,884.42	
		$87,344.69	
Less - Withdrawals		15,080.28	
Balance, December 31, 1946			$ 72,264.41
Total			$116,349.55

116

NEBRASKA FURNITURE MART
PROFIT & LOSS STATEMENT
YEAR ENDED DECEMBER 31, 1946

			%
NET SALES		$575,096.47	100.00%
COST OF SALES			
Inventory, beginning	$ 22,789.00		
Purchases	457,834.81		
Freight	17,186.27		
Fabrication & Installation	9,730.72		
	$507,540.80		
Inventory, ending	34,650.00		
Cost of Sales		$472,890.80	82.23%
Gross Profit		$102,205.67	17.77%
Less - EXPENSES			
Accounting & Legal	$ 548.29		.10%
Advertising	5,750.19		1.00
Provision for Bad Debts	3,777.63		.66
Bank Charges	40.43		.01
Car & Truck Expense	2,000.54		.35
Commissions	434.74		.08
Depreciation	3,770.36		.66
Donations	1,067.50		.19
Drayage	57.17		.01
Dues & Subscriptions	49.00		.01
Fuel	1,175.10		.20
General Expense	2,836.75		.49
Insurance	1,543.49		.27
Interest	630.52		.11
Light, Power, Water	1,384.09		.24
Maintenance & Repair	222.25		.04
Postage	256.83		.04
Rent	9,294.00		1.62
Salaries	40,288.00		7.00
Sign Rental	600.00		.10
Stationery & Supplies	659.57		.11
Taxes	1,062.60		.18
Payroll Taxes	1,042.78		.18
Telephone & Telegraph	1,141.25		.20
Travel	1,887.60		.32
Total Expenses		$ 81,520.68	14.17%
Operating Profit		$ 20,684.99	3.60%
Add - OTHER INCOME			
Purchase Discounts	$ 5,409.33		
Carrying Charges	3,790.10	$ 9,199.43	1.60%
Net Profit		$ 29,884.42	5.20%

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PENSIONS

There are two aspects of the pension cost problem upon which management can have a significant impact: (1) maintaining rational control over pension plan promises to employees and (2) increasing investment returns on pension plan assets.

The Irreversible Nature of Pension Promises

To control promises rationally, it is necessary to understand the basic arithmetic and practical rules governing pension plans.

The first thing to recognize, with every pension benefit decision, is that you almost certainly are playing for keeps and won't be able to reverse your decision subsequently if it produces subnormal profitability.

As a practical matter, it is next to impossible to decrease pension benefits in a large profitable company - or even a large marginal one. The plan may embody language unequivocally declaring the company's right to terminate at any time and providing that contributions shall be solely at the option of the company. But the law has eroded much of the significance such "out" clauses were presumed to have, and operating practicalities render any residual rights to terminate moot.

So, rule number one regarding pension costs has to be to know what you are getting into before signing up. Look before you leap. There probably is more managerial ignorance on pension costs than any other cost item of remotely similar magnitude. And, as will become so expensively clear to citizens in future decades, there has been even greater electorate ignorance of governmental pension costs. Actuarial thinking simply is not intuitive to most minds. The lexicon is arcane, the numbers seem unreal, and making promises never quite triggers the visceral response evoked by writing a check.

In no other managerial area can such huge aggregate liabilities - which will be reflected in progressively increasing annual costs and cash requirements - be created so quickly and with so little immediate financial pain. Like pressroom labor practices, small errors will compound. Care and caution are in order.

Deceptive Arithmetic of "Promise Now - Pay Later"

If you promise to pay me $500 per month for life, you have just expended - actuarially but, nevertheless, in a totally tangible sense - about $65,000. If you are financially good for such a lifetime promise, you would be better off (if I have an average expectancy regarding longevity for one my age) handing me a check for $50,000. But it wouldn't feel the same.

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And, if you promise to pay me 1,000 hamburgers a month for life which, superficially, may sound equivalent to the previous proposition (assuming a present hamburger price of 50¢), you have created an obligation which, in an inflationary world, becomes most difficult to evaluate. This creates a risk we talk of later as an "earthquake risk". One thing is certain. You won't find an insurance company willing to take the 1,000-hamburgers-a-month obligation off your hands for $65,000 - or even $130,000. While hamburgers equate to 50¢ now, the promise to pay hamburgers in the future does not equate to the promise to pay fifty-cent pieces in the future.

So, before plans are introduced or amended, the financial consequences (particularly in a world of significant inflation which I believe to be close to a certainty)* should be clearly understood by you. Consulting actuaries are very good at making calculations. They are frequently terrible at making the assumptions upon which the calculations are based. In fact, they well may be peculiarly ill-equipped to make the most important assumptions if the world is one of economic discontinuities. They are trained to be conventional. Their self-interest in obtaining and retaining business would be ill-served if they were to become more than mildly unconventional. And being conventional on the crucial assumptions basically means accepting historical experience adjusted by a moderate nudge from current events. This works fine in forecasting such factors as mortality and morbidity, works reasonably well on items such as employee turnover, and can be a disaster in estimating the two most important elements of the pension cost equation, which are fund earnings and salary escalation.

<u>Illustrated Elemental Actuarial Principles</u>

To illustrate a few actuarial principles worth understanding, but without employing the technical jargon and the asterisks, let's use the example of your household. Assume that you, personally, make irrevocable promises to pay pensions of $300 per month for life after they reach 65 to, say, four household employees. To make it easy, let's say that they each are 55 years of age at present. If you make that promise today, you have reduced your net worth <u>today</u> by about

* My views regarding inflationary possibilities are more extreme than those of most respected observers. It is difficult to substantiate a dogmatic view, since conclusions rest more upon social and political judgments than upon economic training and analysis. You should recognize the subjective nature of the reasoning leading to my pessimistic conclusions regarding inflation over the longer term - and not be reluctant to correct accordingly.

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$70,000. (For simplicity's sake, I am ignoring some variables such as sex of employees - women live longer and therefore cost more - death before 65, etc. In calculating such factors the actuaries shine.)

Why are you immediately $70,000 poorer? Well, if you set aside a $70,000 fund now and invest it at 7% interest - and let all such interest remain in the fund to be compounded - the principal value of the fund will grow to about $140,000 in ten years when your employees reach 65. And to buy them a lifetime annuity of $3,600 per year will then cost about $35,000 each, utilizing the entire accumulated capital of the fund. So if you make the promise and it is binding - legally or morally - figure you have spent today $70,000, even though you don't have to pay out a dime of cash for ten years.

Now take it one step further and assume that your employees each are earning $600 per month but, instead of promising them $300 per month upon retirement, you promise them 50% of their salary at the time they retire. If their increases run 7.2% per year - and they probably will in the world I foresee - they will be earning $1,200 per month by the time they reach 65. And it will now cost you $70,000 each to purchase annuities for them to fulfill your promise. The actual cost, today, of modifying your promise from 50% of present pay to 50% of terminal pay was to exactly double the fund that needed to be set aside now from $70,000 to $140,000.

Many pension plans use final average pay (usually the average of the last five years, or the highest consecutive five years in the last ten years employed) and some use career average pay. I am not arguing here which should be used, but am illustrating the dramatic difference in costs that can occur because of rather minor-appearing changes in wording.

Pension costs in a labor intensive business clearly can be of major size and an important variable in the cost picture, particularly in a world characterized by high rates of inflation. I emphasize the latter factor to the point of redundancy because most managements I know - and virtually all elected officials in the case of governmental plans - simply never fully grasp the magnitude of liabilities they are incurring by relatively painless current promises. In many cases in the public area the bill in large part will be handed to the next generation, to be paid by increased taxes or by accelerated use of the printing press. But in a corporation the bill will have to be paid out of current and future revenues - with interest - and frequently with what is, in effect, a cost-of-living escalator.

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The "Earthquake Risk"

In Germany, in the great inflation of the early 1920s, the entire Daimler Benz (Mercedes) Automobile Company was selling in the market for the price of 300 motor cars. Almost all past investments were nearly worthless, and current salary levels were astronomical in relation to past history. Under such conditions, or conditions far short of such an extreme, the burden of any pension benefits owed by a business, which are based on current salary levels though related to much earlier service in employment, must be backed almost exclusively by the current value (earning power) of the business. Advance funding simply evaporates.

For example, assume that salaries (and the cost of living) are moving upward at 25% per year and the pension fund is earning 10% per year - a set of assumptions not ridiculously different from what exists in England at the moment. Under such conditions, funds put aside for retirement immediately begin to shrink in relation to promised benefits. Every month fewer hamburgers can be purchased from the funds contributed to the pension plan - even after accumulating dividends and interest on the funds.

Almost no one chooses to think about this sort of "earthquake risk" in dealing with pension plans, any more than people choose to spend much time thinking about nuclear war. It may be my earlier-mentioned bias, or my mathematical bent, but I believe some "unthinkable" inflation-related calculations should be made - and even considered - before any company assumes open-ended pension obligations guaranteeing a large number of persons absolute protection against inflation by gearing benefits without limit to final pay or escalating benefits to persons already retired, based on changes in the cost of living.

Thus, the really devastating possibility regarding private pension plans is sustained double-digit inflation. When salaries move ahead at a substantially higher rate than investment returns and benefits are tied to final salaries (or, even more expensively, cost-of-living increases after retirement as in recent rubber and aluminum contracts), it is virtually impossible to pre-fund obligations. Like it or not, you become much like the Social Security Fund, absent the power to tax. Should that occur, future purchasers of the products of the company must be willing to do so at prices that reflect not only the wages of current workers, but the promises to past workers. Some businesses will have economic characteristics allowing them to pass along these costs, but others will have major troubles. On balance, I believe we are in relatively favorable businesses under

121

such circumstances. I do not believe this problem can be solved by the investment process. I mention it for completeness, not because I have answers - and to urge caution in making pension benefit promises subject to dramatic escalation through substantial attrition in the purchasing power of money.

Now let's look at funding and investment behavior appropriate to an economic world at least reasonably similar to the past, recognizing that such a world is far from a certainty.

The Investment Management Problem Inherent in All Pension Plans

Once having committed to provide pensions, how do we pay? The law and prudent business practice mandate that we start putting aside funds on a fairly orderly and consistent basis from which we can fulfill our promises. In this manner we pay the employee currently while he is being productive for the company, and we simultaneously set up a savings account (collectively, not individually) which will accumulate at interest so as to purchase an annuity (not actually "purchased" in most plans, of course, just assured by the pension fund) for him at retirement which will discharge our promise to pay him throughout his non-productive years. Thus, our current cost and current cash requirements (if our estimates are accurate as to what we will earn on the savings account as well as other estimates regarding turnover, salary escalation, longevity, etc.) will reflect his total lifetime employment costs to us spread rather evenly over his productive years.

(This advance funding treatment, matching full current costs against current production, contrasts with the Social Security Plan's program which essentially taxes current producers to pay current non-producers. This simply means moving a portion of current national output of goods and services over from those who produced it to those who are non-producing, and to whom promises have been made. If such a system had been in effect for a very long time, the demographic profile remained fairly constant, the promises remained fairly constant, and there was no inflation, the net effect from such a pay-as-you-go approach would not substantially differ from an advance funding basis. However, these conditions do not exist which may make for various problems - including some that exacerbate inflation and thus have negative fall-out for the economics of private plans.)

Because a business corporation, unlike the Federal government, has to create a "savings account" - an investment accumulating and investment

122

management operation of some sort - to properly fund its pension plan, it must make investment management decisions with respect to pension plan assets.

The History of Corporate Pension Plan Management
Act One - The Awakening

A few decades ago pensions were a relatively new thing at most companies, so that the "savings accounts" were in their formative stages and therefore much smaller. Furthermore, promises were fractions of those presently made, so that the amount eventually required in the savings account to purchase the required annuity at retirement was correspondingly smaller.

Thus the amounts paid into pension funds ("savings accounts") were largely forgotten so far as managerial responsibility was concerned until the great awakening of the 1960s. At that time managements noticed:

(1) The funds had grown to the point where they sometimes were 25% to 50% of the net worth of the company - often making the assets employed in the savings account larger than those employed in the company's largest division. Here are a few figures which I have handy from year-end 1972:

Company	(In Millions) Corporate Net Worth	Pension Fund Assets
A & P	$ 599	$ 236
DuPont	3,268	1,817
Firestone	1,251	423
IBM	7,565	1,023
U. S. Steel	3,577	2,239

So, while U. S. Steel had a visible $3.6 billion in net operating assets which management probably spent 99% plus of their business hours thinking about, they had $2.2 billion in the "bank", whose economic results would impact future values for the shareholders, dollar for dollar, with the economic results of the steel assets. There literally were years when the savings account earned more than was earned out of all operating assets of the steel business. (In fairness to U. S. Steel, it should be mentioned that they were one of the pioneers in recognizing the importance of pension assets - and have done a better-than-average job through in-house management.)

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(2) The returns actually realized on the "savings account" had an enormous impact on costs. A sustained 1% change in earning rate could easily swing the annual cost to the contributing company by 15%.

(3) During a period when equities had produced fabulous returns, many of the plans had been invested largely in bonds - which not only bore low fixed rates of 3% to 5% in the earlier periods, but also had suffered significant shrinkages in market values as interest rates increased secularly. (If interest rates go up, bond prices must go down - and if the bonds are long-term and the rates rise sharply, prices go into a power dive.)

(4) Many managements thus saw their largest division earning dismal rates of return with substantial market value shrinkage in the bond component, while all around them high returns were being realized from stocks with little apparent effort or talent. If a company had $100 million invested in its engine division earning 12% by managerial zeal and ingenuity, why tolerate $100 million in its pension fund "division" poking along at only 4% because of inattention - particularly when increasing the $4 million to some larger figure would have the same impact in future earnings for owners as raising margins on engines. Intensive effort on production, research and sales might only produce an increase from 12% to 13% in the engine area, since decisions already had been so near to optimal, but it was easy to imagine 4% becoming 10% in the pension fund area if just average results were attained in equity investment. And, of course, who would settle for being just average?

<u>The History of Corporate Pension Plan Management</u>
<u>Act Two - The Great Leap</u>

And so the hunt was on. Wall Street abhors a commercial vacuum. If the will to believe stirs within the customer, the merchandise will be supplied - without warranty. When franchise companies are wanted by investors, franchise companies will be found - and recommended by the underwriters. If there are none to be found, they will be created. Similarly, if above-average investment performance is sought, it will be promised in abundance - and at least the illusion will be produced.

Initially those who know better will resist promising the impossible. As the clientele first begins to drain away, advisors will argue the unsoundness of the new trend and the strengths of the old methods. But

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when the trickle gives signs of turning into a flood, business Darwinism will prevail and most organizations will adapt. This is what happened in the money management field.

The banks had traditionally been the major money managers (leaving aside insured plans) and, by and large, their investing as well as their communication had been lackluster. They felt obliged to seek improvement, or at least the appearance of improvement, as corporate managers searched for yardsticks by which to make their decisions as to whom care of this newly discovered giant "division" should be granted. The corporate managers naturally looked for groups with impressive organizational charts, lots of young talent, hungry but appropriately conscious of responsibility, (heavy on MBAs from good schools), a capacity for speed in decision making and action - in short, organizations that looked something like they perceived themselves. And they looked for a record of recent performance.

Unfortunately, they found both.

A little thought, of course, would convince anyone that the composite area of professionally managed money can't perform above average. It simply is too large a portion of the entire investment universe. Estimates are that now about 70% of stock market trading is accounted for by professionally managed money. Any thought that 70% of the environment is going to substantially out-perform the total environment is analagous to the fellow sitting down with his friends at the poker table and announcing: "Well, fellows, if we all play carefully tonight, we all should be able to win a little."*.

So, clearly the almost universal expectations of above-average performance in pension fund management were doomed to disappointment. These disappointments were certain to be amplified by a corollary affliction that frequently accompanies pressure for investment performance - higher turnover rates. It is difficult to measure turnover

* An interesting example of this line of thinking (sub-species: wishful) occurs in the April, 1975, Conference Board "Trends in Pension Fund Administration" article which Marty sent me the other day. In a carefully written "Investment Guidelines" statement by a manufacturing company, it is announced: "We believe it is reasonable to expect long-term results superior to the usual market indexes, and the S & P 500 in particular. Specifically, we look for performance better than this index in all types of market environments." And yes, Virginia, maybe every football team can have a winning season this year.

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costs with precision, but they certainly must run at least 2% on average when applied to the round trip of purchase and sale. If an investment manager, striving for not only acceptable quarterly performance but also for the appearance of behaving as other highly-thought-of managers are known to be behaving,* moves aggressively to keep his portfolio in the "right" stocks, he easily can average turnover rates of 25% per year. When the performance rage peaked, drastically higher turnover figures were recorded with some managers.

In any event, a 25% turnover rate among professionals as a group, with 2% costs attached to such turnover, reduces group performance by 1/2 of 1% per annum ($1½ billion per year on $300 billion of assets). This means that, instead of chance dispersal of results causing half of all managers to fall above the unmanaged performance level (which has no transaction costs) and half to be below, the frictional drag of turnover costs causes well over half to perform worse than what "average" might be assumed to be.

For the reasons set forth above, almost all recent investment management performance by pension funds of large corporations has been fair to poor. Specifically, the Becker study (most comprehensive of all pension investment measuring services) reports the following:

	Overall Annual Return	
	S & P 500	Becker Median Result*
Last 3 market cycles, (6/30/62 to 12/31/74)	5.3%	4.1%
Last 2 market cycles, (9/30/66 to 12/31/74)	2.1%	0.4%
Last single market cycle, (6/30/70 to 12/31/74)	2.2%	(0.3%)

*Excludes bond segment of portfolios so that equity management only is measured against the equity yardstick.

* In the short term, it frequently is better to look smart than to be smart, particularly if your employment is to be decided by a rather brief interview. If the fans are going to decide your hiring status based on only a few swings, it is prudent to develop a batting style that will remind them of Joe DiMaggio or Ted Williams, even if long-range your percentage of solid hits with that style is small and you know you obtain better results batting cross-handed.

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Is There Hope? Can a Wise Corporation Assure Superior Investment Performance for its Pension Plan?

If above-average performance is to be their yardstick, the vast majority of investment managers must fail. Will a few succeed - due either to chance or skill? Of course. For some intermediate period of years a few are bound to look better than average due to chance - just as would be the case if 1,000 "coin managers" engaged in a coin-flipping contest. There would be some "winners" over a 5 or 10-flip measurement cycle. (After five flips, you would expect to have 31 with uniformly "successful" records - who, with their oracular abilities confirmed in the crucible of the marketplace, would author pedantic essays on subjects such as pensions.)

In addition to the ones benefitting from short-term luck, I believe it possible that a few will succeed - in a modest way - because of skill. I do not believe they can be identified solely by a study of their past record. They may be operating with a coin that they know favors heads, and be calling heads each time, but their bare statistical record will not be distinguishable from the larger group who have been calling flips indiscriminately and have been lucky - so far.

It may be possible, if you know a good deal about investments as well as human personality, to talk with a manager who has a decent record and find that he is using methods which really give an advantage over other investors, and which appear to be likely to provide continued superiority in the future. This requires a very wise and informed client - and even then is not free from pitfalls.

For openers, there is one huge, obvious pitfall. I am virtually certain that above-average performance cannot be maintained with large sums of managed money. It is nice to think that $20 billion managed under one roof will produce financial resources which can hire some of the world's most effective investment talent. After all, doesn't the big money at Las Vegas attract the most effective entertainers to its stages? Surely $50 million annually of fees on $20 billion of managed assets will allow (a) an array of industry specialists covering minute-by-minute developments affecting companies within their purview; (b) top-flight economists to study the movement of the tides; and (c) nimble, decisive portfolio managers to translate this wealth of information into appropriate market action.

It just doesn't work that way.

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Down the street there is another $20 billion getting the same input. Each such organization has its own group of bridge experts cooperating on identical hands - and they all have read the same book and consulted the same computers. Furthermore, you just don't move $20 billion or any significant fraction around easily or inexpensively - particularly not when all eyes tend to be focused on the same current investment problems and opportunities. An increase in funds managed dramatically reduces the number of investment opportunities, since only companies of very large size can be of any real use in filling portfolios. More money means fewer choices - and the restriction of those choices to exactly the same bill of fare offered to others with ravenous financial appetites.

In short, the rational expectation of assuring above average pension fund management is very close to nil.

Illustrations of Reality in Pension Fund Investment Management

I recently received some interesting figures from a pension fund involving about $250 million of assets. The 9-1/2 year record through June 30, 1975 of the three major banks involved (managing $20 - $50 million per bank) follows, compared to "average" as defined in two ways, the S & P 500 and the D-J Industrials:

	Annual Compounded Rate of Return (including Dividends)
Dow-Jones Industrials	+2.8%
S & P 500	+3.8%
Continental Illinois	+1.8%
First National City	+1.0%
Morgan Guaranty	+3.4%

Until recently, Chase had managed a comparable segment of the funds but was terminated because of poor performance - probably worse than the other banks shown above. Each percentage point plus or minus affected this fund by about $2 to $4 million over the time period measured.

A further interesting calculation was made. On June 30, of the portfolio held by Continental, 64% of the securities held, measured by market value, also were in the Morgan portfolio and 44% were duplicated in the First National City portfolio. Similar overlap was demonstrated in other ways.

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I am familiar enough with the record of this fund to state that no unusual constraints have been placed on the managers, and no special factors have to be recognized to interpret the numbers.
I believe that Morgan's above-average record here, compared to that of other large banks, is typical of its relative performance at other pension funds. I also feel the predictive value of that relative standing to be low.

Pensions & Investments magazine recently rated the 35 largest banks for which five-year performance records of commingled equity funds were available. Ten did as well as or better than the S & P, consistent with what might be expected according to probability theory if everyone were operating solely according to chance and there was a modest drag on performance caused by transaction costs. More importantly, I know of no set of statistics which would demonstrate any opposite view relating to managers handling large amounts of money.

The evidence all seems to confirm that it is unwise to expect above-average investment results from a corporate pension plan, conventionally managed.

Major Options in Pension Fund Management

With respect to pension fund investments in securities, several paths can be followed, singly or in combination:

(1) One or more large conventional money managers may be retained, with the expectation that performance will be slightly poorer than "average" because of costs involved. If the manager is very large and conventional - any major bank will do - directors of the corporation should run no risk of imprudent behavior as fiduciaries under the new ERISA statute. Conventional behavior is safe - even when the potential litigants have the benefit of hindsight. If we should go this route, I see no reason to change from Morgan.

(2) Management in security selection can be, in essence, abandoned by simply creating a portfolio which is equivalent to "average". This minimizes turnover and management costs, and probably accomplishes about the same result as (1) - perhaps with just a touch more potential liability for results, since a tacit admission has been made that no effort is being expended to "manage". Several funds have been established fairly recently to duplicate the averages, quite explicitly embodying

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the principle that no management is cheaper, and slightly better than average paid management after transaction costs. This policy could be implemented by participating in such funds, or on a do-it-yourself basis.

(3) A manager can be found handling smaller amounts whose record has been good for the right reasons.

Then hope that no one else finds him.

Good records of any type usually have attracted massive money flows - whether the record was based on unusual skill, luck, or even, occasionally, semi-fraudulent activity which has "manufactured" the record. Even those records which I believe to have been based at least partially on skill have wilted when subjected to torrents of money.

A further problem is that in no case were the superior records I have observed based upon institutional skills which could be maintained despite changes in the faces. Rather, the good results have been accomplished by a single individual or, at most, a few, working in fairly specialized areas in which the great bulk of investment money simply had no interest. It has been very difficult to out-think the pack on General Motors, IBM, Sears, etc. Rather, the unusual records - and there have been few that have been maintained - have been achieved by those who have worked relatively neglected fields in which competition was light.*

Many pension funds, including the fund to which I referred earlier, have attempted to find superior but relatively unknown managers still working with small sums. This often involves dozens of interviews and usually comes down to the past record,

* Your win-loss percentage in tennis will not be determined by the absolute level of ability that you possess. Rather, it will be determined by your ability to select inferior opponents. If you select with care it will be quite easy to attain a winning percentage higher than, say, Cliff Richey while he is playing on the tour. Application of this principle is the key element in bridge, poker, or investments. (Harder to apply in the latter, however - it is easier to identify a couple of palookas at the bridge table.)

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particularly the recent past, plus an articulate practitioner who "looks" reasonable and respectable. In my opinion, based only on impressions, the overall record from this selection process has been poor and very likely worse than the mildly below-average record of the major money manager.

The reason isn't too hard to see (particularly with a rear view mirror). Much of Wall Street is a succession of fashions. Obviously some individuals will have hit the most recent fashion, and their record will look correspondingly good - maybe sensationally good if they have a reckless streak and have played a particular trend very hard. But fashion-hitting never has been successfully maintained, to my knowledge. And the manager primarily selected for recent hot performance knows what he is expected to do. He is to perform - and quickly. So the new small manager's decisions frequently are characterized by high turnover, major mistakes, even more furious activity to catch up, etc. It has not happened every time, but my hunch is that the sum total performance of the relatively unknown go-go managers for pension funds has been worse than the lumbering, stiff-legged minuet performed by the major banks.

(4) A fixed income (bonds) investment strategy can be followed, which presently allows returns of about 9% per annum that can be locked in for some time. This option currently is becoming somewhat more popular, should be quite defensible under ERISA, and will look good or bad, depending upon what returns from equity holdings develop over the next decade or two. This essentially is the same decision that was made by default several decades ago by many companies, except the rates then were 4% instead of 9%. I do not recommend an attempt by us to go back and forth from bonds to stocks. This is a skill possessed by few, if any - and certainly not by a group. If we could master this particular form of alchemy, there would be little reason to do anything else.

The comfort level produced by this option is likely to be high under any conditions except high rates of inflation - which will produce distress under all of the options discussed herein.

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(5) My final option - and the one to which I lean, although not at anything like a 45-degree angle - is mildly unconventional, thereby causing somewhat more legal risk for directors.* It may differ from other common stock programs, more in attitude than in appearance, or even results. It involves treating portfolio management decisions much like business acquisition decisions by corporate managers.

The directors and officers of the company consider themselves to be quite capable of making business decisions, including decisions regarding the long-term attractiveness of specific business operations purchased at specific prices. We have made decisions to purchase several television businesses, a newspaper business, etc. And in other relationships we have made such judgments covering a much wider spectrum of business operations.

Negotiated prices for such purchases of entire businesses often are dramatically higher than stock market valuations attributable to well-managed similar operations. Longer term, rewards to owners in both cases will flow from such investments proportional to the economic results of the business. By buying small pieces of businesses through the stock market rather than entire businesses through negotiation, several disadvantages occur: (a) the right to manage, or select managers, is forfeited; (b) the right to determine dividend policy or direct the areas of internal reinvestment is absent; (c) ability to borrow long-term against the business assets (versus against the stock position) is greatly reduced; and (d) the opportunity to sell the business on a full-value, private-owner basis is forfeited.

These are important negative factors but, if a group of investments are carefully chosen at a bargain price, it can minimize the impact of a single bad experience in, say, the management area, which cannot be corrected. And occasionally there is an

* I am leaving most of the legal discussion out of this memo - partly due to space considerations and partly because it is not my field. In general, the safest course is to behave as most others are behaving - and to trust in the expertise of large, well-regarded conventional organizations. I also believe it is defensible - although not as automatically defensible - to diversify among a group of well-financed entrenched businesses purchased at reasonable valuations of earnings and assets.

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offsetting advantage which can be of very substantial value - <u>but for which nothing should be paid at the time of purchase</u>. That relates to the periodic tendency of stock markets to experience excesses which cause businesses - when changing hands in small pieces through stock transactions - to sell at prices significantly above privately-determined negotiated values. At such times, holdings may be liquidated at better prices than if the whole business were owned - and, due to the impersonal nature of securities markets, no moral stigma need be attached to dealing with such unwitting buyers.

Stock market prices may bounce wildly and irrationally but, if decisions regarding internal rates of return of the business are reasonably correct - and a small portion of the business is bought at a fraction of its private-owner value - a good return for the fund should be assured over the time span against which pension fund results should be measured.

It might be asked what the difference is between this approach and simply picking stocks a la Morgan, Scudder, Stevens, etc. It is, in large part, a matter of attitude, whereby the results of the business become the standard against which measurements are made rather than quarterly stock prices. It embodies a long time span for judgment confirmation, just as does an investment by a corporation in a major new division, plant or product. It treats stock ownership as business ownership with the corresponding adjustment in mental set. And it demands an excess of value over price paid, not merely a favorable short-term earnings or stock market outlook. General stock market considerations simply don't enter into the purchase decision.

Finally, it rests on a belief, which both seems logical and which has been borne out historically in securities markets, that intrinsic business value is the eventual prime determinant of stock prices. In the words of my former boss: "In the short run the market is a voting machine, but in the long run it is a weighing machine."

Specifically, it probably is possible to invest the $12 million in our pension fund in a dozen businesses (maybe more; ERISA emphasizes diversification) with current intrinsic value (measured by private-owner valuations and transactions) attributable to our investment of, say, $20 million and current earnings of at least $1.5 million. The portion of such earnings paid out to us clearly is worth 100 cents on the dollar, and a reasonable

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batting average by the managements of companies in which we invest should result in the portion reinvested having similar value. If this is the case, such a "pension division" operation will produce better returns than bond investment at current rates.

The main long-term risk would be that future returns on capital obtained by our "division managers" would turn sour. In some individual case that undoubtedly would prove true. It might well be that there also would be a favorable surprise or two. That is true of any acquisition program. The one substantial advantage that this "division" would have would be attractive purchase prices - far below those available for purchasers of entire businesses. If purchases could not be made on such a "bargain" basis, we simply would wait until they could. A second advantage would be the flexibility provided by a public stock market, allowing portions of business operations to be acquired or divested much more easily than entire operating businesses.

It must be emphasized that measurement of this program would have to be based on the progress in our share of earnings and assets of the constituent companies - not short-term market movements. We would expect substantial increases in earnings, dividends and asset values over, say, a decade just as we expect with our operating divisions at Washington Post. We would, in mental approach, have created a new diversified division, currently capitalized at about $12 million, which is expected to earn a better-than-bond rate with which to eventually pay retired employees. In a sense, this is what was done in the profit-sharing fund when it accumulated Washington Post stock throughout earlier years - basically a wise decision because the business earned very well internally and thereby grew in value at a substantial rate. It was an attractive partially-owned business, acquired at an attractive price. Until market prices were introduced, which complicated things, the funds built up through this self-owning division were significantly larger than would have been achieved by buying bonds or the general run of common stocks.

If it should be decided to implement such a policy, recommendations should be obtained from qualified analysts who clearly understand our rather unusual selection criteria. This could be handled on a quite infrequent basis.

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As mentioned earlier, a policy also could be followed combining more than one option. Most combinations have been (1) and (3), or (1) and (4), but (4) and (5) could well be more logical.

Pension Asset Management in the Scale of Business Priorities

Of course, the desirability of even considering something non-conventional (not to be equated with more risk; the exclusive benefit provision of ERISA requires fiduciaries to discharge their duties "solely in the interests of the participants and beneficiaries") relates to the relative impact pension results can have on overall earnings. One of my friends always reminds me: "If a thing's not worth doing at all, it's not worth doing well." If our pension assets were $1 million and likely to grow only a few hundred thousand dollars a year, it would be ridiculous to think of any activity that might incur even unwarranted criticism, let alone litigation. On the other hand, if we had U. S. Steel's pension situation, we might want to make a truly top priority project out of pension asset management (as they have), even if we might slightly increase personal risks to directors by so doing.

We fall in between although, if you look through to the plans to which we contribute but don't manage (Guild, mechanical, etc.)* we are moving more in the direction of U. S. Steel. It is likely that within ten years we will have $40 million in our direct pension "division" and further substantial sums in other plans presently on an indirect basis. Earnings of businesses purchased through this "division" should run at least $5 million per year.

* In prior years it was felt that by limiting contributions to union plans to so much per shift, or per hour, management was relieved of responsibility for any specific level of benefits, as well as pension fund administration. The shield of this "hands off" position is eroding and we should recognize that we may well have responsibility at some future date for benefits promised under these plans, which we originally thought involved only defined contributions. With this in prospect, we may wish to gain at least partial command over fund investments in this area.

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Summing up:

(1) If the economic world turns out to be one of sustained double-digit inflation - probably still unlikely but not unthinkable - among the carnage will be private pension plans. The investment process can do little to modify that disaster. Hope lies mainly in the care with which past promises have been made, and the ownership of a business whose economic characteristics allow pass-through pricing which includes a large part of past labor costs, as well as full current costs.

(2) In a more orderly world, the care with which promises have been worded remains important, but on a scale that diminishes as inflation moderates. Conventional approaches to money management should not be expected to produce above average results. But average will be perfectly acceptable at low inflation rates.

(3) A mildly non-conventional investment approach, emphasizing a business approach to security selection, gives some opportunity for long-term results slightly above average without corresponding increase in investment risk.

Warren E. Buffett

October 14, 1975

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BERKSHIRE HATHAWAY INC.

DIRECTORS	OFFICERS
WARREN E. BUFFETT, Chairman and CEO of Berkshire

WARREN E. BUFFETT, Chairman and CEO

CHARLES T. MUNGER, Vice Chairman

MARC D. HAMBURG, Senior Vice President and CFO

SHARON L. HECK, Vice President, Secretary

DANIEL J. JAKSICH, Vice President, Controller

MARK D. MILLARD, Vice President

KERBY S. HAM, Treasurer

REBECCA K. AMICK, Director of Internal Auditing

CHARLES T. MUNGER, Vice Chairman of Berkshire
HOWARD G. BUFFETT, President of Buffett Farms
STEPHEN B. BURKE, Chief Executive Officer of NBCUniversal, a media and entertainment company.
SUSAN L. DECKER, Former President of Yahoo! Inc., an internet company.
WILLIAM H. GATES III, Co-Chair of the Bill and Melinda Gates Foundation
DAVID S. GOTTESMAN, Senior Managing Director of First Manhattan Company, an investment advisory firm.
CHARLOTTE GUYMAN, Former Chairman of the Board of Directors of UW Medicine, an academic medical center.
DONALD R. KEOUGH, Chairman of Allen and Company Incorporated, an investment banking firm.
THOMAS S. MURPHY, Former Chairman of the Board and CEO of Capital Cities/ABC
RONALD L. OLSON, Partner of the law firm of Munger, Tolles & Olson LLP
WALTER SCOTT, JR., Chairman of Level 3 Communications, a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing.
MERYL B. WITMER, Managing member of the General Partner of Eagle Capital Partners L.P., an investment partnership.

Letters from Annual Reports (1977 through 2013), quarterly reports, press releases and other information about Berkshire may be obtained on the Internet at www.berkshirehathaway.com.

BERKSHIRE HATHAWAY INC.

Executive Offices  —  3555  Farnam  Street,  Omaha,  Nebraska  68131